Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NOBLE INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)

               Michigan                                 3714                                38-3139487
   (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    incorporation or organization)           Classification Code Number)

                     33 Bloomfield Hills Parkway, Suite 155
                        Bloomfield Hills, Michigan 48304
                                 (810) 433-3093

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Michael C. Azar
                     33 Bloomfield Hills Parkway, Suite 155
                        Bloomfield Hills, Michigan 48304
                                 (810) 433-3093
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                Teresa Tormey Fineman, Esq.                                Henry O. Smith III, Esq.
         Bruck & Perry, A Professional Corporation                  Proskauer Rose Goetz & Mendelsohn LLP
            500 Newport Center Drive, Suite 700                                  1585 Broadway
              Newport Beach, California 92660                              New York, New York 10036
                       (714) 719-6000                                           (212) 969-3000

              Approximate date of commencement of proposed sale to
           the public: As soon as practicable after this Registration
                          Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

=====================================================================================================================
                      Title of each class of                           Proposed maximum            Amount of
                    securities to be registered                    aggregate offering price     registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value(2)...............................       $            26,565,000     $          8,050
---------------------------------------------------------------------------------------------------------------------
Representative's Warrants...................................       $                 1,650                    1
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value(3)(4)............................       $             2,772,000     $            840
---------------------------------------------------------------------------------------------------------------------
 Total......................................................................................   $          8,891
=====================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)      Includes up to    shares issuable pursuant to the Underwriters'
         over-allotment option.

(3)      Issuable upon exercise of the Representative's Warrants.

(4) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional indeterminate number of shares of common stock, no par value, as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS         SUBJECT TO COMPLETION, DATED MAY 14, 1997

                                          Shares

                                  [LOGO] NOBLE
                                         INTERNATIONAL, LTD

                                  COMMON STOCK

         All of the shares of common stock, no par value (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by Noble International, Ltd. ("Noble" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $ and $ per share. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting." The closing of the Offering is conditioned upon the prior or concurrent acquisition by the Company of the outstanding capital stock of Utilase, Inc. See "Use of Proceeds" and "Certain Transactions." The Company intends to apply for listing of the Common Stock on the American Stock Exchange under the symbol [" "].

         See "Risk Factors" beginning on page 7 of this Prospectus for information that should be considered by prospective purchasers of the Common Stock offered hereby.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                                              Underwriting Discounts               Proceeds to
                                   Price to Public              and Commissions (1)                Company (2)
----------------------------------------------------------------------------------------------------------------------
Per Share....................        $                            $                                $
----------------------------------------------------------------------------------------------------------------------
Total (3)....................        $                            $                                $
======================================================================================================================

(1) Does not include accountable expenses payable to BlueStone Capital Partners, L.P. and , as representatives (the "Representatives") of the several underwriters (the "Underwriters") or warrants to purchase shares of Common Stock issuable to the Representatives (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $ , including the Representative's non-accountable expense allowance, or $ if the Underwriters' Over-allotment Option (as defined below) is exercised in full.

(3) The Company has granted the Underwriters an option (the "Over-allotment Option"), exercisable within 45 days after the date of this Prospectus,
         to purchase up to an aggregate of    additional shares of Common
         Stock, on the same terms set forth above, solely to cover over-allotments, if any. If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and
         Commissions, and Proceeds to the Company will be $   , $   , and $   ,
         respectively. See "Underwriting."

         The shares of Common Stock are being offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made against payment therefor at the offices of BlueStone Capital Partners, L.P. 575 Fifth Avenue, New York, New York 10017,
on or about        , 1997.

                        BlueStone Capital Partners, L.P.

                  The date of this Prospectus is        , 1997.

                                    [PHOTOS]





         Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including placing stabilizing bids or effecting purchases of the Common Stock in the market, through syndicate short covering transactions and through the imposition of penalty bids by the Representative and/or the Underwriters. For a description of these activities, see "Underwriting."

         The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent auditors and will make available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the "Company" or "Noble" refers to Noble International, Ltd. and its subsidiaries as of the closing of the Offering (including Prestolock, Monroe, Vassar, Skandy, DCT, UPP and Utilase, all as defined below). "Prestolock" refers to Prestolock International, Ltd.; "Monroe" refers to Monroe Engineering Products, Inc.; "Vassar" refers to Cass River Coatings, Inc., dba Vassar Industries; "Skandy" refers to Skandy Corp.; "DCT" refers to DCT Component Systems, Inc.; "UPP" refers to Utilase Production Process, Inc. and "Utilase" refers to Utilase, Inc. dba Utilase Blank Welding Technologies. The Company has not yet consummated the Utilase Acquisition (as defined), which is a condition to the consummation of the Offering. Except with respect to historical financial statements and unless the context indicates otherwise, all of the companies acquired or to be acquired pursuant to the Acquisitions (as hereinafter defined) prior to or concurrently with the consummation of the Offering, are included in the description of the Company as set forth in this Prospectus.

         Except as otherwise indicated herein, the information contained in this Prospectus assumes that the Underwriters' Over-allotment Option and the Representative's Warrants are not exercised. All information in this Prospectus has been adjusted to give effect to a for 1 split of the Common Stock effected on , 1997. All outstanding share information herein excludes shares currently held in escrow in connection with the Utilase Acquisition, which shares will be cancelled on the date of the closing of the Utilase Acquisition which is expected to occur concurrently with the closing of the Offering. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

The Company

         The Company is a diversified automotive component supplier which manufactures a variety of components and provides design, planning, engineering, assembly and value-added processing services to original equipment manufacturers ("OEMs") such as General Motors Corporation ("GM"), Chrysler Corporation ("Chrysler") and Ford Motor Company ("Ford") (collectively, the "Big Three"), to U.S. subsidiaries of foreign OEMs such as Mitsubishi Motors Manufacturing of America ("Mitsubishi") and to direct suppliers of OEMs ("Tier I suppliers"). Management has made six recent acquisitions in order to obtain design, engineering, manufacturing and assembly capabilities in an effort to achieve the Company's goal of becoming a full service supplier of automotive assemblies and integrated systems.

         The Company has entered into a definitive agreement to acquire all of the outstanding capital stock of Utilase, a leading producer of laser-welded tailored blanks for the automotive industry. A tailored blank consists of two or more flat steel sheets of different thicknesses, or alloys and/or coatings which are edge welded together for later stamping. The use of laser welding technology to produce tailored blanks provides significant cost, weight and safety benefits as compared to the use of conventional manufacturing techniques. Management believes that the production of laser-welded tailored blanks is one of the fastest growing segments of the automotive component supply business and is at an early stage in its application. Utilase has developed certain proprietary technology, equipment and methodologies for laser welding, which the Company believes provide significant competitive advantages. The Company will acquire Utilase simultaneously with the consummation of the Offering.

         The Company's other operations include: designing, engineering and assembling automobile glovebox latches under the brand name Prestolock(R); manufacturing automotive components utilizing progressive die stampings; painting and coating automotive components; providing other value-added services such as welding, cutting and drilling, prototyping and mold design and construction; and the distribution of components used in machine tools and other industrial equipment.

         The automotive component supply industry is undergoing significant changes, including the consolidation and globalization of suppliers to the Big Three. Management believes that the Big Three, other OEMs and larger Tier I suppliers will increasingly seek suppliers which are able to provide broad product lines, higher value-added products, low cost and reliable delivery. The Big Three also have been actively reducing their supplier base to those who accept significant responsibility for product management and meet increasingly strict standards for product quality, on-time delivery and cost containment. These suppliers are expected to control all aspects of the production of automotive assemblies and integrated systems, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant.

         Many Tier I suppliers, as well as suppliers to Tier I suppliers ("Tier II suppliers"), do not have the resources, or in some cases the willingness, to meet these changing standards and it is anticipated that the Tier I supplier market will progressively be divided among a decreasing number of key suppliers. The Company's objective is to become a full-service supplier of automotive assemblies and integrated systems by capitalizing on the continuing trend toward supplier consolidation. The key element of the Company's strategic plan is the identification of new ways to assist OEMs and Tier I suppliers in meeting their out-sourcing needs. The Company intends to implement its strategic plan through the adoption of a systems approach, the acquisition of new technologies and the pursuit of opportunistic acquisitions. The Company's acquisition strategy is to seek continued growth through the selective acquisition of established businesses to which management can apply its resources and to the opportunistic acquisition of growth businesses such as Utilase. The Company's acquisition strategy focuses on identifying companies for acquisition as a way of expanding into new markets, adding customers, providing additional product, manufacturing and service capabilities or increasing automotive model penetration with existing customers. The Company believes that implementation of its plan should result in both increased sales volumes with existing customers and the creation of new business.

         Based upon its experience with prior acquisitions, the Company believes that significant opportunities exist to increase the value of acquired companies by improving operating efficiency and achieving cost reductions. The Company may further diversify its holdings by seeking acquisition candidates which are not strategic to its automotive portfolio. Opportunistic acquisitions will be considered if management believes in the future of a company's product and can identify new management, or rely upon existing management, to develop a business plan which defines a path to increased future earnings.

         The Company was founded in 1993 for the purpose of implementing a strategic acquisition program. The Company completed its first acquisition in February 1994 by acquiring the assets of Prestolock, Inc. (the "Prestolock Acquisition"). In January 1996, the Company completed the acquisitions of all of the outstanding shares of Vassar (the "Vassar Acquisition") and Monroe (the "Monroe Acquisition"). In July 1996, the Company acquired a minority interest in DCT as well as rights to purchase the balance of the outstanding shares of DCT, which rights the Company intends to exercise on or about July 30, 1997 (the "DCT Acquisition"). In January 1997, the Company acquired all of the outstanding capital stock of Skandy Corp. (the "Skandy Acquisition"). In February 1997, the Company, through UPP, acquired certain assets of Utilase (the "UPP Acquisition"). Concurrently with or prior to the closing of the Offering, the Company will acquire all of the outstanding shares of Utilase, which the Company intends to operate under the name Utilase Blank Welding Technologies (the "Utilase Acquisition"). The Prestolock Acquisition, Vassar Acquisition, Monroe Acquisition, DCT Acquisition, Skandy Acquisition, UPP Acquisition and Utilase Acquisition are sometimes collectively referred to herein as the "Acquisitions."

         The Company is a Michigan corporation and was incorporated on October 3, 1993. The Company maintains its principal executive office at 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304, and its telephone number is (810) 433-3093.

The Offering

         Common Stock offered by the Company..............................            shares

         Common Stock outstanding prior to the Offering...................            shares

         Common Stock outstanding upon completion of the Offering.........            shares

         Use of Proceeds.................................................. Acquisition of Utilase, payments in connection with the UPP, Vassar and
                                                                           Monroe Acquisitions, reduction of
                                                                           financial institution debt, capital
                                                                           expenditures and repayment of a
                                                                           shareholder loan.  See "Use of
                                                                           Proceeds."

         Proposed AMEX symbol............................................. ["          "]

         Risk factors..................................................... Prospective purchasers should carefully consider the factors
                                                                           discussed under "Risk Factors."

Summary Pro Forma Financial Data

         The following sets forth summary pro forma financial data for the Company as of and for the year ended December 31, 1996 and have been prepared to illustrate the effects of the Acquisitions and the Offering as if all of such transactions had occurred as of January 1, 1996 with respect to the statement of operations information and as of December 31, 1996 with respect to the balance sheet information. The Acquisitions are reflected using the purchase method of accounting for business combinations. The pro forma financial data are provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if these transactions had been effected on the dates indicated. The pro forma financial data is based upon preliminary estimates of values and transaction costs. The actual recording of the transactions will be based on final values and transaction costs. Accordingly, the actual recording of the transactions can be expected to differ from the pro forma financial data. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data," "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.

Pro Forma Combined Statement of Operations Information:

                                               Year Ended December
                                                    31, 1996
                                              ---------------------
                                              (in thousands, except
                                                  per share data)
Net sales ..................................        $ 48,480
Cost of goods sold .........................          36,837
                                                    --------
Gross profit ...............................          11,643
Selling, general and administrative expenses           9,147
                                                    --------
Operating profit ...........................           2,496
Interest expense ...........................           2,456
Other (income), net ........................            (369)
                                                    --------
Earnings before income taxes ...............             409
Income tax expense .........................             139
                                                    --------
Net earnings ...............................        $    270
                                                    ========
Pro forma net earnings per share
Weighted average common and common equivalent
 shares outstanding .........................
 EBITDA(1) ..................................          6,099

Pro Forma Combined Balance Sheet Information:

                                              December 31, 1996
                                              -----------------
                                                   Pro Forma
                                                   Combined
                                              -----------------
                                                (in thousands)

Current assets .............................        $17,984
Total assets ...............................         61,704
Current liabilities ........................         10,928
Total liabilities ..........................         39,313
Working capital ............................          7,056
Current maturities of long term debt .......          2,275
Long term debt, excluding current maturities         28,209
Shareholders' equity .......................         22,391

-------

(1) "EBITDA" is defined herein as income before income taxes, depreciation and amortization expense and interest expense. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

Summary Historical Financial Data

         The following sets forth summary historical financial data for the Company and its consolidated subsidiaries (Prestolock, Monroe and Vassar) for each of the three fiscal years in the period ended December 31, 1996 and is derived from financial statements which have been audited by Grant Thornton LLP, independent certified public accountants. The comparability of the historical consolidated financial data reflected in this financial data has been significantly impacted by the Company's acquisitions of Monroe and Vassar in 1996. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data," "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.

Consolidated Statements of Operations Information:


                                                                              Year Ended December 31,
                                                                         ---------------------------------
                                                                           1994        1995        1996
                                                                         --------    --------    --------
                                                                       (in thousands, except per share data)
Net sales ............................................................   $  3,306    $  4,442    $ 16,187
Cost of goods sold ...................................................      2,262       2,911      10,587
                                                                         --------    --------    --------
Gross profit .........................................................      1,044       1,531       5,600
Selling, general and administrative expenses .........................        915       1,030       5,094
                                                                         --------    --------    --------
Operating profit .....................................................        129         501         506
Equity in loss of unconsolidated subsidiary ..........................       --          --            45
Interest income ......................................................       --          --            (5)
Interest expense .....................................................         24          24         439
Sundry, net ..........................................................         (1)        (29)        (64)
                                                                         --------    --------    --------
Earnings before income taxes and minority interest ...................        106         506          91
Minority interest ....................................................         38          67          --
Income tax expense ...................................................          8          30          25
                                                                         --------    --------    --------
Net earnings..........................................................   $     60    $    409    $     66
                                                                         ========    ========    ========
Earnings per share....................................................   $           $           $
                                                                         ========    ========    ========
Weighted average common and common equivalent shares outstanding

  EBITDA(1)..........................................................    $    121    $    566    $  1,050
                                                                         ========    ========    ========


Consolidated Balance Sheet Information:

                                                  December 31,
                                               -------------------
                                                 1995       1996
                                               --------   --------
                                                  (in thousands)
Current assets .............................   $  1,326   $  4,560
Total assets ...............................      1,785     11,654
Current liabilities ........................        977      5,408
Total liabilities ..........................      1,161     10,782
Working capital (deficiency) ...............        349       (848)
Current maturities of long term debt .......        112      1,954
Long term debt, excluding current maturities         61      5,330
Shareholders' equity .......................        624        872

-------------------------

(1) "EBITDA" is defined herein as income before income taxes, depreciation and amortization expense and interest expense. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

                                 RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this Prospectus as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company cautions each prospective purchaser, however, that this list of factors may not be exhaustive. In analyzing an investment in the Common Stock, prospective purchasers should carefully consider, together with the other matters referred to herein, the risk factors described below.

Reliance on Major Customers

         In 1996, sales to the automotive industry accounted for approximately 68.5% of the consolidated net sales of the Company (89.5% of pro forma consolidated net sales giving effect to all of the Acquisitions) with GM and Chrysler, including their respective Tier I suppliers, accounting for substantially all of the Company's historical and pro forma net sales to the automotive industry. Thus, the loss of GM, Chrysler or any of the Company's other significant customers could have a material adverse effect on the Company. See "Business." There is substantial and continuing pressure from the major OEMs and Tier I suppliers to reduce costs, including the cost of products purchased from outside suppliers such as the Company. If the Company were unable to generate sufficient production cost savings in the future to offset price reductions, the Company's gross margins could be adversely affected.

Limited Combined Operating History

         The Company has a limited combined operating history with regard to a significant portion of its operations. Prior to the Vassar and Monroe Acquisitions in January 1996, Prestolock represented the substantial majority of the Company's operations. In addition, the Company's results of operations for 1996 do not include the results of operations of DCT, Skandy, UPP or Utilase. Neither the separate historical financial statements nor the pro forma financial data included elsewhere herein are necessarily indicative of the results that would have been achieved if all of the businesses acquired had been operated on an integrated basis or the results that may be realized on a combined basis in the future.

Integration of Acquisitions

         The automotive component supply industry has undergone, and is likely to continue to experience consolidation, as OEMs seek to reduce costs and reduce their supplier base. The Acquisitions were pursued by the Company, and future acquisitions may be made, in order to enable the Company to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities and increase model penetration with existing customers. Integration of the Acquisitions, and any future acquisitions, will place a strain upon the Company's financial and managerial resources. The full benefits of the Acquisitions, or any future acquisitions, will require the integration of administrative, finance, purchasing, engineering, sales and marketing organizations; the coordination of production efforts; and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate these operations successfully. If the Company fails to successfully integrate the Acquisitions, or any future acquisitions, the Company's business could be adversely affected.

Industry Cyclicality and Seasonality

         The Company's business is largely dependent upon the automotive industry, which is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the automotive component supply industry is somewhat seasonal. Increased revenues and operating income are generally experienced during the second calendar quarter of each year as a result of the automotive industry's spring selling season, the peak sales and production period of the year. Decreased revenues and operating income are generally experienced during July and December of each year as a result of scheduled OEM plant shut downs for vacations and holidays, as well as changeovers in production lines for the new model year. The Company's historical results of operations do not reflect cyclical or seasonal fluctuations in revenues and operating income because the Acquisitions have resulted in a growth trend through successive periods which has masked the effect of any such fluctuations. There can be no assurance that the Company will not be affected by such cyclical or seasonal fluctuations in the future.

Failure to Obtain Business on New and Redesigned Model Introductions

         Certain of the Company's products are subject to obsolescence as the Company's customers, including both OEMs and Tier I suppliers, introduce new or redesigned products. The Company principally competes for new business both at the beginning of the development of new vehicle models and upon the redesign of existing models. New model development generally begins two to five years prior to the marketing of such models to the public. The failure of the Company to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect the Company's business.

Dependence on Continuous Improvement of Technologies

         The ability of the Company to continue to meet customer specifications in respect of performance, cost, quality and service will depend, in part, upon the Company's ability to remain technologically competitive. The Company's business may therefore require from time to time significant additional capital or other resources available to meet this continuing challenge. The inability of the Company to continuously improve its technologies in order to remain competitive could have a material adverse effect on the Company's business. See "Business--Business Strategy."

Design and Engineering Expenditures

         OEMs are increasingly requiring Tier I suppliers to provide more design and engineering input at earlier stages in the product development process, the costs of which are, in some cases, absorbed by the suppliers. Tier I suppliers are, in turn, imposing similar requirements on Tier II suppliers. Despite the up front design and engineering costs incurred, the OEMs and Tier I suppliers are under no obligation to purchase the subject components or systems. There can be no assurance that up front design and engineering expenditures incurred by the Company in the future will not have a material adverse effect on the financial condition or results of operations of the Company.

Risks of Future Acquisitions

         The Company may pursue future growth through opportunistic acquisitions of assets or companies involved in the automotive component supply or other industries. The Company routinely reviews such acquisition opportunities and believes that there are a number of potential acquisition candidates that would be complementary to its business. Other than the Utilase and DCT Acquisitions, the Company currently has no agreements, understandings or arrangements with respect to any acquisition. The Company cannot predict whether it will be successful in pursuing future acquisition opportunities or what the consequences of any such acquisition would be.

Potential Need for Additional Financing

         Future acquisitions may involve the expenditure of significant funds and management time. Depending upon the nature, size and timing of future acquisitions, the Company may be required to obtain additional debt or equity financing. There can be no assurance that such additional financing will be available to the Company on acceptable terms or at all.

Maturity of Bank Line

         The Company's $3 million revolving line of credit with Comerica Bank ("Comerica") currently expires July 31, 1997. Although there can be no assurance, management believes that the line of credit will be extended by Comerica, as required, to facilitate the refinancing and/or restructuring of substantially all of the Company's credit facilities, which is expected to occur immediately following the consummation of the Offering. On May 6, 1997, the Company received a letter of intent from Comerica confirming the bank's interest in restructuring the Company's various credit facilities following consummation of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

Contingencies Related to Acquisitions

         The Company is subject to several contingencies related to the Acquisitions. DCT and an entity controlled by its current principal shareholders are co-makers of two notes payable totaling approximately $39 million to the General Retirement System of the City of Detroit ("GRS"). Although DCT did not receive any of the proceeds from these notes, they are secured by a lien on all real and personal property of DCT. The assets of Utilase, including those purchased by the Company's subsidiary UPP, are subject to a similar lien in favor of GRS related to loans made to the same affiliated entity. The Utilase Acquisition agreement requires Utilase to obtain a release of the GRS lien prior to the consummation of the acquisition. The

Company also anticipates that the GRS lien on the assets of DCT and UPP will be released prior to the consummation of the Offering, although no assurances can be given. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

Option of Others to Purchase an Interest in Vassar

         The former shareholders of Vassar retained an option to repurchase from the Company, for $1.00, 25% of the stock of Vassar, which option expires when the Company's obligations under consulting agreements with such former shareholders terminate in 2003. The Company and certain of such former shareholders have entered into subsequent agreements which, in the Company's view, have terminated such former shareholders' right to exercise this option, however, there can be no assurance that such view will prevail and that such former shareholders will not be able to exercise this option, or a portion thereof. To date none of such former shareholders has stated an interest in exercising the option. See "Certain Transactions."

Risk of Customer Labor Interruptions

         Substantially all of the hourly employees of North American OEMs are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW") or the Canadian Automobile Workers Union ("CAWU") under similar collective bargaining agreements. The UAW and CAWU collective bargaining agreements applicable to GM and Chrysler are scheduled to expire in September 1999. The failure of GM, Chrysler or any other significant customer of the Company to reach agreement with the UAW or CAWU relating to the terms of a new agreement on a timely basis resulting in either a work stoppage or strike at any of their production facilities could have a material adverse effect on the Company.

Competition

         Both the automotive component supply and the tooling component industries are highly competitive. Competition in the sale of the Company's products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. Many of the Company's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors, including GM's Delphi Division ("GM/Delphi"), are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies. See "Business--Competition."

Product Liability Exposure

         The Company faces an inherent business risk of exposure to product liability claims if the failure of one of its products results in personal injury or death, and there can be no assurance that the Company will not experience material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that such insurance will continue to be available to the Company on acceptable terms or at all. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company's business.

Impact of Environmental Regulation

         The Company is subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. There can be no assurance that the Company will always be in complete compliance with all such requirements. The Company has made and will continue to make capital and other expenditures to comply with environmental requirements. If a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination is discovered at any of the Company's current or former properties, the Company may be held liable, and the amount of such liability could be material. See "Business--Environmental Matters."

Dependence on Key Personnel

         The future success of the Company will largely depend on the efforts and abilities of Robert J. Skandalaris, the Company's President and Chief Executive Officer, its other executive officers and John K. Baysore, the President of Utilase. The Company has an employment agreement with Mr. Skandalaris and Utilase has an employment agreement with Mr. Baysore. The Company does not have employment agreements with its other executive officers. The loss of the services of Mr. Skandalaris may have a material adverse effect on the Company. The Company does not maintain key-person life insurance on the life of Mr. Skandalaris. See "Management."

Control by Existing Shareholders

         Upon completion of the Offering, Robert J. Skandalaris will continue to own approximately % of the outstanding Common Stock ( % if the Underwriters' Over-allotment Option is exercised in full) and will have voting control over an additional approximately % of the outstanding Common Stock ( % if the Underwriters' Over-allotment Option is exercised in full) pursuant to voting agreements with other shareholders or as custodian for his minor children. As a result of such stock ownership and voting agreements, Mr. Skandalaris will be able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of directors, amendments to the Company's Articles of Incorporation and approval of significant corporate transactions. See "Description of Capital Stock." Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be otherwise beneficial to shareholders. See "Principal Shareholders."

Anti-Takeover Effect of Certain Charter, Bylaw and Statutory Provisions

         Certain provisions of the Company's Articles of Incorporation and Bylaws may inhibit changes in control of the Company not approved by the Company's Board of Directors (the "Board"). These provisions include (i) a prohibition on shareholder action through written consents, (ii) a requirement that special meetings of shareholders be called only by the Board, (iii) advance notice requirements for shareholder proposals and nominations, (iv) limitations on the ability of shareholders to amend, alter or repeal the Bylaws and (v) the authority of the Board to issue without shareholder approval preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of Sections 1790 through 1799 of the Michigan Business Corporation Act, which could have similar effects. See "Description of Capital Stock."

Dividend Policy; Restrictions on Payment of Dividends

         The Company currently intends to retain any earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future will be dependent upon the receipt of dividends or other payments from its operating subsidiaries. The payment of dividends by such subsidiaries to the Company for the purpose of paying dividends to holders of Common Stock is restricted by the Company's current bank loan agreements. The Company expects that any future lending facilities may include similar restrictions. The Company's ability to pay dividends is also subject to limitations imposed by the Company's Series A through D Subordinated Promissory Notes (the "Utilase
Notes") which will be delivered in connection with the Utilase Acquisition. See "Dividend Policy" and "Certain Transactions."

Shares Eligible for Future Sale

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, the Company will have shares of Common Stock issued and outstanding ( if the Underwriters' Over-allotment
Option is exercised in full). The shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are acquired by an "affiliate" of the Company as that term is defined under Rule 144 under the Securities Act ("Rule 144"). Other than the shares of Common Stock being offered hereby, the currently outstanding shares of Common Stock have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. Subject to the expiration of certain 360-day "lock up" agreements described herein, shares of Common Stock will be eligible for sale beginning days from the date of this Prospectus, subject to certain limitations under Rule 144. See "Description of Capital Stock -- Shares Eligible for Future Sale."

Absence of Public Market; Possible Volatility of Stock Price

         Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance given as to the liquidity of the trading market for the Common Stock, that an active public market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Common Stock will likely be materially adversely affected. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses or general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Common Stock.

Immediate and Substantial Dilution to New Investors

         Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share. As of December 31, 1996, the Company had a deficiency in net tangible book value of approximately $( ) per share. After giving effect to the sale of Common Stock offered by this Prospectus, the deduction of underwriting discounts and the estimated expenses of the Offering and giving effect to the Acquisitions and the anticipated use of proceeds of the Offering, the adjusted net tangible book value (deficit) of the Company at December 31, 1996 would have been $( ) per share. This represents an immediate increase in net tangible book value per
share of $    to the Company's present shareholders and an immediate dilution
of  $   per share to purchasers in the Offering. See "Dilution."

Forward-Looking Information May Prove Inaccurate

         This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. The Company cautions potential purchasers not to place undue reliance on any such forward-looking statements.

                                 USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby, assuming an initial public offering price of $ per share, are estimated to be approximately $20,200,000 ($ if the Underwriters' Over-allotment Option is exercised in full) after deducting underwriting discounts and estimated offering expenses. The Company expects to use the net proceeds as follows:


    Anticipated Use of Net Proceeds            Amount       Percentage
----------------------------------------   --------------   ----------

Utilase Acquisition ....................   $ 9,600,000(1)      47.5%

Reduction of Financial Institution Debt      5,750,000(2)      28.5%

Plant and Equipment ....................     2,500,000(3)      12.4%

Payments in Connection with Acquisitions     1,350,000(4)       6.7%

Repayment of Shareholder Loan ..........     1,000,000(5)       4.9%
                                           -----------        -----

Total ..................................   $20,200,000        100.0%

-------------------------

(1) Represents the cash amount payable in connection with the Utilase Acquisition. See "Certain Transactions."

         (2) Includes anticipated payments to Comerica of $2,000,000 and $2,000,000 on each of the Company's Line of Credit and Line/Term Loan. At December 31, 1996, the outstanding balance on the Line of Credit was $1,402,708. Interest on the Line of Credit is payable monthly at 1% over Comerica's prime lending rate (8.5% at May 1, 1997) and the facility expires July 31, 1997. At December 31, 1996, the Line/Term Loan had an outstanding balance of $3,750,000. The principal amount of the Line/Term Loan is payable in monthly installments of $78,125 and bears interest at 1.5% above Comerica's prime lending rate. The Line/Term Loan is due December 31, 2000. Also includes payment of $1,750,000 to CIT Group/Credit Finance, Inc. ("CIT") under the June 27, 1996 Loan and Security Agreement. At December 31, 1996, the outstanding balance due CIT was $2,896,076. Interest under the CIT credit facility is payable monthly at 2.625% over CIT's prime lending rate (8.5% at May 1, 1997). The CIT loan is due June 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) Includes anticipated expenditures of approximately $500,000 for the Company's new painting and assembly facility in or near Saginaw, Michigan and approximately $2,000,000 for new equipment for Utilase.

(4) Includes $750,000 payable in connection with the UPP Acquisition, $100,000 payable in connection with the Vassar Acquisition and $500,000 payable in connection with the Monroe Acquisition. See "Certain Transactions."

(5) Represents the repayment of a loan from the Company's principal shareholder. See "Certain Transactions."

         Pending their use as set forth above, the Company intends to use the net proceeds of the Offering either to make short-term reductions in the Company's working capital lines of credit or to invest in short-term, investment grade, interest-bearing securities. The described use of proceeds is based upon management's assumptions concerning certain acquisition, development, financial and other matters which may affect the Company in the future. If the development of the Company's business varies materially from these assumptions, the Company may reallocate some or all of the proceeds in the best interests of the Company. If the Underwriters exercise the Over-allotment Option, the Company may utilize the additional net proceeds to repay additional amounts of financial institution debt.

                                 DIVIDEND POLICY

         The Company has not declared or paid any dividends on its Common Stock since its incorporation. The Company currently intends to retain any earnings to support its growth strategy and operations and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, the payment of dividends by the Company on the Common Stock is restricted by the Company's current bank loan agreements and it is anticipated that any future lending facilities may include similar restrictions. Such restrictions could limit the Company's ability to pay dividends on the Common Stock in the future. Further, the Utilase Notes, which will be delivered in connection with the Utilase Acquisition, require the consent of the holders of 67% of the aggregate outstanding principal amount thereof for the Company to declare or pay any dividend on the Common Stock, other than in shares of capital stock. See "Certain Transactions."

                                    DILUTION

         As of December 31, 1996, the Company had a deficiency in net tangible book value of $(4.3) million, or approximately $( ) per share. Net tangible book value per share represents the amount of the Company's total tangible assets, less liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to (i) the sale of the shares of Common Stock offered by this Prospectus at an assumed public offering price of $ , (ii) the Acquisitions and (iii) the intended use of proceeds of the Offering, the adjusted net tangible book value (deficit) of the Company at December 31, 1996 would have been $( ) per share, representing an immediate increase in net tangible book value per share of $ to existing shareholders and an immediate dilution of
$     to the purchasers of Common Stock in the Offering. The following table illustrates the per share dilution to investors in the Offering:

Assumed offering price per share(1)..........................................................     $
                                                                                                  --------------
         Net tangible book value per share before the Offering...............................
         Increase per share attributable to the sale of Common Stock in the Offering(2)......
                                                                                                  --------------
Adjusted net tangible book value per share(2)................................................
                                                                                                  --------------
Dilution to purchasers in the Offering(3)....................................................     $
                                                                                                  ==============

-------------------------

(1) Before deduction of underwriting discounts and estimated offering expenses payable by the Company.

(2) After deduction of underwriting discounts and estimated offering expenses payable by the Company.

(3) Dilution to purchasers in the Offering represents the difference between the assumed offering price per share and the pro forma net tangible book value (deficit) per share after giving effect to the Offering, the Acquisitions and the application of the net proceeds of the Offering.

         The following table sets forth on a pro forma basis as of December 31, 1996 the number of shares of Common Stock outstanding, the total consideration to the Company and the average price per share paid by existing shareholders and by the purchasers in the Offering at an assumed offering price of $ per share:


                                          Shares Acquired                  Total Consideration
                                  -------------------------------   ---------------------------------     Average Price
                                      Number           Percent           Amount            Percent          per Share
                                  ---------------   -------------   -----------------   -------------   ------------------
Existing shareholders.........                                 %     $       523,359               %     $
Purchasers in the Offering....                                 %                                   %
                                  ---------------   -------------   -----------------   -------------
                                                               %     $                       100.00%
                                  ===============   =============   =================   =============

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1996 (i) on a historical basis and (ii) on a pro forma basis to reflect the consummation of the Acquisitions, the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the consolidated and pro forma financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                                 December 31, 1996
                                                                              ------------------------
                                                                               Historical   Pro Forma
                                                                              -----------   ---------
                                                                                    (in thousands)
Current maturities of long term debt .........................................   $1,954     $ 2,275




Long-term debt, excluding current maturities(1) ..............................    5,330      27,209
Preferred Stock, none authorized or outstanding historical and $100 par value,
     150,000 shares authorized and 10,000 shares outstanding pro
     forma(2) ................................................................     --         1,000

Shareholders' equity:
     Common stock, no par value:
           shares authorized,    (3) shares issued and outstanding
         historical and     shares pro forma .................................      523      22,029
Retained earnings (deficit) ..................................................      349         349
                                                                                 ------      ------
     Total shareholders' equity ..............................................      872      22,378
                                                                                 ------      ------
         Total capitalization ................................................   $8,156     $52,862
                                                                                 ======      ======

-------------------------

(1) The Company's long term debt will increase after the Offering due to the issuance of the Utilase Notes delivered in connection with the Utilase Acquisition as well as the assumption by the Company of the long term debt of DCT and Utilase in connection with the DCT and Utilase Acquisitions. See "Pro Forma Financial Data" and "Certain Transactions."

(2) Assumes conversion of the outstanding shares of DCT preferred stock into preferred stock of the Company concurrently with the closing of the Offering. See "Certain Transactions" and "Description of Capital Stock--Preferred Stock."

(3) Excludes shares issued in connection with the Skandy Acquisition on January 1, 1997. See "Certain Transactions."

                            PRO FORMA FINANCIAL DATA

Introduction

     The following pro forma financial data are based upon the historical financial statements of the Company and have been prepared to illustrate the effects of the Acquisitions and the Offering. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to the Acquisitions as if they had been completed as of January 1, 1996. The unaudited pro forma combined balance sheet as of December 31, 1996 gives effect to the Acquisitions and the Offering as if such transactions had been completed on December 31, 1996. The Acquisitions are reflected using the purchase method of accounting for business combinations.

     The pro forma financial data are provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of the Company if the Acquisitions had been consummated on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The pro forma financial data are based upon preliminary estimates of values and transaction costs. The actual recording of the transactions will be based on final values and transaction costs. Accordingly, the actual recording of the transactions can be expected to differ from the pro forma financial data.

     The unaudited pro forma combined statement of operations contains adjustments which are directly attributable to the Acquisitions. Adjustments to the pro forma combined operating results include changes in depreciation and amortization to reflect the new cost basis of assets acquired; changes to selling, general and administrative expenses to remove non-recurring salaries to officers and shareholders; changes in interest expense to reflect debt incurred in financing the Acquisitions; and changes to the provision for income taxes to reflect reductions resulting from the pro forma income adjustments. The pro forma financial data are based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.

                NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         (Year ended December 31, 1996)
                      (in thousands, except per share data)

                                                                               Total      Pro Forma           Pro Forma
                                       Noble          DCT        Utilase      Combined   Adjustments          Combined
                                    -----------   -----------   ----------   ----------  -----------         ----------
                                    ------------  ------------  -----------  ----------- ------------        ----------
Net sales ..........................    $16,187       $22,988       $9,305      $48,480                         $48,480
Cost of goods sold .................     10,587        20,446        5,804       36,837                          36,837
                                    ------------  ------------  -----------  ----------- ------------        ----------
Gross profit .......................      5,600         2,542        3,501       11,643                          11,643

Selling, general and
administrative expenses .............      5,094         1,962        2,060       9,116           31(A)(B)(F)     9,147
                                    ------------  ------------  -----------  ----------- ------------        ----------
Operating profit....................        506           580        1,441        2,527         (31)              2,496

Interest expense....................        439           937          631        2,007          449(C)(F)        2,456
Other (income) expense, net.........        (24)         (104)        (171)        (299)         (70)(D)(F)        (369)
                                    -----------   -----------   ----------   ----------  -----------         ----------
Earnings (loss) before income taxes.         91         (253)          981          819        (410)                409
Income tax expense..................         25             0          330          355        (216)(E)             139
                                    -----------   -----------   ----------   ----------  -----------         ----------
Net earnings (loss).................        $66        $(253)         $651         $464       $(194)               $270
                                    ===========   ===========   ==========   ==========  ===========         ==========

Pro forma earnings (loss) per share.

Weighted average common and common
equivalent shares outstanding.......

                                    ===========   ===========   ==========   ==========  ===========        ==========
EBITDA(G)...........................     $1,050        $1,405       $2,171       $4,625       $1,475            $6,099
                                    ===========   ===========   ==========   ==========  ===========        ==========

-------------------------

(A) Includes the elimination of $841,021 of compensation expense as a result of an employment contract entered into between the Company and its Chief Executive Officer.

(B) Reflects the amortization of goodwill relating to the Acquisitions, including $842,400 for Utilase and $247,300 for DCT. Also reflects the amortization of payments by the Company of $200,000 for the covenants not to compete to be executed in connection with the Utilase Acquisition.


(C) Reflects the interest expense on the Utilase Notes to be issued by the Company in connection with the Utilase Acquisition and the note issued by the Company in connection with the DCT Acquisition totalling $623,621 and $58,300, respectively; as well as interest expense savings from the reduction of debt resulting from the use of proceeds of the Offering totalling $658,100.

(D) Reflects the elimination of the equity in loss of DCT as an unconsolidated subsidiary totalling $44,614.

(E) Reflects the reduction in tax provision based on applying the statutory income tax rate adjusting for the pro forma income adjustments totalling $216,000.

(F) Reflects the purchase of Competitive Technologies, Ltd., the landlord of DCT which will be purchased by the Company concurrently with the closing of the DCT Acquisition, and the results of operations in 1996. Total net rent was $25,000. Rent paid by DCT was $564,000, interest expense was $425,000, depreciation and amortization expense was $147,000, therefore income was $17,000.

(G) "EBITDA" is defined herein as income before income taxes, depreciation and amortization expense and interest expense. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

                NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                         (Year ended December 31, 1996)
                                 (in thousands)

                                                                             Total        Pro Forma     Pro Forma
                                   Noble          DCT          Utilase      Combined     Adjustments    Combined
                                ------------  ------------   -----------  ------------   -----------   -----------
Assets
Cash and cash equivalents.......        $471          $609          $406        $1,486        $4,133        $5,619
Accounts receivable, net........       1,627         3,318         1,639         6,584                       6,584
Inventories.....................       2,285         2,255           234         4,774                       4,774
Other...........................         177           810            20         1,007                       1,007
                                ------------  ------------   -----------  ------------   -----------   -----------
Total current assets............      $4,560        $6,992        $2,299       $13,851         4,133       $17,984
Property, plant and
  equipment, net................       1,849         4,235         4,929        11,013         5,197        16,210
Goodwill, net...................       5,148             0             0         5,148        20,975        26,123
Other...........................          97            29            61           187         1,200         1,387
                                ------------  ------------   -----------  ------------   -----------   -----------
Total assets....................     $11,654       $11,256        $7,289       $30,199       $31,505       $61,704
                                ============  ============   ===========  ============   ===========   ===========

Liabilities and Shareholders'
Equity

Accounts payable................      $1,360        $3,854          $874        $6,088                      $6,088
Accrued liabilities.............         691           934           292         1,917                       1,917
Current maturities of financial
institutional debt..............       2,407         3,460           360         6,227       (5,750)           477
Current maturities of other
term debt......................          950           418           430         1,798                       1,798
Other...........................          --           226           422           648                         648
                                ------------  ------------   -----------  ------------   -----------   -----------
Total current liabilities.......      $5,408        $8,892        $2,378       $16,678      $(5,750)       $10,928
Long term financial institution
excluding current maturities....       3,208         2,033         1,029         6,270                       6,270
Other long term debt, excluding
current maturities..............       2,122         2,530         1,453         6,105        14,834        20,939
Other...........................          44                         177           221          (45)           176
Redeemable preferred stock......                     1,000                       1,000                       1,000
Shareholders' equity
Common stock....................         523        17,701         1,704        19,928         1,910        21,838
Retained earnings (accumulated
deficit)........................         349      (20,900)           548      (20,003)        20,556           553
                                ------------  ------------   -----------  ------------   -----------   -----------
Total liabilities and
shareholders' equity............     $11,654       $11,256        $7,289       $30,199       $31,505       $61,704
                                ============  ============   ===========  ============   ===========   ===========

Notes:  Please see following page.

                NOBLE INTERNATIONAL, LTD. AND ACQUIRED BUSINESSES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                         (Year ended December 31, 1996)
                                 (in thousands)

                                   (Continued)

NOTE 1.  PRO FORMA BALANCE SHEET ADJUSTMENTS

                                       Assets                                 Liabilities and Shareholders' Equity
                      ------------------------------------------  ------------------------------------------------------------
                                                                  Current                                             Retained
                                                                  Portion    Long term            Common   Paid in    earnings
                        Cash        PP&E    Goodwill     Other    of debt    debt       Other     Stock    capital    (deficit)
                      ----------  --------  ---------  ---------  --------   --------  --------  --------  --------   --------
Utilase Acquisition(AA)  $(8,200)              $16,848                         $10,135                $(1)  $(1,588)       $102
Utilase non-compete
 payment                  (1,400)                          1,400
UPP Acquisition             (750)       850                                        100
Shareholder debt
 repayment                (1,000)                                                         (1,000)
DCT purchase(HH)                                 4,947                                     1,000       (4)  (16,697)     20,648
Utilase non-compete
 amortization                                               (200)                                                          (200)
Utilase goodwill
 amortization(BB)                                 (842)                                                                    (842)
DCT goodwill
 amortization(CC)                                 (247)                                                                    (247)
Interest on Utilase
 note payable(DD)            (624)                                                                                          (624)
Interest on the DCT
 note payable(II)             (58)                                                                                           (58)
Elimination of equity
 in loss of
 unconsolidated
 affiliate                                                                                   (45)                             45
Adjustment for
 compensation(EE              841                                                                                            841
Repayment of financial
 institution debt(FF)      (5,750)                                   (5,750)
Interest on repaid
 debt(GG)                     658                                                                                           658
Competitive Technologies
 purchase(JJ)                        4,347        269                           4,599                                        17
 Tax provision
 adjustment(KK)               216                                                                                           216
Offering proceeds          20,200                                                                             20,200
                      -----------  --------  ---------  ---------  --------   --------  --------  --------  --------   --------
                           $4,133    $5,197    $20,975     $1,200  $(5,750)    $14,834     $(45)      $(5)    $1,915    $20,556
                      -----------  --------  ---------  ---------  --------   --------  --------  --------  --------   --------

-------------------------

(AA) Reflects the Utilase Acquisition using the purchase method of accounting.

(BB) Goodwill for the Utilase Acquisition is being amortized over 20 years.

(CC) Goodwill for the DCT Acquisition is being amortized over 20 years.

(DD) Represents interest on the Utilase Notes issued in connection with the Utilase Acquisition.

(EE) 1996 compensation expense adjusted as a result of an employment contract entered into between the Company and its Chief Executive Officer.

(FF) Reflects the reduction of the Company's debt to Comerica and CIT using a portion of the net proceeds of the Offering.

(GG) Reflects the interest savings from the reduction of the bank debt and repayment of note to shareholder.

(HH) Reflects the DCT Acquisition using the purchase method of accounting.

(II) Reflects the interest expense on the DCT note payable that arises from Noble's exercise of its option to purchase.

(JJ) Reflects the purchase of Competitive Technologies, Ltd., the landlord of DCT.

(KK) Reflects the reduction in tax provision based on applying the statutory income tax rate adjusting for the pro forma income adjustments.

                             SELECTED FINANCIAL DATA

     The following selected historical financial data for each of the three fiscal years in the period ended December 31, 1996 is derived from financial statements which have been audited by Grant Thornton LLP, independent certified public accountants, and should be read in conjunction with the financial statements and notes thereto included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    Year Ended December 31,
                                               -------------------------------
                                                 1994        1995      1996
                                               --------    --------   --------
                                           (in thousands, except per share data)

Statement of Operations Data:

Net sales ..................................   $  3,306    $  4,442   $ 16,187
Cost of goods sold .........................      2,262       2,911     10,587
                                               --------    --------   --------
Gross profit ...............................      1,044       1,531      5,600
Selling, general and administrative expenses        915       1,030      5,094
                                               --------    --------   --------
Operating profit ...........................        129         501        506
Equity in loss of unconsolidated subsidiary.         --          --         45
Interest income ............................         --          --         (5)
Interest expense ...........................         24          24        439
Sundry, net ................................         (1)        (29)       (64)
                                               --------    --------   --------
Earnings before income taxes and minority ..        106         506         91
interest
Minority interest ..........................         38          67         --
Income tax expense .........................          8          30         25
                                               --------    --------   --------
Net earnings ...............................   $     60    $    409   $     66
                                               ========    ========   ========
Net earnings per share .....................   $           $          $
                                               ========    ========   ========
Weighted average common and common
 equivalent shares outstanding

Other Data:
EBITDA(1) ..................................   $    121    $    566   $  1,050
                                               ========    ========   ========

                                                As of December 31,
                                                 1995        1996
                                               --------    --------
                                                   (in thousands)
Balance Sheet Data:
Current assets .............................   $  1,326   $  4,560
Total assets ...............................      1,785     11,654
Current liabilities ........................        977      5,408
Total liabilities ..........................      1,161     10,782
Working capital (deficiency) ...............        349       (848)
Current maturities of long-term debt .......        112      1,954
Long-term debt, excluding current maturities         61      5,330
Shareholders' equity .......................        624        872

-------------------------

(1) "EBITDA" is defined herein as income before income taxes, depreciation and amortization expense and interest expense. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The Company is a diversified automotive component supplier which manufactures a variety of components and provides design, planning, engineering, assembly and value-added processing services to OEMs and Tier I suppliers. The Company was founded in 1993 for the purpose of implementing a strategic acquisition program. The Company completed its first acquisition in February 1994 by acquiring the assets of Prestolock. In January 1996, the Company completed the acquisition of all of the outstanding shares of Vassar and Monroe. In July 1996, the Company acquired a minority interest in DCT as well as rights to purchase the balance of the outstanding shares of DCT, which rights the Company intends to exercise on or about July 30, 1997. In January 1997, the Company acquired all of the outstanding capital stock of Skandy. In March 1997, the Company, through UPP, acquired certain assets of Utilase. Concurrently with or prior to the closing of the Offering, the Company will acquire all of the outstanding shares of Utilase.

         Prestolock commenced operations in February 1994 and subsequently incurred significant engineering and other start-up costs to improve its market position as a provider of glovebox latches to the automotive industry. The historical operating results which include these costs are not necessarily indicative of future operating results. As a result of the acquisition of Vassar in January 1996, the Company obtained GM/Delphi as a customer which the Company regards as a first step in realizing its strategy of providing multiple services to its automotive customers. Additional assembly operations recently awarded to Vassar may cause future operating results to differ from historical operating results. DCT has experienced continued improvement in its operating results over the past three years. As a result of changes in DCT and the affiliation with Skandy, UPP and Utilase, it is anticipated that DCT's operating results in the future will vary from historical operating results due to strengthened sales efforts and the ability to provide assembled products using production laser welding processes. UPP and Utilase are also anticipated to benefit from the addition of a dedicated sales force. Utilase's growth has been limited by the funds available for both working capital requirements and capital expenditures for expanding capacity. The proceeds of the Offering, an $8 million secured equipment line, the increased availability created under existing bank lines as a result of the use of proceeds of the Offering to reduce bank debt, and the cash generated from operations are expected to cause future operating results to differ from historical operating results for Utilase.

         The following analysis of the financial condition and results of operations of the Company should be read in conjunction with "Pro Forma Financial Data," "Selected Financial Data," and the financial statements, including the notes thereto of the Company, Monroe, DCT and Utilase, included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains or may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future periods.

Results of Operations

Comparison of Fiscal Years Ended December 31, 1996 and December 31, 1995

         Net Sales. Net sales increased by 264.4% from $4.4 million for the year ended December 31, 1995 ("Fiscal 1995"), to $16.2 million for the year ended December 31, 1996 ("Fiscal 1996"). The significant increase in net sales was primarily attributable to the Vassar and Monroe Acquisitions, which had net sales in Fiscal 1996 of $5.5 million and $5.1 million, respectively.

         Cost of Goods Sold. Primarily as a result of the Vassar and Monroe Acquisitions, cost of goods sold increased from $2.9 million for Fiscal 1995 to $10.6 million for Fiscal 1996. As a percentage of net sales, cost of goods sold decreased slightly from 65.5% for Fiscal 1995 to 65.4% for Fiscal 1996. Management attributes the slight decrease to lower cost of sales as a percentage of net sales for Vassar (64.8%) and Monroe (39.1%) which are included in the Fiscal 1996 results.

         Gross Profit. Gross profit increased 265.6% from $1.5 million in Fiscal 1995 to $5.6 million in Fiscal 1996 and the gross margin increased slightly from 34.5% in Fiscal 1995 to 34.6% in Fiscal 1996. The increase in gross profit and the slight increase in gross margin was attributable to the Vassar and Monroe Acquisitions.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were $5.1 million for Fiscal 1996, an increase of 394.4% from approximately $1.0 million for Fiscal 1995 as a result of the Vassar and Monroe Acquisitions during Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 31.5% for Fiscal 1996 as compared to 23.2% for Fiscal 1995, primarily due to the amortization of goodwill related to the Monroe Acquisition and extraordinary compensation expense.

         Interest Expense. Interest expense was $439,000 for Fiscal 1996 as compared to $24,000 for Fiscal 1995. The increase in interest expense was primarily attributable to debt incurred in connection with the Vassar and Monroe Acquisitions.

         Net Earnings. Net earnings decreased from $409,000 in Fiscal 1995 to $66,000 in Fiscal 1996, primarily due to the amortization of goodwill related to the Monroe Acquisition, a discretionary bonus and increased interest expense.

Comparison of Fiscal Years Ended December 31, 1995 and December 31, 1994

         Net Sales. Net sales increased by 34.4% from $3.3 million for the year ended December 31, 1994 ("Fiscal 1994"), to $4.4 million for Fiscal 1995 primarily due to increases in the number of components being produced as well as an increase in tooling sales.

         Cost of Goods Sold. Cost of goods sold increased from $2.3 million for Fiscal 1994 to $2.9 million for Fiscal 1995. As a percentage of net sales, cost of goods sold decreased from 68.4% for Fiscal 1994 to 65.5% for Fiscal 1995. This decrease was primarily due to manufacturing costs being allocated over a larger sales base.

         Gross Profit. Gross profit increased 46.7% to $1.5 million in Fiscal 1995 as compared to $1.0 million in Fiscal 1994, and the gross profit margin increased from 31.6% in Fiscal 1994 to 34.5% in Fiscal 1995 primarily as a result of increased sales.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1.0 million for Fiscal 1995, an increase of 12.6% from $0.9 million for Fiscal 1994. This increase was primarily due to increases in compensation which were partially affected by a decrease in bad debt expense. As a percentage of net sales, selling, general and administrative expenses decreased to 23.2% for Fiscal 1995 as compared to 27.7% for Fiscal 1994.

         Interest Expense. Interest expense increased 1.1% from $23,579 for Fiscal 1994 to $23,836 for Fiscal 1995. As a percentage of net sales, interest expense decreased to 0.5% for Fiscal 1995 as compared to 0.7% for Fiscal 1994.

         Net Earnings. Net earnings increased 581.7% to $409,000 in Fiscal 1995 as compared to approximately $60,000 in Fiscal 1994, primarily due to increased sales and improved margins.

Liquidity and Capital Resources

         The Company's cash requirements have historically been met through a combination of cash flow from operations, equipment financing, revolving credit borrowings, and loans from shareholders. The Company's working capital needs and capital equipment requirements have grown as a result of the growth of the Company and are expected to continue to increase as a result of anticipated growth in blank welding, glovebox latch, and assembly operations. The anticipated increase in required working capital and capital equipment requirements, and the cash requirements for the purchase of Utilase and DCT, are expected to be met from the net proceeds from the Offering, cash flow from operations, equipment financing, and revolving credit borrowings.

         The Company currently has a $3.0 million secured revolving line of credit facility, subject to qualifying accounts receivable and inventory, with Comerica which expires on July 31, 1997. At December 31, 1996, the outstanding balance on the Comerica line of credit was $1,403,000. Interest on the Comerica Line of Credit is payable monthly at 1% over Comerica's prime lending rate (8.5% at May 1, 1997). On April 25, 1997, Comerica agreed to waive various technical defaults by the Company and extend the credit facility to July 31, 1997. DCT currently has a $7.0 million credit facility with CIT which expires June 1, 1998. Available borrowings on the CIT credit facility were $5,864,000 at December 31, 1996. Interest on the CIT credit facility is payable monthly at 2.625% over CIT's prime lending rate (8.5% at May 1, 1997). Utilase has a revolving line of credit facility with Comerica. There was no outstanding balance on this facility at December 31, 1996. Interest on this facility is payable monthly at 2% over Comerica's prime lending rate. In addition, on March 26, 1997, Utilase obtained a commitment letter from Comerica pursuant to which Comerica committed, subject to the conditions set forth therein, to provide Utilase with an $8 million credit facility to be used for the purchase of equipment. The Company will be a guarantor of this credit facility. It is anticipated that the Company's various credit facilities will be restructured or refinanced upon the completion of the Offering. On May 6, 1997 the Company received a letter of intent from Comerica confirming the bank's interest in restructuring the Company's various credit facilities by providing a $15.0 million secured revolving credit facility with a two year term. This letter of intent includes confirmation of Comerica's interest in refinancing the Company's term debt with a $10.0 million secured term loan with a five year term.

         The Company intends to utilize a portion of the net proceeds from the Offering to reduce its outstanding obligations to Comerica and to reduce the outstanding balance of the CIT credit facility. See "Use of Proceeds." The Company believes that the proceeds from the Offering, cash flow from operations and availability under its credit facilities will be sufficient to meet its currently anticipated working capital and capital expenditure needs for existing debt service and operations, including all of the Acquisitions, for at least 12 months. The Company may, however, need to raise additional capital to fund the acquisition and integration of additional businesses. The Company may raise such funds through bank financing or public or private offerings of its securities. There can be no assurance that the Company will be able to secure such additional financing. If the Company is not successful in securing such financings, the Company's ability to pursue future acquisitions may be impaired.

Inflation

         Inflation generally affects the Company by increasing the interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on its business over the past three years.

                                    BUSINESS

General

         The Company is a diversified automotive component supplier which manufactures a variety of components and provides design, planning, engineering, assembly and value-added processing services to OEMs such as GM, Chrysler and Ford, to U.S. subsidiaries of foreign OEMs such as Mitsubishi and to Tier I suppliers. Management has made six recent acquisitions in order to obtain design, engineering, manufacturing and assembly capabilities in an effort to achieve the Company's goal of becoming a full service supplier of automotive assemblies and integrated systems.

         The Company has entered into a definitive agreement to acquire all of the outstanding capital stock of Utilase, a leading producer of laser-welded tailored blanks for the automotive industry. A tailored blank consists of two or more flat steel sheets of different thicknesses, or alloys and/or coatings which are edge welded together for later stamping. The use of laser welding technology to produce tailored blanks provides significant cost, weight and safety benefits as compared to the use of conventional manufacturing techniques. Management believes that the production of laser-welded tailored blanks is one of the fastest growing segments of the automotive component supply business and is at an early stage in its application. Utilase has developed certain proprietary technology, equipment and methodologies for laser welding which the Company believes provide significant competitive advantages. The Company will acquire Utilase simultaneously with the consummation of the Offering.

         The Company's other operations include: designing, engineering and assembling automobile glovebox latches under the brand name Prestolock(R); manufacturing automotive components utilizing progressive die stampings; painting and coating automotive components; providing other value-added services such as welding, cutting and drilling, prototyping and mold design and construction; and the distribution of components used in machine tools and other industrial equipment.

         The automotive component supply industry is undergoing significant changes, including the consolidation and globalization of suppliers to the Big Three. Management believes that the Big Three, other OEMs and larger Tier I suppliers will increasingly seek suppliers which are able to provide broad product lines, higher value-added products, low cost and reliable delivery. The Big Three also have been actively reducing their supplier base to those who accept significant responsibility for product management and meet increasingly strict standards for product quality, on-time delivery and cost containment. These suppliers are expected to control all aspects of the production of automotive assemblies and integrated systems, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant.

         Many Tier I suppliers, as well as Tier II suppliers, do not have the resources, or in some cases the willingness, to meet these changing standards and it is anticipated that the Tier I supplier market will progressively be divided among a decreasing number of key suppliers. The Company's objective is to become a full-service supplier of automotive assemblies and integrated systems by capitalizing on the continuing trend toward supplier consolidation. The key element of the Company's strategic plan is the identification of new ways to assist OEMs and Tier I suppliers in meeting their out-sourcing needs. The Company intends to implement its strategic plan through the adoption of a systems approach, the acquisition of new technologies and the pursuit of opportunistic acquisitions. The Company's acquisition strategy is to seek continued growth through the selective acquisition of established businesses to which management can apply its resources and to the opportunistic acquisition of growth businesses such as Utilase. The Company's acquisition strategy focuses on identifying companies for acquisition as a way of expanding into new markets, adding customers, providing additional product, manufacturing and service capabilities or increasing automotive model penetration with existing customers. The Company believes that implementation of its plan should result in both increased sales volumes with existing customers and the creation of new business.

         Based upon its experience with prior acquisitions, the Company believes that significant opportunities exist to increase the value of acquired companies by improving operating efficiency and achieving cost reductions. The Company may further diversify its holdings by seeking acquisition candidates which are not strategic to its automotive portfolio. Opportunistic acquisitions will be considered if management believes in the future of a company's product and can identify new management, or rely upon existing management, to develop a business plan which defines a path to increased future earnings.

         The Company was founded in 1993 for the purpose of implementing a strategic acquisition program. The Company completed its first acquisition in February 1994 by acquiring the assets of Prestolock, Inc. In January 1996, the Company completed the acquisitions of all of the outstanding shares of Vassar and Monroe. In July 1996, the Company acquired a minority interest in DCT as well as the right to purchase the balance of the outstanding shares of DCT, which right the Company intends to exercise on or about July 30, 1997. In January 1997, the Company acquired all of the outstanding capital stock of Skandy Corp. In March 1997, the Company, through UPP, acquired certain assets of Utilase. Concurrently with or prior to the closing of the Offering, the Company will acquire all of the outstanding shares of Utilase, which the Company intends to operate under the name Utilase Blank Welding Technologies.

         The Company operates in two industry segments, automotive component supply and tooling component supply. For financial information with regard to industry segments, see Note L to the Company's consolidated financial statements included herein.

Industry Overview

         In 1995 and 1996, the Big Three had collective market shares of 73.6% and 73.2%, respectively, of U.S. Combined Car and Truck retail sales, based upon publicly available information about manufacturers from the American Automobile Manufacturers Association and data on foreign company imports from Ward's Automotive Reports, a trade publication. Total unit sales of cars and trucks in the U.S. were 15.1 million in 1995 and 15.5 million in 1996, of which sales by the Big Three represented 10.8 million and 11.0 million, respectively. Combined revenues of the Big Three for 1996 were $377 billion. The Big Three reported collective earnings of $12.9 billion in 1996 and $4.3 billion for the first quarter of 1997. The Big Three have indicated that their increased earnings in recent periods are largely attributable to increased outsourcing of the approximately 10,000 components used to make the typical vehicle.

         The automotive component supply industry is undergoing significant consolidation as OEMs seek to reduce their supplier base. Under pressure to reduce their own manufacturing costs and increase economies of scale, in recent years OEMs have sought to award sole-source contracts to full-service, value-added suppliers which are capable of manufacturing complete assemblies and integrated systems rather than individual components.

         The shift by OEMs to the purchase of "systems" rather than individual components and the expansion of supplier responsibilities have prompted fundamental changes in the automotive component supply industry. By out-sourcing complete systems, OEMs have been able to reduce their costs associated with the design and integration of different components, while improving quality by requiring suppliers to assemble and test major portions of the vehicle prior to beginning production. As this trend accelerates, OEMs are also demanding that suppliers perform more up-front design and engineering work.

         In keeping with this trend, GM, Ford and Chrysler have each been actively reducing their supplier base to those Tier I suppliers which accept significant responsibility for product management and meet increasingly strict standards for product quality, on-time delivery and lower costs. These Tier I suppliers favored by OEMs are expected to control all aspects of the production of increasingly complex systems, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the OEM's assembly plant.

         The Company believes that, in order for a Tier I supplier to sustain or expand its business, a Tier I supplier will need to possess the scale and breadth to deliver the engineering and systems integration capabilities that are being increasingly demanded by OEMs. The Company believes that Tier I suppliers which fail to develop these capabilities, either internally or through out-sourcing, will likely be acquired, leave the industry, or become Tier II or Tier III producers of commodity-oriented, lower value-added products with lower growth prospects. As a result, it is anticipated that the Tier I supplier market will be divided among a smaller group of key suppliers.

         Management believes that both OEMs and larger Tier I suppliers will continue to seek suppliers that are able to provide broad product lines, higher value-added products, low costs and reliable delivery. Management believes that Tier I supplier consolidation provides an opportunity for the Company to increase its market share as both a Tier I and Tier II supplier.

Strategy

         The Company's objective is to become a full-service supplier of automotive assemblies and integrated systems by capitalizing on the continuing trend toward supplier consolidation. The key element of the Company's strategic plan is the identification of new ways to assist OEMs and Tier I suppliers in meeting their out-sourcing needs. The Company intends to implement its strategic plan through the adoption of a systems approach, the acquisition of new technologies and the pursuit of opportunistic acquisitions. The Company believes that implementation of its plan should result in both increased sales volumes and model penetration with existing customers and the creation of new business.

         A Systems Approach.

         Management has positioned the Company to meet the demands of OEMs and Tier I suppliers for additional product responsibility and delivery of integrated systems. The Company has identified numerous individual components it currently produces which are suitable for additional processing and assembly by the Company in order to produce an integrated system for delivery to OEMs or Tier I suppliers. Based upon long term trends in the automotive component supply industry, the Company believes that the adoption of a systems approach is crucial to achieving significant growth and increasing profitability. The starting point of the Company's systems approach is its current and planned investment in engineering and design capabilities. By expanding these capabilities, the Company expects to promote further vertical integration of its manufacturing and assembly operations and to be able to expand the scope and complexity of projects undertaken by the Company, thereby expanding the Company's product lines.

         Further development of assembly capability will enable the Company to broaden its systems approach. Management believes that assembly capability, including quality assurance and product testing, makes a systems approach feasible for the Company. Design, engineering and manufacturing capabilities cannot produce an integrated system absent the ability to assemble the product. In recent periods, the Company has experienced increased demand from its customers for assembly services, as both OEMs and Tier I suppliers seek to out-source work and have completed assemblies delivered for installation into an end product.

         The Company believes that current design, engineering and assembly tasks in connection with the Company's glovebox latch business can be expanded to include in-house manufacturing of latch components as well as expansion of design, engineering, manufacturing and assembly tasks to include the entire glovebox as an integrated system for insertion into an instrument panel. In addition, a significant portion of the Company's painting business involves the painting of steering columns and steering column shrouds for GM/Delphi. This business can be expanded to include assembly of the steering columns after painting. The Acquisitions have also provided the Company with integration opportunities. For example, as a result of the DCT and UPP Acquisitions, the Company is now able to integrate the stamping of mini-van door latch components with laser welding of the latch components in order to produce a value-added product for delivery to its OEM customer. A significant portion of the Company's current and prospective assembly business is for GM/Delphi. The Company intends to establish a new assembly facility to service increased demand near GM/Delphi's Saginaw Steering Division plant located in Saginaw, Michigan in order to more efficiently service related assembly business. Management intends to utilize a portion of the net proceeds of the Offering to establish this facility. See "Use of Proceeds."

         Capitalizing on Technological Trends.

         Management will continue to position the Company to meet the growing engineering and technological challenges it believes will face suppliers as the systems outsourced by the OEMs and Tier I suppliers become more complex. The ability of the Company to meet customer expectations in respect of performance, cost, quality, reliability and service will depend, in part, upon the Company's ability to remain technologically competitive. The Company intends to commit the capital and resources necessary to meet this continuing challenge.

         Prior to or concurrently with the closing of the Offering, the Company will complete the Utilase Acquisition. The Company believes that the Utilase Acquisition will provide the Company with the opportunity to take a leading role in the expansion of the use of tailored blanks in the automotive industry. See "Operations--Laser-Welding and Tailored Blanks," below and "Certain Transactions." A tailored blank consists of two or more flat steel sheets of different thicknesses, or alloys and/or coatings which are edge-welded together for later stamping. Tailored blanks were developed in response to industry demands for cost and weight reductions. By welding materials of different thicknesses or strengths or with different coatings into a single piece prior to stamping, the manufacturer can optimize materials usage and reduce scrap. Utilase has developed proprietary technology and equipment for pre-weld edge preparation and laser-welding of tailored blanks which the Company believes offer competitive advantages. The Company intends to commit significant resources to capitalizing on its technological advantages in the market for tailored blanks, which management expects will experience significant growth over the next several years.

         The Company also utilizes robotics and multi-axis laser systems for its value-added manufacturing services, as well as state of the art computer systems for its engineering and design services. The Company has also automated various assembly operations which were done manually. Management believes that these efforts will result in increased efficiency as well as higher quality.

         Identification, Acquisition and Integration of New Operations.

         The Company's acquisition strategy focuses on identifying acquisition candidates which provide the Company with new product, manufacturing and service capabilities, thereby enabling it to add new markets and new customers and increase model penetration with existing customers. For instance, as a result of the acquisition of DCT, the Company acquired significant manufacturing capabilities which complemented the Company's existing engineering capabilities. The UPP Acquisition enabled the Company to perform laser welding, cutting and drilling on components produced by its stamping operation. As a result, the Company now has the ability to produce completed assemblies incorporating the components it manufactures.

         Pursuing Opportunistic Acquisitions.

         Based upon its experience with prior acquisitions, the Company believes that significant opportunities exist to increase the value of acquired companies by improving operating efficiency and achieving cost reductions. The Company may further diversify its holdings by seeking acquisition candidates which are not strategic to its automotive portfolio. Opportunistic acquisitions will be considered if management believes in the future of a company's product and can identify new management, or rely upon existing management, to develop a business plan which defines a path to increased future earnings.

Operations

         Laser-Welding and Tailored Blanks.

     The Company, through Utilase, will act as a producer of laser-welded tailored blanks for the automotive industry. Over the last approximately eight years, Utilase has developed proprietary technology and equipment for pre-weld edge preparation and laser welding which the Company believes will provide it with significant advantages over existing and potential competitors. These proprietary processes provide consistently high levels of laser-weld quality and as low as five parts per million weld-failure rates. Utilase currently has production orders for 27 different parts/applications, including door inners. In 1995 Porsche Engineering Services commissioned a study, which was conducted by the UltraLight Auto Body consortium, a worldwide group of steel producers, that identified 18 potential applications for laser welding of tailored blanks per vehicle. The following diagram identifies such applications. An additional 13 potential applications have been identified by Utilase. These 31 potential applications, if adopted by OEMs, could provide significant levels of growth in the tailored blanking segment of the industry.

         [Diagram of automotive components identified by the Company for potential application of laser welded tailored blanking depicted as skeletal vehicle structure.]

         The process of laser welding involves the concentration of a beam of light, producing energy densities of from 16 to 20 million watts per square inch, at the point where two metal sheets are to be joined. Laser welding allows rapid weld speeds with low heat input, thus minimizing topical distortion of the metal and resulting in ductile and formable welds. Laser welding is compatible with heavily coated metals. Laser welds have mechanical properties which are comparable to, or in some cases superior to, the metal sheets being welded. Laser welds possess a high degree of formability, are resistant to corrosion and are continuous and narrow in width with little or no distortion. Laser welds thus provide improved visual aesthetics as well as less likelihood of the rattling associated with multi-piece, spot-welded assemblies.

     The manufacture of steel parts begins with the cutting of part-specific pieces from larger coils, or rolls, of sheet metal. The cut pieces, known as blanks, are then stamped or formed into a part for spot-weld assembly into an end product. Conventional blanks are cut from a single steel coil, with a uniform thickness, strength, coating and alloy. In many cases, a particular product requires a part to possess different characteristics in certain areas. When conventional blanks are used, achieving these differences requires reinforcements and additional processing or use of material with the required characteristic throughout the part. Conventional blanks limit the ability to produce parts from single stampings, resulting in increased design, assembly and tooling costs, as well as increased waste as a result of cutting irregularly shaped parts from single sheets of steel.

         Tailored blanks are combinations of flat sheet metal of varying thickness, strength, coatings, and/or alloys which when welded together prior to stamping result in mechanical properties in the desired location on the finished part. The use of tailored blanks in automotive applications results in cost, weight and safety benefits including the reduction of required dies and welds, the elimination of certain manufacturing costs, improved steel utilization, reduction in body weight, reduction in use of coated steel, reduction of engineering costs, improved dimensional accuracy and increased safety.

     Use of tailored blanks frequently decreases the number of dies required to produce the finished product and eliminates the spot welds required to fasten reinforcements to conventional blanks. As a result, tooling costs are decreased due to the elimination of dies and manufacturing costs are decreased due to elimination of stamping and spot-weld operations. Steel utilization is also improved as a result of the ability to assemble smaller, irregular parts into a single tailored blank. It is estimated that use of tailored blanks can decrease manufacturing scrap by as much as 30% in certain applications.

         By permitting the use of varying weights of steel and eliminating the need for reinforcements, tailored blanks can result in decreased vehicle weight and improved mileage. For example, many automotive applications require the use of zinc-coated steel, which is more expensive and heavier than uncoated steel, in order to improve corrosion resistance. With conventional blanks, coated steel must be used for an entire sub-assembly, despite that fact that only a portion of the sub-assembly requires corrosion resistance. Tailored blanks on the other hand allow the incorporation of coated steel only where required. For each reinforcement included in a sub-assembly produced using conventional blanks, costs are incurred for design, development, engineering, prototyping and die tryout. The use of tailored blanks eliminates these costs and shortens the product development cycle.

         The dimensional accuracy of an automobile is a function of the fit of individual components and the associated assembly operations. Tailored blanks improve dimensional accuracy by decreasing the number of separate components, eliminating the need for reinforcements and decreasing required assembly operations. This results in improved fit and finish, reduced wind noise and a quieter ride. Because tailored blanks are stamped after welding, the welds have higher reliability than spot welds made on conventional blanks after stamping. Weld defects on tailored blanks, if any, are likely to become apparent upon stamping, resulting in improved quality control. Tailored blanks can also improve the crashworthiness ratings of automobiles since their welds are stiffer and provide continuous load-carrying ability.

         Design and Engineering.

         The development of new automobile models generally begins two to five years prior to the marketing of such new models to the public. The Company's engineering staff typically works with OEM engineers early in the development phase to design components to meet OEM specifications on new or redesigned models.

         The Company designs and engineers automobile glovebox latches under the brand name Prestolock(R). The design and engineering of a new Prestolock(R) latch begins two to three years prior to actual production. After a new latch is designed, the Company produces prototype latches and builds the required tooling for production parts. The Company then contracts with manufacturers for the various component parts of the latch and begins the assembly planning process.

         Prestolock's engineers are included in the planning and design phase by both GM and Chrysler, and remain up to date with the new body platforms under consideration by the OEMs and Tier I instrument panel suppliers. Automotive glovebox latches are required to comply with certain safety standards and the engineering of a product which fits securely into the glove box is required. Historically, the Company's primary customer for Prestolock(R) latches has been GM, with the Company currently supplying approximately 50% of GM's glovebox latch requirements. Beginning in 1997, the Company also began supplying glovebox latches to Chrysler and management anticipates that the Company will supply approximately 70% of Chrysler's 1998 model year requirements.

         Manufacturing and Processing.

         The Company's manufacturing operations primarily consist of the production of automotive components utilizing progressive die stampings. These components are sold primarily to OEMs, including Chrysler, GM and Mitsubishi Motors Manufacturing of America, as well as to Tier I suppliers. Progressive die stamping is a process in which steel is passed through a series of dies in a stamping press in order to form the steel into three dimensional parts. The Company's stamping presses range in size from 75 tons to 800 tons, providing the flexibility to stamp flat-rolled steel and steel blanks ranging in thickness from .028 inches to .25 inches. The Company operates one of only six stamping facilities approved by Chrysler to provide extrusion stampings.

         Through Vassar, the Company also provides painting and coating services to OEMs and Tier I suppliers on automotive components consigned to the Company for processing and re-delivery to the OEM or Tier I supplier on a just-in-time basis. Since 1986, Vassar has operated as a dedicated GM/Delphi supplier, painting steering column component parts for GM/Delphi's Saginaw Steering Division.

         The Company also provides value-added services such as laser welding, cutting and drilling, prototyping and mold design and construction. By way of example, UPP welds the latch striker plates for Chrysler's B-van mini-van doors. UPP also provides cutting services for the reverse transmission bands on certain Chrysler trucks. The Company also designs, engineers and produces precision tools and dies for use in its own stamping operations.

         Assembly.

         Management believes that Prestolock's ability to control production costs is primarily attributable to the contract manufacturing of latch components on a competitive bid basis as well as control of labor costs achieved through contract labor. Management is studying additional automation at the Prestolock assembly plant in order to increase the efficiency of the assembly process.

         As an extension of its relationship with GM/Delphi, the Company also provides steering column sequencing and shoe release and air pump assembly services.

         Distribution of Tooling Components.

         The Company, through Monroe, distributes tooling components, including adjustable handles, hand wheels, plastic knobs, levers, handles, hydraulic clamps, drills, jigs and permanent magnets. Monroe is currently the Company's only non-automotive industry operation. The Company's primary tooling component product line is Kipp(R) brand standard and heavy duty adjustable handles, representing approximately one-half of its tooling component sales. The Company also distributes Elesa(R) brand high tensile plastic hand wheels, knobs, handles and levers, representing approximately one-quarter of tooling component sales. The other products distributed through Monroe are purchased from a variety of suppliers, none of which represents more than 10% of the Company's tooling component sales. Although most tooling component products are sold off the shelf, the Company does perform some light machining of parts for custom orders.

         The Company is the primary North American distributor for Kipp(R) products and holds the U.S. patent rights to Kipp(R) adjustable handles. The Company also holds non-exclusive rights to distribute Elesa(R) products throughout North America. Kipp(R) is based in Germany and Elesa(R) is based in Italy. Both product lines have international reputations for quality in the engineering community. The Company has recently been successful in challenging a patent infringement, reestablishing its position as the sole U.S. source for certain Kipp(R) adjustable handles. The defendant has filed an appeal. See "Legal Proceedings" below.

Marketing and Sales

         Automotive Supply. Historically, a number of independent sales representatives were engaged in connection with the Company's operations. As a result of the Acquisitions, the Company is in the process of consolidating sales representation in-house (i.e., within Skandy) in order to provide a more focused sales effort with lower costs. The Company's sales representatives and project managers have experience in representing both Tier I and Tier II automotive suppliers. The Company's in-house sales force (excluding Utilase) currently consists of five full-time sales representatives, although expansion to approximately eight full-time salespersons is anticipated within the next 12 months. Management believes that the Company's in-house sales team provides it with significant marketing advantages. The Company's salesmen and project managers are involved in product planning and spend a significant amount of time consulting with OEM engineers in order to facilitate the integration of the Company's products into future automotive models. Prior to its acquisition by the Company, Skandy acted as an independent sales representative for a number of automotive suppliers other than the Company and its affiliates, and it continues to do so. Additional non-affiliate sale representation relationships may be pursued in the future for product lines which are not competitive with those of the Company.

         Marketing and sales efforts for Utilase are currently handled by a separate in-house sales force. Orders for tailored blanks are typically placed by OEMs directly with producers of steel coil. Further processing steps, such as blanking, are done either by the steel producer or by an independent processor sub-contracted by the steel producer. Project managers at Utilase work closely with OEMs during the design phase to promote the specification of Utilase as the processor prior to the placing of orders by OEMs with steel producers. Relationships with domestic steel producers are also maintained in order to obtain sub-contracting work for which no processor has been specified by an OEM. Working with OEM product development teams from the early stages of new body platform concepts, the Company intends to increase efforts to encourage the design of laser-welded tailored blanks into new platforms and vehicles.

         Tooling Components. The Company's tooling component products are sold through catalogs as well as through a network of regional distributors of Kipp(R) and Elesa(R) products. There are approximately 78 wholesale distributors located throughout the United States offering the Company's products. These distributors sell to industrial manufacturing companies such as GM, Chrysler, Caterpillar Inc. and Deere & Company. In addition, there are three distributors in Canada and one in Mexico.

         The Monroe catalog has historically been published and mass mailed to potential customers approximately once every two years. Product information is also available via an electronic catalog distributed on computer disk. The complete Monroe catalog, offered primarily to wholesalers, includes the entire tooling component product line. A specialty catalog featuring Kipp(R) and Elesa(R) products, which is sized for quick reference use by engineers, is also published by the Company. Inventory levels of tooling component products which approximate one-year's sales are continuously maintained, enabling the Company to provide same-day shipping on most orders. The Company also utilizes a proprietary computerized inventory system designed to satisfy the delivery needs of its customers. Management intends to increase sales to existing tooling component customers and to expand its customer base by offering additional component parts from the Kipp(R) and Elesa(R) lines.

Customers

         Sales to the automotive industry constitute a substantial portion of the net sales of the Company. The majority of the Company's remaining sales are to the tooling component industry. In 1996, sales to the automotive industry accounted for approximately 68.5% of the consolidated net sales of the Company (89.5% of pro forma consolidated net sales giving effect to all of the Acquisitions) with GM and Chrysler, including their respective Tier I suppliers, accounting for substantially all of the Company's historical and pro forma net sales to the automotive industry. One customer of Monroe accounted for more than 5% of Monroe's net sales.

         The Company works closely with its major customers during the design and development stages of their products. The Company believes that its commitment to quality, service and just-in-time delivery has enabled it to build and maintain strong and stable customer relationships.

Suppliers and Raw Materials

         The raw materials required for the Company's operations include steel, paint, plastic and gases such as carbon dioxide and argon. The Company obtains its raw materials from a variety of suppliers. With the exception of Monroe's purchase of tooling components from Kipp(R) and Elesa(R), the Company does not believe that it is dependent upon any of its suppliers despite concentration of purchasing of certain materials from a few sources. For example, approximately 65% of the paint used at Vassar is purchased from Red Spot, although other suppliers of the same or similar materials are readily available. Management believes that volume purchasing from a single source can provide pricing advantages. The Company typically purchases its raw materials on a purchase order basis as needed and has generally been able to obtain adequate supplies of raw materials for its operations.

Competition

         Both the automotive component supply and tooling component industries are highly competitive. Competition in the sale of all of the Company's products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. The Company believes that its performance record in these respects places it in a strong competitive position. Many of the Company's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors, such as GM/Delphi, are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies.

Environmental Matters

         The Company is subject to environmental laws and regulations concerning emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. The Company is also subject to other Federal and state laws and regulations regarding health and safety matters. Each of the Company's production facilities has permits and licenses allowing and regulating air emissions and water discharges. The Company believes that it is currently in compliance with applicable environmental and health and safety laws and regulations, however, these laws and regulations are constantly evolving and it is impossible to predict whether compliance with these laws and regulations may have a material adverse effect on the Company in the future.

Patents and Trademarks

         The Company holds the registered U.S. trademarks "Presto" and "Prestolock" used in connection with its glovebox latch business. The Company also holds U.S. Patent No. 4,598,614 entitled "Hand Lever Turning Mechanism" which provides the Company with the exclusive right to distribute certain Kipp(R) brand adjustable handles, which incorporate such technology, in the United States. The Company's rights under this patent were recently upheld in United States District Court in an action commenced by the Company against an entity which was found by the Court to be infringing upon the patent through the sale of similar hand levers. The defendant has filed an appeal. See "Legal Proceedings." Utilase will hold proprietary technology and equipment which constitute trade secrets and are not registered in order to avoid public disclosure thereof.

Seasonality

         The Company's business is largely dependent upon the automotive industry, which is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the automotive component supply industry is somewhat seasonal. Increased revenues and operating income are generally experienced during the second calendar quarter as a result of the automotive industry's spring selling season, the peak sales and production period of the year. Decreased revenues and operating income are generally experienced during July and December of each year as a result of scheduled OEM plant shut downs for vacations and holidays, as well as changeovers in production lines for the new model year. The Company's historical results of operations do not reflect cyclical or seasonal fluctuations in revenues and operating income because the Acquisitions have resulted in a growth trend through successive periods which has masked the effect of any such fluctuations.

Employees

         As of May 8, 1997, the Company, including DCT and Utilase, had approximately 444 employees, including 347 production employees, 50 sales and clerical employees and 48 management and administrative employees. The foregoing does not include the approximately 50 production workers at Prestolock and 50 production workers at Utilase, all of whom are leased workers. All of the Company's operations are non-union except for Vassar, whose production workers are represented by the Paper Workers Union (AFLCIO). There has been no recent history of labor strikes or unrest at any of the Company's facilities. The Company believes that its relations with its employees are satisfactory.

Legal Proceedings

         The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of one of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that such insurance will continue to be available to the Company on acceptable terms or at all. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company.

         On December 4, 1994, Monroe filed an action in United States District Court, Eastern District of Michigan, against J.W. Winco, Inc. for infringement of Monroe's U.S. Patent for a hand lever turning mechanism, which patent protects Monroe's exclusive right to distribute certain Kipp(R) brand adjustable handles in the United States. On June 17, 1996, a judgment was entered in favor of Monroe on the issue of infringement. A notice of appeal has been filed and both parties have submitted their pleadings in connection with the appeal. The Company expects a decision on this matter prior to December 31, 1997. The Company does not believe that an adverse decision on the appeal would have a material adverse effect on the Company.

         On August 18, 1995, a former employee of DCT filed an action against DCT in Macomb County Circuit Court in the State of Michigan related to a serious workplace injury. Although no assurance can be given, management believes that the matter will be resolved within the limits of available policies of insurance.

     On December 10, 1995, Utilase filed an action in Wayne County Circuit Court in the State of Michigan against Mark Williamson, a former employee of Utilase, for misappropriation of trade secrets, breach of confidentiality and non-compete agreements and related claims. The action was subsequently removed to federal court. On May 6, 1997, Utilase obtained an injunction in United States District Court, Eastern District of Michigan, prohibiting Mr. Williamson from becoming employed in any capacity without establishing to the satisfaction of the court that the proposed employment does not involve laser blank welding. On May 6, 1997, Utilase filed a related action in United States District Court, Eastern District of Michigan, against Olympic Steel, Inc. for breach of contract, misappropriation of trade secrets, and tortious interference with contract. Following the Utilase Acquisition, the former principal shareholder of Utilase, which is controlled by Messrs. Henderson and Stone, two nominees for director of the Company, will continue to have the right to control the actions of Utilase with respect to the litigation, including decisions with respect to whether to bring actions against additional parties, subject to the requirement of the Company's reasonable consent for any settlement. Any cash or property recovered in connection with the litigation will be divided equally with such former principal shareholder of Utilase and the Company's portion will be deposited into a sinking fund to be applied against payment of the Utilase Notes delivered by the Company in connection with the Utilase Acquisition. See "Certain Transactions."

         From time to time, the Company is involved in lawsuits arising in the ordinary course of its business. In addition, the Company is a party to certain lawsuits arising in connection with the Acquisitions. In management's opinion, the outcome of such pending matters will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Certain Transactions."

Properties

         All of the Company's current operations, with the exception of one assembly plant, are conducted at facilities located in the greater Detroit area of Michigan. Although the Company's existing facilities are adequate for current operations, management anticipates adding additional facilities during the next 12 months in connection with the expansion of its tailored blanking, assembly and painting operations. The following is a summary of the location, ownership status, size and function of each of the Company's facilities:

                                                                    Approximate
                                                     Owned or          Size
                Facility Location                     Leased         (sq. ft.)                Primary Use
-------------------------------------------------  ------------    --------------   ----------------------------
Bloomfield Hills Pkwy,                                Leased              10,145   Executive Offices, Sales and
Bloomfield Hills, Michigan                                                         Engineering
Enterprise Drive, Vassar, Michigan                     Owned(1)           30,000   Painting and Assembly
Sherman Street, Vassar, Michigan                      Leased              14,600   Painting and Assembly
El Paso, Texas                                        Leased              13,700   Prestolock(R)Assembly
34683 Centaur, Clinton Township, Michigan             Leased(2)            9,250   Warehouse

34660 Centaur, Clinton Township, Michigan             Leased(2)           54,470   Stamping
34706 Centaur, Clinton Township, Michigan             Leased(2)           12,692   Warehouse and Engineering
34728 Centaur, Clinton Township, Michigan             Leased(2)           13,675   Warehouse
34635 Nova, Mt. Clemens, Michigan                     Leased(2)           12,200   Die Maintenance
Woodward Avenue, Bloomfield Hills Michigan            Leased               1,417   Tooling Component Sales
                                                                                   Office
Harbor Springs, Michigan                               Owned(3)            9,600   Tooling Component
                                                                                   Warehouse and Distribution
                                                                                   Facility
20530 Hoover Road, Detroit, Michigan                  Leased(4)           50,937   Laser Welding and Tailored
                                                                                   Blanks
20201 Hoover Road, Detroit, Michigan                  Leased(4)           11,110   Utilase Production Process
Brantford, Ontario, Canada                            Leased(5)           89,330   Laser Welding and Tailored
                                                                                   Blanks

-------------------------

(1) Purchased pursuant to a Land Contract dated October 26, 1994 from Cass River Investment Company, an entity affiliated with a former controlling shareholder of Vassar. See "Certain Transactions."

(2)      Each of these facilities is leased by DCT from Competitive
         Technologies Investment Company which is controlled by affiliates of the Company. The Company will acquire ownership of this landlord entity concurrently with the consummation of its purchase of the balance of the outstanding shares of DCT held by Messrs. Henderson and Stone. See "Certain Transactions." A portion of the 34683 Centaur facility is sublet to a local law enforcement agency for storage purposes.

(3) Purchased pursuant to a Land Contract dated April 30, 1996 from the former controlling shareholder of Monroe who is currently an affiliate of the Company, for an aggregate purchase price of $500,000 payable in monthly installments of interest only at the rate of 12% per annum with all outstanding principal and accrued interest due April 30, 1998. See "Certain Transactions."

(4) The Hoover Road facilities are leased from entities controlled by an affiliate of the Company. See "Certain Transactions."

(5) Although a lease has been executed, the term of occupancy has not yet commenced due to the required tenant improvement work to be completed. Management anticipates that occupancy will commence in late May.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information concerning each director, nominee for director and executive officer of the Company. Upon consummation of the Offering, James Bronce Henderson, III, Peter Sugar, David C. Stone, Troy D. Wiseman, Anthony R. Tersigni and have been selected and have agreed to become directors of the Company and Messrs. Richard V. Balgenorth and Michael C. Azar will resign as directors (but remain as executive officers).

                Name                       Age                     Position                        Director Since
--------------------------------------    ------     --------------------------------------        --------------
Robert J. Skandalaris                       44       President, Chief Executive Officer                 1993
                                                     and Director
Richard V. Balgenorth                       49       Treasurer, Chief Financial Officer                 1996
                                                     and Director
Michael C. Azar                             33       General Counsel, Secretary and                     1996
                                                     Director
James Bronce Henderson, III                 46       Director Nominee (Chairman)                         --
Peter Sugar                                 51       Director Nominee                                    --
David C. Stone                              49       Director Nominee                                    --
Troy D. Wiseman                             31       Director Nominee                                    --
Anthony R. Tersigni                         47       Director Nominee                                    --
                                                     Director Nominee                                    --

         ROBERT J. SKANDALARIS, the Company's founder, currently serves as President, Chief Executive Officer and Director. Prior to founding the Company in 1993, Mr. Skandalaris was Vice Chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm. From 1987 until its sale in 1993, Mr. Skandalaris served as Chairman and Chief Executive Officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris began his career as a Certified Public Accountant with the national accounting firm of Touche Ross. Mr. Skandalaris also serves as a Manager of Twenty-First Century Advisors, LLC, an investment fund general partner, which acts as the general partner of two funds, one of which, Twenty-First Century Advisor Offshore Fund, LP, is publicly traded on the Irish Stock Exchange. In addition, since 1995 Mr. Skandalaris has served as a Manager of Invest L'Inc. Partners, LLC, a consulting firm, and from 1994 to March, 1997, Mr. Skandalaris served as the Chairman of River Capital, Inc., an investment banking firm.

         RICHARD V. BALGENORTH joined the Company on May 1, 1996 as its Chief Financial Officer and was elected to the Board of Directors in December 1996. From 1990 to 1996, Mr. Balgenorth was a member of the Mergers and Acquisitions Group in NBD Bank's Capital Markets Division. Mr. Balgenorth began his career as a Certified Public Accountant with the national accounting firm of Arthur Andersen.

         MICHAEL C. AZAR joined the Company in November 1996 as its General Counsel and Secretary and was elected to the Board of Directors in December 1996. Prior to joining the Company, Mr. Azar was employed as General Counsel to River Capital, Inc., an investment banking firm, from January through November 1996. From 1988 to 1995, Mr. Azar practiced law with the firm of Mason, Steinhardt, Jacobs and Perlman in Southfield, Michigan.

         JAMES BRONCE HENDERSON, III will be appointed as Chairman of the Company's Board of Directors upon consummation of the Offering. Since 1989, Mr. Henderson has served as the Chairman and Chief Executive Officer of DCT, Inc., the privately held parent company of Utilase and an affiliate of DCT prior to their acquisitions by the Company. Mr. Henderson has served on the Chrysler CEO Round Table since July 1995 and is a past chairman of the Michigan/Japan Foundation. Mr. Henderson will serve as a member of the board of directors pursuant to an agreement entered into in connection with the DCT Acquisition. See "Certain Transactions."

         PETER SUGAR will be appointed to the Board of Directors upon consummation of the Offering. Mr. Sugar is an attorney specializing in corporate law and mergers and acquisitions. From 1995 to the present, and from 1970 to 1987, Mr. Sugar has practiced with the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. in Detroit, Michigan. From 1992 to 1997, Mr. Sugar was employed as Executive Vice President of International Voyager Media, L.P., a publishing and media company. From 1987 to 1992, Mr. Sugar was employed as President of Emptor Equities, Inc., a private investment and consulting company.

         DAVID C. STONE will be appointed to the Board of Directors upon consummation of the Offering. Mr. Stone is an attorney specializing in commercial transactions. From 1989 to the present, Mr. Stone has practiced with the law firm of Stone, Biber & O'Toole, P.C. in Troy, Michigan. Since 1990, Mr. Stone has served in various management positions with DCT, Inc. and currently serves as Vice Chairman, Secretary and a member of the Board of Directors of DCT, Inc.

         TROY D. WISEMAN will be appointed to the Board of Directors upon consummation of the Offering. In 1992, Mr. Wiseman founded and serves as a Manager and the President of Invest L'Inc. Partners, LLC (and its predecessor Invest L'Inc.), a consulting firm, of which Robert J. Skandalaris also serves as a Manager. Since 1994, Mr. Wiseman has also served as the Manager of Invest L'Inc. Bridge Fund, LLC, a privately held investment fund. From 1987 to 1994, Mr. Wiseman served as a director and executive officer of CAMI'Z Inc., a publicly traded apparel company of which he was the co-founder. In 1994, CAMI'Z, Inc. acquired Chauvin International, Ltd. by merger and changed its name to B.U.M. International, Inc. Mr. Wiseman remained an executive officer until August 1995 and served as a director of B.U.M. International, Inc. until late 1996. On April 10, 1996, B.U.M. International, Inc. filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wiseman is a Member of Twenty-First Century Advisors, LLC, an investment fund general partner, which acts as the general partner of two funds, one of which, Twenty-First Century Advisor Offshore Fund, LP, is publicly traded on the Irish Stock Exchange.

         ANTHONY R. TERSIGNI will be appointed to the Board of Directors upon consummation of the Offering. Dr. Tersigni is the President and Chief Executive Officer of St. John Health System, an integrated health delivery system headquartered in Detroit, Michigan. Prior to joining St. John Health System in 1995, Dr. Tersigni was President and Chief Executive Officer of Oakland General Health Systems, Inc., in Madison Heights, Michigan from 1987 through 1995. Dr. Tersigni received his doctorate in Organizational Development from Western Michigan University in 1992.

         Directors are elected to serve until the next annual meeting of shareholders or until a successor is duly elected and qualified. Executive officers are duly elected by the Board of Directors to serve until their respective successors are elected and qualified.

         Each of the Company's subsidiaries maintains its own board of directors which oversees operational issues at each respective subsidiary. These boards of directors consist of from five to seven members, with the president of a different subsidiary serving as the chairman. Outside directors are included as deemed appropriate by the management and chairman of each subsidiary.

Committees of the Board of Directors

         Audit Committee.

         Promptly following the consummation of the Offering, the Board of Directors will establish an Audit Committee comprised of Messrs. Peter Sugar, David C. Stone, and Anthony R. Tersigni, all of whom will be independent directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants and review the adequacy of the Company's internal accounting controls.

         Compensation Committee.

         Promptly following the consummation of the Offering, the Board of Directors will establish a Compensation Committee which will be comprised solely of independent directors. The Compensation Committee will establish compensation policies and determine compensation for the Company's executive officers in addition to administering the Company's 1997 Stock Option Plan, described elsewhere herein.

Compensation of Executive Officers and Directors

         The following table sets forth the total compensation earned by the Chief Executive Officer and the only other executive officer who received compensation in excess of $100,000 during the fiscal years ended December 31, 1996, 1995 and 1994 for services rendered to the Company in all capacities during such years.

                                                                         Summary Compensation Table (1)
                                                  -----------------------------------------------------------------------
                                                                                                            Restricted
        Name and Principal Position at                                                                         Stock
              December 31, 1996                         Year             Salary             Bonus             Awards
-----------------------------------------------   ----------------   ---------------   ---------------    ---------------
Robert J. Skandalaris                                   1994                     --                --           --
President, Chief Executive Officer and
Director
                                                        1995                     --                --           --
                                                        1996                $94,000          $960,000           --

Mark A. Davis                                           1996               $112,400                --       $32,000(3)
Former President, General Counsel and
Director(2)

--------------------

(1) Does not include any value that might be attributable to job-related personal benefits, the annual value of which has not exceeded the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer.

(2) Mr. Davis served as an officer and director of Noble from July 1996 to October 1996. Prior thereto, Mr. Davis was employed as an officer of Prestolock from January 1996 to July 1996. Compensation set forth in the table includes Mr. Davis' salaries at Prestolock and Noble.

(3) Represents the book value of shares of Common Stock issued to Mr. Davis on January 1, 1996. These shares were subsequently repurchased from Mr. Davis when he left the Company in October 1996 by Robert J. Skandalaris, as assignee of the Company's right to repurchase pursuant to Mr. Davis' Shareholder's Agreement with the Company. See "Certain Transactions."

Employment Agreements

         The Company entered into an Employment Agreement (the "Employment Agreement") with Robert J. Skandalaris, its President and Chief Executive Officer, dated April 3, 1997. The Employment Agreement provides for an initial term of three years, with an unlimited number of successive three year renewals subject to the election by either party not to renew the Employment Agreement. The Employment Agreement provides for a base salary of $150,000 per annum from March 1, 1997 through April 30, 1997 and $225,000 per annum commencing May 1, 1997 and continuing for the remainder of the term of employment. Mr. Skandalaris is also entitled to an incentive bonus for each fiscal year in an amount to be determined by the Board as well as to participation in any executive bonus or other incentive compensation program adopted by the Company. In the event that Mr. Skandalaris' employment is terminated by the Company, without cause, or by reason of his death or disability, or in the event that the Employment Agreement is not renewed, the Company is obligated to pay to Mr. Skandalaris, as severance and/or liquidated damages, an amount equal to three times his annual base salary at the time of termination plus any incentive bonus due under the Employment Agreement. Prior to April 1, 1997, the Company did not have an employment agreement with Robert J. Skandalaris. In fiscal 1996, Mr. Skandalaris received a base salary of $94,000 and bonus compensation of $960,000. Mr. Skandalaris received the 1996 bonus based upon his success in implementing the Company's growth strategy and in consideration of past services performed.

         Utilase has an employment agreement with its President, John K. Baysore which was entered into on April 7, 1997 in contemplation of the Utilase Acquisition. Mr. Baysore's employment agreement has a term of three years and provides for an initial base salary of $175,000 per annum, with increases to be determined by Utilase's board of directors. Mr. Baysore is eligible to receive annual bonus awards as follows: (i) from April 7, 1997 to December 31, 1997, 8% of the excess of Utilase's net income over $1.0 million,
(ii) for calendar year 1998, 4.5% of the excess of Utilase's net income over $2.5 million; and (iii) for calendar 1989, 2.25% of the excess of Utilase's net income over $6.0 million. If Mr. Baysore's employment is terminated by Utilase without cause, he is entitled to severance payments equal to his annual base salary. Mr. Baysore's employment agreement also contains a covenant not to compete for which Mr. Baysore shall receive $200,000 upon closing of the Utilase Acquisition. See "Certain Transactions."

Board of Directors

         Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. Directors who are not employees of the Company receive an attendance fee of $1,000 for each Board meeting or committee meeting attended in person by that director and $250 for each telephonic Board meeting or committee meeting in which such director participated; however, fees for in-person meetings of the Board and committees may not exceed $1,000 per day. All Directors are reimbursed for expenses incurred in connection with attendance at meetings.

Stock Option Plan

         The Company intends to adopt the 1997 Stock Option Plan (the "1997 Plan") prior to the consummation of the Offering. The 1997 Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant to employees of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code"). The 1997 Plan has a 10 year term. The purpose of the 1997 Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with
an equity participation in the Company. Under the 1997 Plan        shares of the
Company's Common Stock are reserved for issuance, subject to adjustment upon occurrence of certain events affecting the capitalization of the Company.

         The 1997 Plan is administered by a the Compensation Committee of the Board of Directors which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions under which such options may be exercised. The exercise price of incentive stock options granted under the 1997 Plan is required to be no less than the fair market value of the Common Stock on the date of grant (110% in the case of a greater than 10% shareholder). The exercise price of non-qualified stock options is required to be no less than 85% of the fair market value of the Common Stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% shareholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee's options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

         In order to exercise an option granted under the 1997 Plan, the optionee must pay the full exercise price of the option with respect to the shares being purchased. Payment may be made either (i) in cash, (ii) at the discretion of the Committee, by delivering shares of Common Stock already owned by the optionee and having a fair market value equal to the applicable exercise price or (iii) in the form of such other consideration as may be determined by the Committee and permitted by applicable law.

         Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the 1997 Plan. The Committee may at any time discontinue granting options under the 1997 Plan or otherwise suspend, amend or terminate the 1997 Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the 1997 Plan or any outstanding option which would (i) increase the maximum number of shares which may be purchased pursuant to options granted under the 1997 Plan, either in the aggregate or by any optionee, except in connection with certain antidilution adjustments, (ii) change the designation of the class of employees eligible to receive qualified options, (iii) extend the term of the 1997 Plan or the maximum option period thereunder, (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the 1997 Plan, except in connection with certain antidilution adjustments, or (v) cause qualified stock options issued under the 1997 Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to shareholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the 1997 Plan.

         The 1997 Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the 1997 Plan or its exercise. If no disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

Limitation of Liability and Indemnification Matters

         The Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly held corporations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify each person who may serve or who has served at any time as a director or officer, or who at the request of the Board of Directors of the Company may serve or at any time has served as director or officer of another corporation or enterprise, and such person's respective heirs, administrators, successors and assigns, against any and all expenses, including judgments, attorneys' fees and amounts paid in settlement (before and after suit is commenced), actually and necessarily incurred by such person in connection with the defense or settlement of any claim, action, suit, or proceeding in which such person is made a party, or are a party, or which may be asserted against them by reason of being or having been a director or officer of the Company or any such other corporation or enterprise, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was not unlawful. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

         The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (1) breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) a transaction from which the director derives an improper personal benefit; (4) making an unlawful loan to a director, officer or employee of the Company; and
(5) declaring an unlawful dividend or distribution to shareholders. As a result of this provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                              CERTAIN TRANSACTIONS

Prestolock Acquisition

         On February 25, 1994, Prestolock acquired the assets of Presto Lock, Inc. ("PLI") for $750,000 in cash. The assets were purchased from Midlantic National Bank, which had acquired the PLI assets as the result of a foreclosure. At the time of the Prestolock Acquisition, Prestolock was owned by: Robert J. Skandalaris, the Company's President, a director and principal shareholder; Daniel J. Brunell, the President of Vassar and a shareholder of the Company; and Richard G. Skandalaris, the President of Prestolock, a shareholder of the Company and the brother of Robert J. Skandalaris. In July 1994, the padlock division assets were sold to The Eastern Company ("Eastern") resulting in cash proceeds to Prestolock of $500,000. Prestolock also entered into a Sales Service Consulting Agreement with Eastern which provides that Prestolock will provide up to 20 hours per month of consulting services in exchange for 3% of Eastern's gross sales of certain padlock products. The Sales Service Consulting Agreement expires on December 31, 2000. Prestolock received $42,501 and $47,022 in fees from Eastern for services rendered in 1995 and 1996, respectively. On January 1, 1996, the Company entered into an agreement with the Prestolock shareholders whereby the Company acquired all of the outstanding shares of Prestolock in
exchange for             shares of Common Stock.

Vassar Acquisition

     Effective January 1, 1996, the Company completed the acquisition of all of the outstanding shares of Vassar for aggregate consideration of $2.0 million, including a stock purchase price of $200,000 paid in cash and consulting and non-competition fees aggregating $1.8 million payable to six former Vassar shareholders, including Christan Frampton, the current Treasurer of Vassar and James Lamb, a current director of Vassar, pursuant to consulting agreements providing for 24 month payments in the aggregate amount of $25,000 followed by 60 monthly payments in the aggregate amount of $20,000. The Company's obligations pursuant to the consulting agreements are secured by the equipment and fixtures of Vassar. The shareholders of Vassar retained an option to repurchase 25% of the stock of Vassar for $1 which expires when the Company's obligations under the consulting agreements are discharged. In January 1997, the Company and two of the former Vassar shareholders, including James Lamb, representing 20% of the aggregate consulting fee commitment, amended their consulting agreements to provide for payment of 40% of the amount payable over the term of the consulting agreement within 30 days of the consummation of the Offering in full satisfaction of the Company's obligations. Approximately $100,000 of the net proceeds of the Offering will be applied to payment of the $120,000 payable pursuant to such arrangements. In March 1997, two former Vassar shareholders including Eugene Oldford, the former controlling shareholder of Vassar and currently a consultant to the Company, filed a lawsuit against the Company for payments allegedly owed pursuant to their consulting agreements. The Company's position is that it was entitled to cease payments under these consulting agreements due to breaches of covenants not to compete by these former shareholders. This litigation is not expected to have a material impact on the business of the Company. In connection with the Vassar Acquisition, the Company also acquired an approximately 30,000 square foot painting and assembly facility subject to an October 26, 1994 land contract with Cass River Investment Company, an entity affiliated with Mr. Oldford, providing for an aggregate purchase price of $600,000 payable in monthly installments over a term of 10 years and bearing interest at a rate of 8% per annum.

Monroe Acquisition

          Effective January 1, 1996, the Company completed the acquisition of all of the outstanding shares of Monroe from Richard J. Reason, individually and as trustee of two trusts, for aggregate consideration of $6.85 million, including a stock purchase price of $6.35 million payable in installments and a real estate purchase price of $500,000 pursuant to a land contract dated April 30, 1996 providing for payments of interest only at the rate of 12% per annum payable monthly with the principal balance due April 30, 1998. The obligations of the Company under the land contract are guaranteed by Robert J. Skandalaris. Mr. Reason currently serves as the President and a director of Monroe. Concurrently with the Monroe Acquisition, Monroe entered into a 28 month employment agreement with Mr. Reason providing for an annual salary of $200,004 and payments of $2,000 per month for a three year period commencing May 1, 1998. The Company intends to use $500,000 of the net proceeds of the Offering to pay the final installment of the stock purchase price due in connection with the Monroe Acquisition.

DCT Acquisition and Related Matters

         On July 1, 1996, the Company acquired 37.5% of the outstanding shares of DCT for $1 and the option to acquire, subject to certain limitations, an additional 14.1% of the outstanding shares for $1 through July 2001. James Bronce Henderson, III and David C. Stone, shareholders of the Company who will become directors of the Company upon consummation of the Offering, are the principal shareholders of DCT. Peter Raab, a former officer of DCT, acquired a 7.5% interest in DCT concurrently with the Company's acquisition. Mr. Raab also entered into a Stock Redemption Agreement with DCT which terminates on July 1, 1999 providing DCT with the option to repurchase Mr. Raab's shares of DCT common stock at book value at any time and the obligation to repurchase his shares upon his death or upon the termination of his employment. Mr. Raab and DCT are currently in dispute with regard to certain matters related to his employment, which dispute has been submitted for arbitration. In April 1997, DCT delivered notice to Mr. Raab of its election to exercise its right to repurchase his DCT shares pursuant to the Stock Redemption Agreement. The Company cannot predict whether Mr. Raab's employment dispute will have an impact on DCT's ability to enforce its redemption rights. In connection with the DCT Acquisition, the selling shareholders of DCT agreed to write-off and forgive all existing intercompany and shareholder debt except for a promissory note in the principal amount of $960,000. The intercompany debt was owed to DCT, Inc. ("DCTI"), a company controlled by Messrs. Henderson and Stone. During the year ended December 31, 1996 an aggregate of $15,325,865 of intercompany debt and $1,515,579 of debt to shareholders and former shareholders was forgiven and written off. The Company also received irrevocable proxies from the other shareholders of DCT providing the Company with the authority to direct the vote of these shareholders on all matters except with respect to the merger, liquidation or sale of substantially all of DCT, or other extraordinary items. In addition, the Company and the selling shareholders of DCT agreed to certain put and call provisions with respect to the purchase by the Company of the balance of the outstanding shares of DCT.

         Pursuant to a March 15, 1997 Letter Agreement, the Company's rights to purchase the balance of the DCT shares owned by Messrs. Henderson and Stone, representing a 55% interest in DCT, were modified. The March 15, 1997 Letter Agreement provides that: (i) on or before July 1, 1997, the Company shall cause to be repaid $960,000 owed by DCT to an entity controlled by Messrs. Henderson and Stone pursuant to an unsecured term loan bearing interest at the rate of 10% per annum with an original maturity date of June 30, 1998; (ii) the Company shall acquire the remaining shares of DCT owned by Messrs. Henderson and Stone in exchange for a promissory note collateralized by the acquired shares and due February 15, 1999, with the principal balance determined by an earnings formula, but in no event less than $1 million (the "Purchase Note"); (iii) Mr. Henderson shall serve as a member of the Company's Board and its chairman until December 31, 1999; and (iv) upon payment of the Purchase Note, DCT's obligation to remit 50% of the bonus pool under DCT's Executive Bonus Pool Plan (discussed below) to an entity controlled by Messrs. Henderson and Stone will terminate. The Company intends to complete the DCT Acquisition on or about July 30, 1997.

         DCT leases five separate facilities aggregating approximately 102,287 square feet located in Clinton Township and Mt. Clemens, Michigan, pursuant to leases expiring September 30, 1998, from Competitive Technologies Investment Company ("CTIC"), an entity controlled by Messrs. Henderson and Stone, at an aggregate rent of $47,000 per month. Pursuant to the March 15, 1997 Letter Agreement, CTIC will be purchased by the Company concurrently with the purchase of the DCT shares for no additional consideration other than assumption of the debt encumbering such properties aggregating approximately $4.6 million at December 31, 1996.

         Concurrently with the closing of the Company's acquisition of its initial 37.5% interest in DCT, the Company and DCT entered into a Management Agreement under which the Company provides executive and general supervision over the business activities of DCT for an annual fee of $100,000 payable in monthly installments of $8,333. The Management Agreement remains in force so long as the Company remains a shareholder of DCT and for so long as the Company is controlled by Robert J. Skandalaris.

         Effective January 1, 1996, DCT adopted an Executive Bonus Pool Plan for the purposes of providing additional incentives for senior management to increase earnings, attracting and retaining management of outstanding competence and furthering the identity of interest of senior management with that of DCT's shareholders. The plan is administered by DCT's Board of Directors. The bonus pool under the plan consists of 20% of earnings before taxes of DCT. Noble is eligible to participate in the plan as long as the Management Agreement remains in effect. An entity controlled by Messrs. Henderson and Stone is entitled to 50% of the bonus pool from January 1, 1997 through December 31, 1999, or until the balance due pursuant to the Purchase Note is paid in full.

         During 1996, Monroe paid an aggregate of $59,322 and DCT paid an aggregate of $6,000 to the law firm of Stone, Biber & O'Toole for legal services. David C. Stone, who will become a director of the Company upon the consummation of the Offering, is a principal of such law firm.

Skandy Acquisition

         Effective January 1, 1997, the Company acquired all of the outstanding capital stock of Skandy from Richard G. Skandalaris, the sole shareholder of
Skandy, in exchange for      shares of Common Stock. Skandy received commissions
for sales representation services provided to Prestolock of $20,460 in 1995 and $106,387 in 1996.

UPP Acquisition

         On March 1, 1997, the Company, through its wholly owned subsidiary UPP, acquired certain assets of Utilase, Inc., a majority owned subsidiary of DCTI. DCTI is controlled by James Bronce Henderson, III and David C. Stone. The UPP Acquisition purchase price was $850,000, evidenced by the Company's promissory note, secured by the assets acquired, which provides for payment of $750,000 upon the earlier of July 31, 1997 or the closing of the Offering and $50,000 payable on each of February 1, 1998 and 1999. The promissory note bears no stated rate of interest, but provides for a default rate of interest of 10% per annum. The Company intends to use $750,000 of the net proceeds of the Offering to make the required payment under the note. UPP leases an approximately 11,110 square foot facility in Detroit, Michigan, from an entity controlled by Mr. Henderson pursuant to a three year lease expiring February 28, 2000 at an annual rent of $38,885. The Company believes that such lease is at least as favorable to the Company as could be obtained from an unaffiliated third party.

Utilase Acquisition

         On April 7, 1997, the Company entered into a Stock Purchase Agreement with Utilase, Inc., and its shareholders, DCTI and John K. Baysore, providing for the acquisition by the Company of all of the outstanding capital stock of Utilase. Messrs. Henderson and Stone are the principal shareholders of DCTI. Mr. Baysore is the President of Utilase and, upon the acquisition of Utilase by the Company, which is expected to occur currently with the consummation of the Offering, will remain the President of Utilase. The Stock Purchase Agreement provides for a purchase price of $8.2 million in cash, payable from the proceeds of the Offering, and the delivery of the Utilase Notes (Series A, B, C and D) in the aggregate original principal amount of $10,134,544. The cash portion of the purchase price will be paid from the net proceeds of the Offering. A summary of the principal terms of the Utilase Notes is as follows: (i) the Series A notes in the aggregate principal amount of $1,886,792 bear interest at the rate of 6% per annum until the first anniversary of the closing of the Utilase Acquisition (the "Utilase Closing Date") in 1998 and then increase to 10% per annum and become due and payable at the option of the holder if the note is not paid within 180 days; (ii) the Series B notes in the aggregate principal amount of $1,779,993 bear interest at the rate of 6% per annum until the second anniversary of the Utilase Closing Date in 1999 and then increase to 10% per annum and becomes due and payable at the option of the holder if the notes are not paid within 90 days; (iii) the Series C notes in the aggregate principal amount of $3,358,477 bear interest at the rate of 6% per annum until the third anniversary of the Utilase Closing Date in 2000 and then increase to 10% per annum and become due and payable at the option of the holder if the notes are not paid within 90 days; and (iv) the Series D notes in the aggregate principal amount of $3,109,292 bear interest at the rate of 6.5% per annum until the fourth anniversary of the Utilase Closing Date in 2001 and then increase to 10% per annum. For so long as any amount is outstanding under the Utilase Notes, the written consent of the holders of at least 67% of the aggregate outstanding principal amount thereof is required for the Company to (1) declare or pay any dividend or other distribution on its shares (other than in shares of capital stock) or (2) redeem or set apart funds for the purchase or redemption of any shares of its capital stock through a sinking fund or otherwise, except, subject to certain limitations, pursuant to the Shareholders Agreements discussed below. If the Company is in default under the Utilase Notes, the written consent of the holders of at least 67% of the aggregate outstanding principal of the Utilase Notes is required for the Company to (1) effect any sale, lease or other conveyance, other than as security for a loan from a senior lender, of all or substantially all of the assets of the Company, (2) effect any consolidation or merger involving the Company (except solely to, with or among Noble and its subsidiaries), (3) effect any reclassification or other change of any stock or any recapitalization of Noble, or (4) permit any subsidiary to issue or sell stock of such subsidiary, except to Noble or any wholly owned subsidiary of Noble. The Utilase Notes contemplate a subordination agreement, to be dated as of the Utilase Closing Date, between the noteholders and Comerica.

         The Utilase Stock Purchase Agreement also provides that if the agreement is terminated under certain circumstances, Utilase will be entitled to receive________ escrowed shares of Common Stock. The escrowed shares are subject to surrender to the Company upon the closing of the Utilase Acquisition which is expected to occur upon the consummation of the Offering. In addition, certain employees and shareholders of Utilase and DCTI, including Messrs. Henderson and Baysore, will receive payments aggregating $1.4 million on the Utilase Closing Date in exchange for covenants not to compete with Utilase. Mr. Henderson will receive $200,000 in exchange for his covenant not to compete with Utilase for the longer of seven years from the Utilase Closing Date or two years from the date he ceases to be a director of the Company. Mr. Baysore will receive $200,000 in exchange for his covenant not to compete with Utilase for a period of three years from the date of termination of his employment with Utilase pursuant to his employment agreement. See "Management -- Employment Agreements." Jeffrey A. Moss, a director of Utilase and the President of DCTI, will receive $1 million on the Utilase Closing Date and _____________ shares of Common Stock on each anniversary of the Utilase Closing Date commencing in 1999 and continuing through 2003 in exchange for his covenant not to compete with Utilase for the longer of seven years from the Utilase Closing Date or two years after he ceases to be a director of Utilase.

The Company also obtained a covenant not to compete from DCTI with a term of seven years for no additional consideration. The covenants not to compete of Messrs. Henderson and Moss and of DCTI terminate in the event of a default under the Utilase Notes which is not cured within 60 days. Utilase leases an approximately 50,937 square foot facility located in Detroit, Michigan from an entity controlled by Mr. Henderson pursuant to a three year lease expiring February 14, 1999 at an annual rent of $148,167. The Company believes that such lease is at least as favorable to the Company as could be obtained from an unaffiliated third party.

         Effective May 1, 1994, Utilase began leasing employees from DCTI. Employee lease expenses for these employees for the years ended December 31, 1994, 1995 and 1996 were $328,392, $2,447,267 and $2,837,935, respectively. Upon consummation of the Utilase Acquisition, the Company intends to discontinue this leasing arrangement. It is anticipated that the subject workers will be hired as employees of the Company.

Other Matters

         Certain shareholders of the Company have entered into voting agreements and powers of attorney with the Company granting to Robert J. Skandalaris an irrevocable proxy to vote their shares of Common Stock on all matters. These voting agreements also bind after acquired shares and shares transferred to
third parties. An aggregate of                    shares, representing      % of
the outstanding shares after giving effect to the Offering, are subject to such voting agreements. These shares are owned by James D. Skandalaris, Richard G. Skandalaris, George J. Skandalaris, Joseph J. Skandalaris and Robert J. Skandalaris as trustee for his minor children. These same shareholders, in addition to Daniel Brunell, the President of Vassar, are also parties to Shareholders Agreements, which terminate upon the consummation of the Offering, prohibiting the transfer of their Common Stock without the consent of the Company and providing for the repurchase of their shares by the Company at net book value at any time at the election of the Company or upon the death or termination as an employee or director of the Company. The Company had a similar Shareholder's Agreement with Mark A. Davis, its former President. When Mr. Davis left the Company in October 1996, the Company assigned its right to repurchase Mr. Davis' shares of Common Stock to Robert J. Skandalaris. Mr. Skandalaris
purchased             shares of Common Stock owned by Mr. Davis for $60,000 on
November 27, 1996.

         On January 15, 1996, the Company received a loan of $300,000 from James
D. Skandalaris, the father of Robert J. Skandalaris, evidenced by an unsecured promissory note with interest at 10% per annum, payable monthly, with the principal balance due upon demand. In addition, on March 1, 1994, James D. Skandalaris made a loan of $90,000 to Prestolock evidenced by an unsecured demand note with interest only payments due monthly at a rate of 10% per annum.

         On April 30, 1996, Robert J. Skandalaris made a loan of $1,000,000 to the Company evidenced by an unsecured promissory note due on April 30, 2000 bearing interest at the rate of 7% per annum with interest only payable monthly. The note is subordinated to the Company's obligation to Comerica and is pledged to Comerica as additional security. The Company intends to use a portion of the net proceeds of the Offering to repay this note. See "Use of Proceeds."

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding beneficial ownership of the Common Stock as of May 8, 1997, and as adjusted to reflect the sale of the shares offered hereby, by (i) persons known by the Company to own more than 5% of the Common Stock; (ii) each director of the Company and each person who will become a director of the Company immediately following the consummation of the Offering; (iii) each officer of the Company named in the Summary Compensation Table; and (iv) all officers and directors of the Company as a group. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                            Amount and Nature of Beneficial                Amount and Nature of
                                               Ownership of Common Stock                 Beneficial Ownership of
                                                   Prior to Offering                   Common Stock After Offering
                                        ----------------------------------------   ------------------------------------
          Name and Address                     Shares               % Total             Shares              % Total
-------------------------------------   ---------------------   ----------------   -----------------    ---------------
Robert J. Skandalaris(1)(2)                                              80.26%                                      %
Daniel J. Brunell(1)                                                      5.19%                                      %
Richard G. Skandalaris(1)                                                 6.06%                                      %
Richard V. Balgenorth                                                     2.16%                                      %
Michael C. Azar                                                           1.04%                                      %
James Bronce Henderson, III                                               3.46%                                      %
Peter Sugar                                                                  --                                     --
David C. Stone                                                            4.33%                                      %
Troy D. Wiseman                                                           2.60%                                      %
James D. Skandalaris(1)                                                   5.19%                                      %
All officers and directors as a
group (three persons prior to the
Offering and seven persons after
the Offering)                                                            83.46%                                      %

--------------------

(1)      The addresses of these individuals are as follows:

         Robert J. Skandalaris, James D. Skandalaris, Daniel J. Brunell and Richard G. Skandalaris - 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304; David C. Stone - 2701 Troy Center Drive, Suite 400, Troy, Michigan 48084.

(2)      Includes            shares of Common Stock held by Mr. Skandalaris as
         custodian for his three minor children.  Also includes          shares
         of Common Stock over which Mr. Skandalaris exercises voting power pursuant to certain Voting Agreements and Powers of Attorney. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 150,000 shares of Preferred Stock, $100 par value, of which none are currently outstanding and shares of Common Stock, no par value, of which
                     shares are currently issued and outstanding.

Preferred Stock

         The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Michigan, but without further action by the Company's shareholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company.

         On December 31, 1996, the Company entered into a Conversion Agreement providing the holder of 10,000 shares of the preferred stock of DCT with the right to convert such shares into 10,000 shares of Preferred Stock of the Company. See "Certain Transactions." Upon conversion, the shares of Preferred Stock issued by the Company would have a liquidation preference of $100 per share, no voting rights and be entitled to a 10% annual cumulative dividend payable quarterly. In addition, such shares of Preferred Stock would be subject to mandatory redemption by the Company at the option of the holder, at a price of $100 per share, in increments of 375 shares each during the first 10 days of the first month of each calendar quarter beginning January 1, 1997 and ending October 10, 2001 and the remaining 2,500 shares during the period from December 21 through December 31, 2001.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Michigan Business Corporation Act and Certain Charter Provisions

         The provisions of the Company's Articles of Incorporation and Bylaws and the Michigan Business Corporation Act (the "MBCA") summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.

         Chapter 7A of the Michigan Business Corporation Act. Under Chapter 7A of the MBCA, "business combinations" (defined to include, among other transactions, mergers, consolidations, certain dispositions of assets or shares and certain recapitalizations) between a Michigan corporation and an "Interested Shareholder" (defined generally as the direct or indirect beneficial owner of at least 10% of the voting power of the corporation's outstanding shares or an affiliate of the corporation which had such 10% ownership within the preceding two years) can only be consummated if it is approved by at least 90% of the votes of each class of the corporation's shares entitled to vote thereon and by at least two-thirds of such votes not held by the Interested Shareholder or its affiliates, unless certain price and other conditions imposed by Chapter 7A are satisfied. The Board of Directors may elect to exempt business combinations with a particular Interested Shareholder from the requirements of Chapter 7A at any time before the Interested Shareholder attains that status.

         Chapter 7B of the Michigan Business Corporation Act. Under Chapter 7B of the MBCA, "control shares" (defined as shares, which when added to all other shares of a Michigan corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after the acquisition of the shares, to exercise or direct the exercise of voting power in the election of directors in excess of threshold levels of 20%, 33 1/2% or a majority of all voting power) acquired in a "control share acquisition" (defined to include the acquisition, directly or indirectly, by any person of ownership of, or the power to exercise the voting power with respect to, issued and outstanding control shares) have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the corporation. To have such a resolution considered by the shareholders of the corporation, the acquiring person must deliver an "acquiring person statement" to the corporation and the Michigan Department of Commerce, Corporation and Securities Bureau. To be approved by the shareholders, the resolution must be approved by a majority of the votes cast by the holders of the Common Stock and a majority of the votes cast by the holders of shares of each class or series entitled to vote thereon, excluding "interested shares" (defined to include shares held by the acquiring person or any member of his group, an officer of the corporation and any director who is also an employee of the corporation). The practical effect of Chapter 7B of the MBCA is to require that a person making a tender offer for shares of a corporation condition the offer on shareholder approval of the person's right to vote the shares to be acquired.

         If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time more than 60 days after the end of the control share acquisition at "fair value." If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition which are not accorded full voting rights may be redeemed by the corporation at their "fair value." Unless otherwise provided in the corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights with respect to their shares. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

         The provisions of Chapter 7B automatically apply to the Company, although the Board of Directors or the shareholders may elect to remove the Company from the application of Chapter 7B. The Board has no plans to elect to remove the Company from the application of Chapter 7B and is not aware of any plans or proposals to do so. Further, none of the provisions discussed above have been included in the Company's Articles of Incorporation or Bylaws.

         Articles of Incorporation and Bylaws. The Company's Articles of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of shareholders. These provisions include
(i) a prohibition on shareholder action through written consents, (ii) a requirement that special meetings of shareholders be called only by the Board,
(iii) advance notice requirements for shareholder proposals and nominations,
(iv) limitations on the ability of shareholders to amend, alter or repeal the Bylaws, and (v) the authority of the Board to issue without shareholder approval preferred stock with such terms as the Board may determine.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the shares of Common Stock of the
Company is           .  Its telephone number is           .

Shares Eligible for Future Sale

         Upon completion of the Offering, the Company will have outstanding shares of Common Stock. All of the shares to be sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined under the Securities Act.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, in brokerage transactions within any three-month period, a number of shares (including non-restricted shares of the same class) equal to the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         The officers, directors and 1% or greater shareholders of the Company have entered into lock-up agreements with the Representatives wherein they have agreed not to sell any of their shares within 12 months after the date of this Prospectus without the prior written consent of the Representatives. See "Underwriting."

         Prior to the Offering, there has not been any public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), represented by BlueStone Capital
Partners, L.P. and            (the "Representatives"), have severally agreed to
purchase from the Company the respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                                        Number of
                                          Underwriter                                                    Shares
------------------------------------------------------------------------------------------------    -----------------
BlueStone Capital Partners, L.P. .............................................................






                                                                                                    -----------------

         Total.................................................................................

                                                                                                    =================

         The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

         The Underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. a concession not exceeding $ per share; and any Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the consummation of the Offering, the public offering price and concession and discounts may be changed by the Representatives.

         In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate Underwriters if such shares of Common Stock are repurchased by the syndicate Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected on the AMEX, the over-the-counter market or otherwise.

         The Underwriters may also place bids or purchase shares to reduce a short position created in connection with the Offering. Short positions are created by persons who sell shares which they do not own in anticipation of purchasing shares at a lower price in the market to deliver in connection with the earlier sale. Short positions tend to place downward pressure on the market price of a stock.

         The Representatives and/or the Underwriters may impose a penalty bid by reclaiming the selling concession to be paid to an Underwriter or selected dealer when the securities sold by the Underwriter or selected dealer are purchased to reduce a short position created in connection with the Offering.

         The Company has granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, to purchase up to an additional shares of Common Stock at the same price per share as the initial shares purchased from the Company. The Underwriters may exercise such option only to cover over-allotments in the sale of shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the total option shares as the number of shares to be purchased and offered by that Underwriter set forth in the preceding table bears to the total number of shares of Common Stock offered hereby.

         The Company has agreed to indemnify, or to contribute to payments made by, the Underwriters and certain of their controlling persons with respect to certain civil liabilities, including certain civil liabilities under the Securities Act.

         Subject to certain limited exceptions, the Company, its directors and officers, and certain other shareholders have agreed not to register, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 360 days after the date of this Prospectus without the prior written consent of the Representatives.

         Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of the Offering, or if developed, that a public trading market will be sustained. Consequently, the offering price has been determined through negotiation between the Company and the Representatives. Such price has been based upon a number of factors, including estimates of the business potential of the Company, its history and prospects, the present state of the Company's development, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies considered comparable to the Company and the current condition of the industry and the economy as a whole.

         The Company has agreed to pay the Representatives' accountable expenses. The Company has also agreed to pay the fees and disbursements of counsel for the Underwriters. In addition, upon completion of the Offering, the Company will issue the Representatives' Warrants to the Representatives entitling the Representatives to purchase up to an aggregate of shares of Common Stock. The Representatives' Warrants may not be exercised for a period of 12 months from the date of this Prospectus. The Representatives' Warrants will be exercisable in whole or in part for a period of five years thereafter at a price
of $             per share (120% of the initial public offering price set forth on the cover page of this Prospectus). The Representatives' Warrants provide for customary anti-dilution adjustments in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representatives' Warrants may be transferred only to officers of the Representatives or their successors. The Representatives' Warrants grant to the holders thereof certain rights with respect to the registration under the Act of the securities issuable upon exercise of the Representatives' Warrants.

         In February 1996, BlueStone Capital Partners, L.P., one of the Representatives was organized and registered as a broker-dealer with the Commission and the National Association of Securities Dealers, Inc. Since its organization, BlueStone Capital Partners, L.P. has engaged in the investment banking business. This Offering will be among the first public offerings in which BlueStone Capital Partners, L.P. has acted as a lead manager. BlueStone Capital Partners, L.P. has no relationship with the Company or its controlling persons, except as otherwise noted herein. The principal business function of BlueStone Capital Partners, L.P. in the Offering is to sell the Common Stock offered hereby.


                                LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bruck & Perry, A Professional Corporation, Newport Beach, California. Certain legal matters will be passed on for the Underwriters by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York.

                                   EXPERTS

     The consolidated financial statements of Noble International, Ltd., the financial statements of DCT Components System, Inc. and the financial statements of Utilase, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and the financial statements of Monroe Engineering Products, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-l under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus referring to a document filed as an exhibit to the Registration Statement are qualified by reference to the exhibit for a complete statement of its terms and conditions. Copies of the Registration Statement together with exhibits thereto may be obtained from the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the charges prescribed by the Commission or may be examined without charge at the public reference facilities maintained at the principal office of the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR"). Information filed via EDGAR may be obtained at this Web site at http:\\www.sec.gov. Following consummation of the Offering, it is anticipated that the Company's Common Stock will be traded on the American Stock Exchange.

                        INDEX TO FINANCIAL STATEMENTS

Noble International, Ltd. Consolidated Financial Statements

   Report of Independent Certified Public Accountants..............................................................F-2

   Consolidated Balance Sheets - December 31, 1996 and 1995........................................................F-3

   Consolidated Statements of Earnings  - For the years ended December 31, 1996, 1995 and 1994.....................F-5

   Consolidated Statements of Shareholders' Equity - For the years ended
      December 31, 1996, 1995 and 1994.............................................................................F-6

   Consolidated Statements of Cash Flows - For the years ended December 31, 1996, 1995 and 1994....................F-7


   Notes to Consolidated Financial Statements......................................................................F-9

Monroe Engineering Products, Inc.

   Report of Independent Certified Public Accountants..............................................................F-22

   Balance Sheet - December 31, 1995...............................................................................F-23

   Statements of Earnings and Retained Earnings - For the years ended December 31, 1995 and 1994...................F-24

   Statements of Cash Flows - For the years ended December 31, 1995 and 1994.......................................F-25

   Statements of Shareholders' Equity - For the years ended December 31, 1995 and 1994.............................

   Notes to Financial Statements...................................................................................F-26

DCT Component Systems, Inc.

   Report of Independent Certified Public Accountants..............................................................F-28

   Balance Sheets - December 31, 1996 and 1995.....................................................................F-29

   Statement of Operations - For the years ended December 31, 1996, 1995 and 1994..................................F-31

   Statement of Cash Flows - For the years ended December 31, 1996, 1995 and 1994..................................F-33

   Statements of Shareholders' Equity - For the years ended December 31, 1996, 1995 and 1994.......................

   Notes to Financial Statements...................................................................................F-35

Utilase, Inc.

   Report of Independent Certified Public Accountants..............................................................F-43

   Balance Sheets - December 31, 1996 and 1995.....................................................................F-44

   Statement of Operations - For the years ended December 31, 1996, 1995 and 1994..................................F-45

   Statement of Cash Flows - For the years ended December 31, 1996, 1995 and 1994..................................

   Statements of Shareholder's Equity - For the year ended December 31, 1996, 1995 and 1994........................F-46

   Notes to Financial Statements...................................................................................F-48

                                       F-1

               Report of Independent Certified Public Accountants


Board of Directors
Noble International, Ltd.

We have audited the accompanying consolidated balance sheets of Noble International, Ltd. (a Michigan corporation) and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Noble International, Ltd. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP
Detroit, Michigan
May 9, 1997

                      Noble International, Inc. and Subsidiaries

                             Consolidated Balance Sheets

                              December 31, 1995 and 1996

==========================================================================================

                                   ASSETS                          1995           1996
                                                                 ----------     ----------
Current Assets
   Cash and cash equivalents                                     $    1,297    $   471,412
   Accounts receivable, trade, net of allowance
      for doubtful accounts of $21,481 in 1995
      and $10,148 in 1996                                           740,700      1,566,551
   Due from shareholder                                                 -           60,000
   Inventories                                                      578,743      2,285,361
   Prepaid expenses and other assets                                  5,332        177,012
                                                                 ----------     ----------
               Total Current Assets                               1,326,072      4,560,336



Property, Plant and Equipment, net                                  445,089      1,848,759



Other Assets
   Goodwill, net of accumulated amortization of
      $278,421 at December 31, 1996                                     -        5,148,121
   Sundry                                                            13,504         97,164
                                                                 ----------     ----------
                                                                     13,504      5,245,285




                                                                 ----------     ----------
                                                                $ 1,784,665    $11,654,380
                                                                ===========    ===========


==========================================================================================


                           LIABILITIES AND EQUITY                   1995          1996
                                                                  ---------     ----------
Current Liabilities
   Note payable to bank                                          $   45,000    $ 1,402,708
   Current maturities of long-term debt                                 -        1,059,021
   Current maturities of notes payable - related parties            111,500        895,000
   Accounts payable                                                 473,567      1,359,127
   Accrued liabilities                                              188,364        691,231
   Dividends payable                                                158,759            -
                                                                  ---------     ----------
               Total Current Liabilities                            977,190      5,407,087

Long-Term Debt, excluding current maturities                            -        3,830,477

Notes payable - related parties, excluding
   current maturities                                                61,042      1,500,000

Deferred Income Taxes                                                   -              -

Other Long-Term Liabilities                                          33,655            -

Investment in Unconsolidated Subsidiary                                 -           44,613

Commitments and Contingencies (Note I)                                  -              -

Minority Interest                                                    88,410            -

Shareholders' Equity
   Common stock, no par value, authorized 60,000
      shares, issued and outstanding 9,000 and 11,150
      shares in 1995 and 1996, respectively                         341,909        523,359
   Retained earnings                                                282,459        348,844
                                                                  ---------     ----------
               Total Shareholders' Equity                           624,368        872,203
                                                                  ---------     ----------
                                                                $ 1,784,665    $11,654,380
                                                                ===========    ===========



    The accompanying notes are an integral part of these financial statements

                      Noble International Ltd., and Subsidiaries

                         Consolidated Statements of Earnings

                               Years Ended December 31,

===========================================================================================

                                                     1994           1995           1996
                                                   ---------      ---------     ----------
Net sales                                        $ 3,305,787    $ 4,442,225    $16,186,811

Cost of goods sold                                 2,261,460      2,910,696     10,587,175
                                                   ---------      ---------     ----------
            Gross profit                           1,044,327      1,531,529      5,599,636

Selling, general and administrative expenses         915,420      1,030,263      5,093,935
                                                   ---------      ---------     ----------
            Operating profit                         128,907        501,266        505,701

Other (income) expense
  Equity in loss of unconsolidated subsidiary            -              -           44,614
  Interest income                                        -              -           (4,632)
  Interest expense                                    23,579         23,836        439,164
  Sundry, net                                           (652)       (29,036)       (64,387)
                                                   ---------      ---------     ----------
                                                      22,927         (5,200)       414,759
                                                   ---------      ---------     ----------
            Earnings before income taxes
               and minority interest                 105,980        506,466         90,942

Minority Interest                                     38,585         67,195            -
                                                   ---------      ---------     ----------
Earnings before income taxes                          67,395        439,271         90,942
   Income tax expense                                  7,600         30,562         24,557
                                                   ---------      ---------     ----------
            Net earnings                         $    59,795    $   408,709    $    66,385
                                                 ===========    ===========    ===========

Earnings per share                               $     14.25    $     51.09    $      6.02
                                                 ===========    ===========    ===========




    The accompanying notes are an integral part of these financial statements

                      Noble International Ltd., and Subsidiaries

                    Consolidated Statement of Shareholders' Equity

                     Years Ended December 31, 1994, 1995 and 1996

==========================================================================================


                                                     Common        Retained
                                                      Stock        Earnings        Total
                                                    --------      -----------     --------
Balance at January 1, 1994, 1,000 shares           $   1,000     $      -        $   1,000

Issuance of 7,000 shares of common stock             340,909            -          340,909

Dividend payable to Prestolock shareholders              -          (46,978)       (46,978)

Net earnings                                             -           59,795         59,795
                                                     -------       --------       --------
Balance at December 31, 1994                         341,909         12,817        354,726

Dividend payable to Prestolock shareholders              -         (139,067)      (139,067)

Net earnings                                             -          408,709        408,709
                                                     -------       --------       --------
Balance at December 31, 1995                         341,909        282,459        624,368

Net earnings                                             -           66,385         66,385

Issuance of 3,150 shares of common stock             181,450            -          181,450
                                                     -------       --------       --------
Balance at December 31, 1996                       $ 523,359      $ 348,844      $ 872,203
                                                   =========      =========      =========




    The accompanying notes are an integral part of these financial statements

                      Noble International, Ltd. and Subsidiaries

                        Consolidated Statements of Cash Flows

                               Years Ended December 31,

==========================================================================================

                                                          1994        1995         1996
                                                        --------    --------     ---------
Cash Flows From Operating Activities
   Net earnings                                       $   59,795   $ 408,709    $   66,385
   Minority interest                                      38,585      67,195           -
   Adjustments to reconcile net earnings
      to net cash provided by (used in)
      operations
         Loss on disposal of asset                           -           -           1,571
         Depreciation of property, plant and
            equipment                                     29,696     103,040       247,339
         Provision for doubtful accounts                  62,058       8,205           -
         Amortization of goodwill                            -           -         272,299
         Equity in loss of unconsolidated subsidiary         -           -          44,614
         Stock issued in exchange for services               -           -          32,000
      Changes in operating assets and liabilities
         Increase in accounts receivable                (522,093)   (208,401)      (63,963)
         Increase in inventories                        (257,669)   (220,874)      (14,760)
         (Increase) decrease in prepaid expenses         (31,711)     26,379      (173,020)
         (Increase) decrease in other assets             (19,045)      5,544           -
         Increase in accounts payable                    419,886     185,872       488,947
         Increase in accrued liabilities                   6,948      16,170       126,984
                                                        --------    --------     ---------
               Net cash (used in) provided by
                 operating activities                   (213,550)    391,839     1,028,396

Cash Flows From Investing Activities
   Purchase of property, plant and equipment            (179,514)   (202,451)     (362,801)
   Sale of assets of Padlock Division of
      Prestolock, Inc.                                   500,000         -             -
   Purchase of assets of Prestolock, Inc.               (750,000)        -             -
   Acquisitions of businesses, net of cash acquired          -           -      (5,415,892)
                                                        --------    --------     ---------
               Net cash used in investing activities    (429,514)   (202,451)   (5,778,693)


                   Noble International, Ltd. and Subsidiaries

                            Years Ended December 31,

==========================================================================================


                                                          1994        1995         1996
                                                        --------    --------     ---------
Cash Flows From Financing Activities
   Proceeds from notes payable - related parties         151,500     (60,348)    1,310,000
   Repayments of notes payable - related parties             -           -         (26,499)
   Capital lease payments                                (10,222)    (49,600)          -
   Proceeds from issuance of common stock
      by subsidiary                                      450,000      10,000           -
   Distributions to shareholders                             -       (62,009)   (1,282,859)
   Proceeds from long-term debt                              -           -       4,213,151
   Payments on long-term debt                                -       (20,348)     (231,089)
   Net proceeds from note payable to bank                 54,081      (9,081)    1,237,708
                                                        --------    --------     ---------
               Net cash provided by (used in)
                 financing activities                    645,359    (191,386)    5,220,412
                                                        --------    --------     ---------
               Net increase (decrease) in cash             2,295      (1,998)      470,115
Cash at beginning of period                                1,000       3,295         1,297
                                                        --------    --------     ---------
Cash at end of period                                  $   3,295   $   1,297   $   471,412
                                                       =========   =========   ===========
Supplemental cash flow disclosure
   Cash paid for:
      Interest                                         $  22,000   $  21,000   $   392,417
                                                       =========   =========   ===========
      Taxes                                            $      -    $   8,000   $    37,830
                                                       =========   =========   ===========
Acquisition of Businesses in 1996, net of
   cash acquired:
   Working capital, other than cash                    $      -    $      -    $  (599,650)
   Property, plant and equipment                              -           -       (839,063)
   Goodwill                                                   -           -     (4,831,263)
   Other assets                                               -           -        (53,442)
   Long-term debt                                             -           -        907,436
                                                       ---------   ---------   -----------
                                                       $      -    $      -    $ 5,415,892
                                                       =========   =========   ===========

Supplemental Disclosure of Non-cash Financing Activity:
   During the year ended December 31, 1995 the Company entered into capital lease transactions for equipment aggregating $109,491.

   During 1996, the Company borrowed $500,000 under a land contract to purchase land and building owned by a former shareholder of Monroe.

   During 1996, the Company financed the $6,350,000 acquisition price of a subsidiary, of which, through December 31, 1996, $5,850,000 had been paid.

   Notes payable - related party of $61,040 were retired in 1996 by the issuance of 150 shares of the Company's common stock.

    The accompanying notes are an integral part of these financial statements

                      Noble International, Ltd. and Subsidiaries

                      Notes to Consolidated Financial Statements

                           December 31, 1994, 1995 and 1996

================================================================================


Note A - Basis of Presentation, Nature of Operations and Summary of Significant
  Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of and for the year ended December 31, 1996, include Noble International, Ltd and its wholly-owned subsidiaries, Prestolock International, Ltd. ("Prestolock"); Monroe Engineering Products, Inc. ("Monroe"); Cass River Coating, Inc. (dba Vassar Industries, "Vassar"). ("Noble" or collectively the "Company")

Noble's investment in DCT Component Systems, Inc. (DCT) is accounted for under the equity method. (Note I)

The consolidated financial statements as of December 31, 1995 and for each of the two years then ended include Noble and Prestolock. Prior to January 1, 1996, Noble and Prestolock had a common controlling shareholder. Effective January 1, 1996, Noble acquired Prestolock by issuing 8,000 shares of Noble common stock in exchange for all of the issued and outstanding stock of Prestolock. This transaction has been accounted for as a change in reporting entity and therefore the consolidated financial statements include Prestolock's results of operations from February 22, 1994, the date the controlling shareholder of Noble acquired Prestolock. The assets acquired by the principal shareholder on February 22, 1994 consisted of:

               Padlock division assets                      $500,000
               Accounts receivable                            80,469
               Inventory                                     100,200
               Property and equipment                         69,331
                                                            --------
                                                            $750,000
                                                           =========

On July 21, 1994, the Company sold the padlock division for $500,000. Income earned by this division through July 21, 1994 was not significant.

The effect of the Prestolock consolidation on net earnings and related per share amounts for the years ended December 31, 1994 and 1995 were as follows:

                                                           1994           1995
                                                         --------       --------
               Increase in net earnings                  $120,580       $348,924

               Increase in earnings per share            $  28.74       $  43.62

The assets of Prestolock were recorded at their historical cost basis and no goodwill was recorded.

All significant intercompany balances and transactions have been eliminated in consolidation.

                      Noble International, Ltd. and Subsidiaries

                           December 31, 1994, 1995 and 1996

================================================================================

Note A - Basis of Presentation, Nature of Operations and Summary of Significant
  Accounting Policies (Continued)

Nature of Operations

Noble is a holding company which through its subsidiaries manufactures a variety of components and provides design, engineering, painting, assembly and other services for the automotive industry. One of its subsidiaries is a distributor of tooling components. (Note M) The principal market for its products is the United States.

Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Cash and Cash Equivalents

For purposes of the statement of cash flows, all investments purchased with a maturity of less than three months are considered to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 39 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

Goodwill

Goodwill is the excess of cost over the fair value of net assets acquired and is amortized over a 20 year period on the straight line method. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of the review, the Company estimates the value of and the estimated undiscounted future net income expected to be generated by the related subsidiary to determine that no impairment has occurred.

Income Taxes

Through December 31, 1995, Prestolock was taxed under Subchapter S of the Internal Revenue Code. As a result, federal income taxes were payable personally by the shareholders of Prestolock. Accordingly, the financial statements for 1994 and 1995 do not provide for federal income taxes attributable to Prestolock's earnings.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================

Note A - Basis of Presentation, Nature of Operations and Summary of Significant
  Accounting Policies (Continued)

Income Taxes (Continued)

For the year ended December 31, 1996, the Company records the provision for federal and state income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." ("Statement 109")

Under the asset and liability method mandated by Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Fair Value of Financial Instruments

The Company's financial instruments include long-term debt. The carrying value of the debt approximates its estimated fair value based upon quoted market prices.

Minority Interest

Minority interest represents the minority shareholders' interest in Prestolock. Minority interest amounted to 24% and 12% at December 31, 1994 and 1995, respectively.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings per share.

Earnings per share are based on the weighted average number of common shares outstanding during each year. The weighted average number of shares outstanding during 1994, 1995 and 1996 was 4,195, 8,000 and 11,031, respectively.

Note B - Inventories

The major components of inventories at December 31, were as follows:

                                                      1995         1996
                                                    --------      ---------
          Raw materials and purchased parts         $289,588     $  434,776
          Work in process                                -            4,987
          Finished goods                              85,620      1,565,427
          Unbilled customer tooling                  203,535        280,171
                                                    --------      ---------
                                                    $578,743     $2,285,361
                                                   =========    ===========
                                      F-11

                      Noble International, Ltd. and Subsidiaries

                           December 31, 1994, 1995 and 1996

================================================================================


Note C - Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

                                                           1995          1996
                                                         --------      ---------
    Buildings and improvements                           $    -       $1,199,077
    Machinery and equipment                               521,042        881,813
    Furniture and fixtures                                 56,783         93,445
                                                         --------      ---------
                                                          577,825      2,174,335
    Less accumulated depreciation and amortization        132,736        379,376
                                                         --------      ---------
                                                          445,089      1,794,959
    Land                                                      -           53,800
                                                         --------      ---------
                                                         $445,089     $1,848,759
                                                        =========    ===========

Note D - Note Payable to Bank and Long-Term Debt

The Company has a secured line of credit facility with a bank, which allows it to borrow up to $3,000,000 subject to qualifying accounts receivable and inventory. At December 31, 1996 the outstanding balance was $1,402,708 and availability was $2,163,000. Interest is payable monthly at one percent over the bank's prime lending rate. (Effective rate of 9.25% at December 31, 1996). The facility expires on April 30, 1997.

Long-term debt at December 31, 1996 consisted of the following:

Term note, payable in monthly installments of $78,125 commencing on January 1, 1997, plus interest at 1.5% above the bank's prime lending rate (effective rate of 9.75% at December 31,
   1996). The note is collateralized by accounts receivable,
   inventory, equipment, and the issued and outstanding common stock of the company and the Company's subsidiaries. The note
   is due December 2000.                                              $3,750,000

Term note, payable in monthly installments, of $5,600, including interest at one percent above the bank's prime lending rate
   (effective rate of 9.25% at December 31, 1996). The note is
   secured by real estate and is due September 2001.                     463,151

Unsecured term note, payable in monthly installments of $2,500 plus interest at a rate of 5%. The note is due September
   2001.                                                                 141,750

Land contract, payable in monthly installments of $7,280,
   including interest at a rate of 8%. The note is secured by a
   building and is due September 2004.                                   503,331

                      Noble International, Ltd. and Subsidiaries

                           December 31, 1994, 1995 and 1996

================================================================================


Note D - Line of Credit and Long-Term Debt (Continued)

Other                                                                     31,266
                                                                       ---------
                                                                       4,889,498
Less current maturities                                                1,059,021
                                                                       ---------
                                                                      $3,830,477
                                                                     ===========
The aggregate maturities of long-term debt by year are as follows:

                 1997                                    $1,059,021
                 1998                                     1,057,689
                 1999                                     1,059,604
                 2000                                     1,063,439
                 2001                                       434,745
                 Thereafter                                 215,000
                                                          ---------
                                                         $4,889,498
                                                        ===========

The Company's loan agreement underlying the $3,750,000 term loan contains restrictive covenants including the maintenance of certain financial ratios. The loan agreement also restricts the payment of dividends, repurchase of common stock, and acquisition of fixed assets. As of December 31, 1996, the Company was in violation of certain of the covenants. The Company's lender on April 25, 1997 waived these defaults and amended the covenant provisions such that the Company was in compliance with the terms of the amended covenants. Additionally, the line of credit facility was extended through July 31, 1997.

Note E - Leases

The Company leases buildings and equipment under operating leases with unexpired terms ranging from a month to month basis to three years. Rent expense for all operating leases was approximately $55,800, $69,900 and $193,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

The Company has capital lease agreements for computer equipment and machinery. At December 31, 1995 and 1996, property and equipment includes $125,529 and $109,491, respectively and accumulated depreciation includes $23,564 and $50,004, respectively, recorded under capital leases. The related obligation of approximately $30,000 is included in current liabilities at December 31, 1996.

Future aggregate minimum rental under the above lease agreements are not significant.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================

Note F - Income Taxes

Income taxes have been charged (credited) to operations as follows for the year ended December 31:
                                               1994         1995         1996
                                             --------     --------     --------
   Current:
      Federal                               $     -      $     -       $ 24,557
      State and local                           7,600       30,562          -
                                            ---------    ---------     --------
                                            $   7,600    $  30,562     $ 24,557
                                            =========    =========     ========

A reconciliation of the actual federal income tax (benefit) expense to the expected amounts computed by applying the statutory tax rate percent to earnings or losses before income taxes is as follows:
                                               1994         1995         1996
                                             --------     --------     --------
 Expected federal income tax                $  11,700    $ 149,350     $ 19,150
 Prestolock earnings not subject to tax       (41,000)    (118,630)         -
 Nondeductible items                              -            -         10,200
 Net operating loss not utilized               20,900          -            -
 Utilization of net operating loss                -        (20,900)
 State taxes                                   (2,584)     (10,391)         -
 Surtax exemption and other, net               10,984          571       (4,793)
                                            ---------    ---------     --------
 Actual income tax (benefit) expense        $      -     $      -      $ 24,557
                                            =========    =========     ========

Deferred income tax assets and liabilities at December 31, 1996 and 1995 are not significant.

                      Noble International, Ltd. and Subsidiaries

                           December 31, 1994, 1995 and 1996

================================================================================


Note G - Related Party Transactions

Notes payable to related parties consisted of the following at December 31:

                                                           1995          1996
                                                        --------      ---------

Land contract, payable to the former principal
   shareholder and an officer of Monroe,
   interest only payments due monthly at an
   annual interest rate of 12%. The contract is
   secured by real estate acquired in
   connection with the purchase of Monroe and
   is due April 1998                                   $       -       $ 500,000

Term note, payable to the former principal
   shareholder of, and an officer of Monroe,
   bearing no interest. The note is secured by
   a personal guaranty of an officer of Noble
   and is due April 1997.                                      -         500,000

Unsecured demand note, payable to a related
   party, interest only payments due monthly at
   an annual interest rate of 10%.                         90,000         90,000

Unsecured term note, payable to Prestolock
   minority shareholder in annual installments
   of $20,348 plus interest at an annual
   interest rate of 7%.                                    81,391             -

Unsecured note payable to the principal
   shareholder of Noble due in April 2000 with
   interest at 7%. Amounts outstanding are
   subordinated to the bank financing
   discussed in Note D.                                        -       1,000,000

Unsecured note payable to related party with
   interest at 10% due on demand.                              -         300,000

Other                                                       1,151          5,000
                                                         --------      ---------
                                                          172,542      2,395,000
               Less current maturities                    111,500        895,000
                                                         --------      ---------
                                                       $   61,042     $1,500,000
                                                        =========    ===========

The maturities of notes payable to related parties are as follows:

                 1997                                  $  895,000
                 1998                                     500,000
                 1999                                          -
                 2000                                   1,000,000
                                                        ---------
                                                       $2,395,000
                                                      ===========

                      Noble International, Ltd. and Subsidiaries

                           December 31, 1994, 1995 and 1996

================================================================================


Note H - Significant Customer

For the year ended December 31, 1995, three customers accounted for 68% (42%, 14% and 12%) of net sales.

The Company had one customer which accounted for consolidated net sales aggregating $6,030,000 in 1996.


Note I - Acquisitions

1. DCT Component Systems, Inc.

On July 1, 1996, the Company acquired 1,343 shares of common stock of DCT, representing 37.5% of DCT's outstanding stock in exchange for $1. Concurrent with the transaction, the following agreements were executed.

o Stock Redemption Agreement - DCT entered into a stock redemption agreement with its president whereby DCT at anytime has the option and upon death or termination of employment is required to redeem the 269 shares owned by him. The purchase price, which is payable at DCT's option in a lump sum or in five annual installments is based on the change in book value per share (as defined) of DCT subsequent to January 1, 1997.

o Purchase Option - The Company has an option, through July, 2001, to acquire from certain shareholders of DCT, an additional 14.1% of DCT's outstanding stock in exchange for $1.00.

    Pursuant to the terms of the option agreement, the option cannot be exercised until the later of the occurrence of the following events.

        1) January 1, of the year following the write off of certain intercompany debt between DCT and an affiliated company controlled by the selling shareholders of DCT (see debt forgiveness discussion below)

        2) the payment by DCT of at least $100,000 principal amount pursuant to a certain promissory note to a company controlled by the selling shareholder of DCT.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================


Note I - Acquisitions (Continued)

1.  DCT Component Systems, Inc. (Continued)

o Put/Call Agreement - From July 1, 1998 through June 30, 2000, the selling shareholders of DCT have the right to sell all, but not less than all, of their shares to the Company. The price is required to be paid by the Company will be based on earnings before interest, taxes, depreciation and amortization, with further modifications as defined, for the 12 months preceding the date of the put, multiplied by a factor of three.

    From July 1, 2000 through June 30, 2002, the Company has a call option on all, but not less than all, of the shares owned by the selling shareholders. The price is based on the same formula as the put price except the multiple is four. If exercised, twenty five percent of the purchase price is payable in cash with the balance payable in equal quarterly installments over a five year period with interest at 10%.

o Debt Forgiveness - The selling shareholders and DCT agreed to write-off and forgive all existing intercompany and shareholder debt except for a promissory note for $960,000. The intercompany debt was with a company controlled by one of the selling shareholders. The amount and nature of debt forgiven and written off during the year ended December 31, 1996 was as follows:

               Intercompany                                $15,325,865
               Shareholders and former shareholders          1,515,579
                                                            ----------
                                                           $16,841,444
                                                          ============

o Executive Bonus Pool - DCT adopted an Executive Bonus Pool (Pool), awards from which are at the sole discretion of DCT's Board of Directors. The Pool will be twenty percent of earnings before taxes, as defined. In consideration for the forgiveness of the intercompany debt discussed above, one-half of the bonus pool for the period January 1, 1997 through December 31, 1999 will be payable to an affiliate of the company controlled by the selling shareholders.

o Management Agreement - The Company and DCT entered into a management agreement whereby DCT will pay the Company $100,000 per year.

o Voting Agreement - The Company received irrevocable proxies from the other shareholders of DCT providing the Company the authority to direct the vote of the shareholder on all matters except with respect to the merger, liquidation or sale of substantially all of DCT, or other extraordinary matters.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================


Note I - Acquisitions (Continued)

1.  DCT Component Systems, Inc. (Continued)

o Indemnification Agreement - The Company agreed to indemnify the selling shareholders and certain entities controlled by the selling shareholder against 59.1% of any liabilities arising from claims which maybe brought against the indemnitors arising from their guarantees of certain indebtedness of DCT.

Condensed financial information of DCT as of December 31, 1996 and for the year then ended, follows:

               Balance Sheet Data
                   Current Assets                               $ 6,992,030
                   Current Liabilities                          $ 8,892,215
                   Equity (deficit)                             $(3,199,546)

               Operating Data
                   Net Sales                                    $22,988,115
                   Gross Profit                                 $ 2,542,579
                   Net loss                                     $  (252,524)

The acquisition of the DCT shares has been accounted for under the equity method of accounting, and accordingly the Company's proportionate share of DCT's results of operations for the period from July 1, 1996 through December 31, 1996 is reflected in the accompanying financial statements as equity in losses of unconsolidated affiliate.

2.  Monroe Engineering Products, Inc.

Effective January 1, 1996, Noble acquired all of the outstanding shares of Monroe Engineering Products, Inc. (Monroe) in exchange for $6,350,000 payable in installments over 16 months. At December 31, 1996, $500,000 remains to be paid which is due on April 30, 1997 and is guaranteed by the principal shareholder of the Company. The Company also acquired the real estate utilized by Monroe for $500,000 pursuant to the terms of a land contract which requires monthly interest payments of $4,931 for two years ending May 1, 1998 at which point the entire principal amount is due.

Simultaneously with the acquisition, the Company entered into an Employment and Deferred Compensation Agreement with one of the selling shareholders providing for the employment of such person by the Company for 28 months at an annual salary of $200,000 and payments of $2,000 per month for a three year period commencing May 1, 1998.

The acquisition of Monroe has been accounted for under the purchase method, and accordingly the results of operations of Monroe from January 1, 1996 are included in the accompanying financial statements.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================


Note I - Acquisitions (Continued)

3.  Vassar

Effective January 1, 1996, the Company acquired all of the common stock of Vassar in exchange for $200,000.

In addition, the Company entered into consulting agreements with the selling shareholders of Vassar whereby the Company will pay to such selling shareholders $1,800,000 as follows: 24 monthly payments of $25,000 followed by sixty monthly installments of $20,000. The Company's obligations under the agreement have been collateralized by the equipment and fixtures at Vassar.

The shareholders of Vassar retained an option to repurchase 25% of the stock of Vassar for $1 which expires when the Company's obligations under the consulting agreements are discharged.

In January, 1997 the Company and two of the selling shareholders representing twenty percent of the commitment referred to above, amended their consulting agreements. Pursuant to the terms of the amendment, the consultants will receive $120,000 within thirty days after the closing of a public offering of the Company's common stock.

The acquisition of Vassar has been accounted for as a purchase, and, accordingly, the results of operations of Vassar from January 1, 1996 are included in the accompanying financial statements.

The following unaudited pro forma consolidated results of operations for the year ended December 31, 1995 is presented as if the Monroe and Vassar acquisitions had been made at January 1, 1995. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made at January 1, 1995 or the future results of the combined operations.



          Net Sales           $15,992,703
          Net Earnings        $ 1,078,744
          Earnings Per Share  $       134.81

Note J - New Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 128, Earnings Per Share ("Statement 128"), which: (i) replaces the presentation of primary earnings per share (EPS) with a presentation of basic EPS; (ii) requires dual presentation of basic and diluted EPS on the face of the consolidated statements of income regardless of whether basic and diluted EPS are the same; and (iii) requires a reconciliation of the numerator and denominator used in computing basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed to fully diluted EPS pursuant to APB Opinion 15

Statement 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Statement 128 requires restatement of all prior-period EPS data presented.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

===============================================================================


Note K - Preferred Stock

Effective December 31, 1996, in connection with the retirement by DCT of a $1,000,000 promissory note to a related party through the exchange of 10,000 shares of DCT's 10% cumulative mandatory redeemable preferred stock, the Company entered into an exchange agreement with the holder of the DCT preferred. Pursuant to the agreement, at any time subsequent to the completion of an initial public offering by Noble, the 10,000 DCT preferred shares are convertible into 10,000 preferred shares of Noble. The Noble preferred shares will have similar rights and preferences as provided for by the DCT shares. On April 1, 1997 the Company authorized 150,000 shares of preferred stock.

Note L - Industry Segments

In 1994 and 1995, the Company's operations were restricted to automotive component supply.

Effective for the year ended December 31, 1996, the Company classifies its operations into two industry segments: automotive component supply (Prestolock and Vasser) and tooling component supply (Monroe). The Company's operations by business segment for the year ended December 31, 1996 follows:


                                   Automotive       Tooling
                                    Component      Component
                                     Supply         Supply       Corporate    Consolidated
                                   ----------      ---------     ----------    -----------
Net sales                         $11,088,560     $5,098,251    $         -    $16,186,811
Operating profit                      494,776      1,523,072     (1,512,147)       505,701
Identifiable assets                 3,902,299      7,394,180        357,901     11,654,380
Depreciation and amortization         235,238         12,101        272,299        519,638
Capital expenditures                  362,801        500,000            -          862,801
Investment in unconsolidated
   subsidiary                         (43,614)           -              -          (43,614)
Equity in loss of
   unconsolidated subsidiary          (44,614)           -              -          (44,614)

Note M - Subsequent Events

o Skandy Corp. Acquisition - Effective January 1, 1997, the Company acquired 100% of the issued and outstanding common shares of Skandy Corp. (Skandy) in exchange for 400 shares of the Company's stock. Skandy is a manufacturers representative firm and was owned by a relative of the principal shareholder of the Company.

                   Noble International, Ltd. and Subsidiaries

                        December 31, 1994, 1995 and 1996

================================================================================

Note M - Subsequent Events (Continued)

o Utilase, Inc. - Effective March 1, 1997, Utilase Production Process, Inc. a newly formed, wholly-owned subsidiary (Utilase) of Noble acquired certain of the operating assets of Utilase, Inc. a wholly-owned subsidiary of DCT, Inc. DCT, Inc. is controlled by the same principals who controlled DCT (Note K) prior to the DCT acquisition by the Company. The purchase price was $850,000 represented by a non-interest bearing note, collateralized by the acquired assets, with $750,000 due on July 31, 1997 and $50,000 payable on each of February 1, 1998 and 1999. The business acquired provides laser welding, cutting and heat treating of metal products for the automotive industry.

    On April 7, 1997 the Company entered into a stock purchase agreement where by the Company will acquire all of the outstanding stock of Utilase, Inc. (see above). The stock purchase agreement provides for a purchase price of $8,200,000 payable in cash from the proceeds of a public offering, and $10,134,554 in subordinated promissory notes. Additionally, certain individuals will receive payments of $1,400,000 in exchange for covenants not to compete. The Company also agreed to issue 35 shares of its common stock annually for a period of five years commencing in 1999, as partial consideration for one of these covenants. Utilase will provide laser-welded tailored blanks to the automotive industry.

o On March 15, 1997, Noble and the other shareholders of DCT modified certain of the purchase and related agreements entered into on July 1, 1996 (Note J) whereby subject to the occurrence of certain events; and in contemplation of a proposed public offering of common stock by Noble, the following will occur:

    o On or before July 1, 1997, Noble shall pay $960,000 owed to the selling shareholders by DCT pursuant to a promissory note with an original maturity of June 30, 1998.

    o Noble shall acquire the remaining shares of DCT in exchange for a promissory note ("purchase note"). The shares shall be valued as of December 31, 1998 pursuant to a put formula, but in no event less than $1,000,000. The promissory note will be interest bearing and be due on February 15, 1999 and will be collateralized by the acquired shares.

    o The principal selling shareholder will serve as a member of Noble's board of directors and its chairman until December 31, 1999.

    o Noble will acquire the entity, controlled by the selling Shareholder of DCT, that owns the facilities in which DCT operates. Pursuant to this agreement, Noble will assume the debt underlying these facilities which approximates $ 4,600,000 at December 31, 1996.
    o Upon payment of the purchase note, DCT's obligation to remit one-half of the bonus pool, as defined, to an affiliate of the selling shareholders, will terminate.

o On April 1, 1997, the board of directors and shareholders of the Company approved an increase in the number of authorized common shares to 20,000,000.

                  Report of Independent Certified Public Accountants









Board of Directors
Monroe Engineering Products, Inc.

We have audited the accompanying balance sheets of Monroe Engineering Products, Inc. (a Michigan corporation) as of December 31, 1995, and the related statements of earnings and retained earnings, and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monroe Engineering Products, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.



GRANT THORNTON LLP
Detroit, Michigan
March 4, 1997

                          Monroe Engineering Products, Inc.

                                    Balance Sheets

                                  December 31, 1995

===============================================================================

                                           ASSETS
Current Assets
   Cash                                                              $  678,472
   Accounts receivable - trade                                          353,131
   Inventories                                                        1,525,653
   Prepaid expenses                                                      14,026
                                                                      ---------
               Total Current Assets                                   2,571,282

Property and Equipment
   Machinery and equipment                                              107,268
   Furniture and fixtures                                                61,315
   Leasehold improvements                                                43,684
                                                                      ---------
                                                                        212,267
   Less accumulated depreciation                                       (204,534)
                                                                      ---------
               Net property and equipment                                 7,733

Other assets                                                             53,442
                                                                      ---------
                                                                     $2,632,457
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Current maturities of long-term debt                              $  163,333
   Distribution payable                                               1,124,100
   Accounts payable - trade                                             149,123
   Accrued liabilities                                                   13,200
                                                                      ---------
               Total Current Liabilities                              1,449,756

Long-Term Debt, net of current maturities                               141,751

Shareholders' Equity
   Common stock - voting, par value $10 per share:
      authorized 2,600 shares, issued and outstanding
      944 shares                                                          9,440
   Common stock - non-voting, par value $10 per share:
      authorized 2,400 shares, issued and outstanding
      906 shares                                                          9,060
   Retained earnings                                                  1,022,450
                                                                      ---------
               Total shareholders' equity                             1,040,950
                                                                      ---------
                                                                     $2,632,457
                                                                    ===========


    The accompanying notes are an integral part of the financial statements.

                          Monroe Engineering Products, Inc.

                     Statements of Earnings and Retained Earnings

                                     December 31,

================================================================================


                                                   1994           1995
                                                 ---------      ---------
Net sales                                       $5,254,071     $5,384,064

Cost of sales                                    2,078,653      2,164,544
                                                 ---------      ---------
               Gross profit                      3,175,418      3,219,520

Selling, general and administrative expenses     1,745,729      2,094,402
                                                 ---------      ---------
               Operating profit                  1,429,689      1,125,118

Other (income) expense
   Interest expense                                 64,905         36,556
   Interest income                                  (9,697)       (27,804)
   Sundry, net                                         353         (7,737)
                                                 ---------      ---------
                                                    55,561          1,015
                                                 ---------      ---------
Net earnings                                     1,374,128      1,124,103

Retained earnings - beginning of year              615,849      1,589,977

Distributions                                     (400,000)    (1,691,630)
                                                 ---------      ---------
Retained Earnings - end of year                 $1,589,977     $1,022,450
                                               ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                          Monroe Engineering Products, Inc.

                               Statements of Cash Flows

                                     December 31,

==========================================================================================


                                                                    1994           1995
                                                                  ---------      ---------
Cash Flows From Operating Activities
   Net earnings                                                  $1,374,128     $1,124,103
   Adjustments to reconcile net income to net
      cash provided by operating activities
         Depreciation and amortization                               30,912         21,049
         Gain on sale of property and equipment                         -           (7,634)
         Changes in assets and liabilities
            (Increase) decrease in accounts receivable             (120,781)        76,261
            Increase in inventories                                 (84,814)      (221,035)
            Increase in prepaid expenses                                (58)       (12,708)
            Increase in other assets                                 (3,000)        (1,500)
            Decrease (increase) in accounts payable                (130,337)        49,996
            Decrease in accrued liabilities                           9,260          3,200
                                                                  ---------      ---------
               Net cash provided by operating activities          1,075,310      1,031,732

Cash Flows From Investing Activities
   Purchases of property and equipment                              (53,137)        (1,668)
   Proceeds from sale of property and equipment                         -           63,500
                                                                  ---------      ---------
               Net cash (used in) provided by investing             (53,137)        61,832
                 activities
Cash Flows From Financing Activities
   Repayment of loan payable - stockholder                              -         (754,005)
   Proceeds from loan payable - stockholder                         754,005            -
   Principal payments of long-term debt                            (913,333)      (163,333)
   Distributions to shareholders'                                  (400,000)      (567,530)
                                                                  ---------      ---------
               Net cash used in financing activities               (559,328)    (1,484,868)
                                                                  ---------      ---------
               Net increase (decrease) in cash                      462,845       (391,304)

Cash at beginning of year                                           606,931      1,069,776
                                                                  ---------      ---------
Cash at end of year                                              $1,069,776     $  678,472
                                                                ===========    ===========

Supplemental disclosure of cash flow information:
   Cash paid for interest                                        $   64,905     $   36,556
                                                                ===========    ===========
Non-cash financing activities:
   During 1995, the Company declared a distribution of
   earnings in the amount of $1,124,100 which was
   paid in 1996.


    The accompanying notes are an integral part of the financial statements.

                          Monroe Engineering Products, Inc.

                            Notes to Financial Statements

                              December 31, 1994 and 1995

================================================================================


Note A - Nature of Operations

The Company is a distributor of various tooling components. The principal market for its products is the United States.

Note B - Significant Accounting Policies


A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.


Inventories

Inventories consist of finished goods purchased from manufacturers. Inventory is stated at the lower of cost (moving average) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 15 years for improvements and 3 to 10 years for machinery and equipment.

Income Taxes

The shareholders of the Company have elected Subchapter S corporation status under the Internal Revenue Code. Accordingly, federal income taxes on the net earnings of the Company are payable personally by its shareholders.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C - Long-Term Debt

Notes payable at December 31, 1995 consisted of an unsecured note in the amount of $171,500. Required monthly payments through September 2001 are $2,500 plus interest at a rate of 5%.

Contract payable - claim settlement in the amount of $133,334 at December 31, 1995 represented the balance due on a settlement with a former employee.

                          Monroe Engineering Products, Inc.

                              December 31, 1994 and 1995

================================================================================


Note D - Lease Obligations

The Corporation leases its office facilities at a monthly rental amount of $1,771. This lease expires June 30, 1999. Total rent paid on this lease was $21,255 for the years ended December 31, 1994 and 1995.

The Corporation leases its warehouse facilities from a stockholder on a month to month basis at a monthly rental amount of $2,500. Total rent paid on this lease was $30,000 for the years ended December 31, 1994 and 1995.

Future minimum rental payments are as follows:

                Year
               -----
                1996                                               $ 21,255
                1997                                                 21,255
                1998                                                 21,255
                1999                                                 10,628
                                                                    -------
                                                                   $ 74,393
                                                                   ========
Note E - Related Party Transactions

Included in interest expense is $54,005 and $27,156 paid to a stockholder during the years ended December 31, 1994 and 1995, respectively. These amounts were paid in connection with a $700,000 advance in 1994 which was paid in 1995.

Note F - Significant Customers and Suppliers

Major Customers

    For the years ended December 31, 1994 and 1995, 15.5% and 14.8%, respectively, of the corporation's sales were to one customer in the machine tool industry.

Major Suppliers

    For the years ended December 31, 1994 and 1995, 83.3% and 81.3%, respectively, of the materials inventory was purchased from two suppliers.

    For the years ended December 31, 1994 and 1995, approximately 76% of the Company's revenue was derived from sales of these two suppliers' product line.

Note G - Sale of the Company

Effective January 1, 1996 all of the Company's outstanding shares were acquired by Noble International, Ltd. (Noble) in exchange for a $6,350,000 installment note.

               Report of Independent Certified Public Accountants









Board of Directors
DCT Component Systems, Inc.

We have audited the accompanying balance sheets of DCT Component Systems, Inc. (a Michigan corporation) as of December 31, 1995 and 1996 and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of DCT Component Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP
Detroit, Michigan
May 9, 1997

                           DCT Component Systems, Inc.

                                 Balance Sheets

                                  December 31,

==========================================================================================

                                           ASSETS                  1995           1996
                                                                 ----------     ----------
Current Assets
   Cash                                                         $     3,875    $   608,563
   Accounts receivable
      Trade (net of allowance of $186,000
         in 1995 and $125,000 in 1996)                            2,395,917      3,318,382
      Related parties                                               407,048        233,392
   Inventories                                                    2,310,426      2,255,388
   Unbilled customer tooling                                         82,120        419,065
   Prepaid expenses and other assets                                179,723        150,209
   Notes receivable, current maturities                               7,031          7,031
                                                                 ----------     ----------
               Total Current Assets                               5,386,140      6,992,030





Property and Equipment - net                                      4,766,500      4,234,833





Note Receivable, net of current maturities                           36,248         29,217





                                                                -----------    -----------
                                                                $10,188,888    $11,256,080
                                                                ===========    ===========












   The accompanying notes are an integral part of these financial statements.


==========================================================================================

                    LIABILITIES AND STOCKHOLDERS' DEFICIT           1995           1996
                                                                 ----------     ----------
Current Liabilities
   Note payable to bank                                         $ 2,576,298    $ 2,896,076
   Current maturities of long-term debt                           2,787,052        982,425
   Accounts payable
      Trade                                                       3,213,302      3,854,128
      Related parties                                               277,358        225,990
   Accrued liabilities                                            1,222,092        933,596
                                                                 ----------     ----------
               Total Current Liabilities                         10,076,102      8,892,215

Long-term Debt, net of current maturities                         3,263,125      3,603,411

Notes Payable - Related Parties                                  16,638,127        960,000

Commitments and Contingencies (Note I)                                  -              -

Redeemable Preferred Stock
   $100 par value, authorized 10,000 shares,
      issued and outstanding 10,000 shares                              -        1,000,000

Shareholders' Deficit
      Common stock - $1 par value, authorized
           - 200,000 shares issued and outstanding
         2,000 and 3,582 shares at December 31,
         1995 and 1996, respectively                                  2,000          3,582
      Additional paid-in capital                                    857,250     17,697,112
      Accumulated deficit                                       (20,647,716)   (20,900,240)
                                                                 ----------     ----------
               Total shareholders' deficit                      (19,788,466)    (3,199,546)
                                                                 ----------     ----------
                                                                $10,188,888    $11,256,080
                                                                ===========    ===========


                           DCT Component Systems, Inc.

                            Statements of Operations

                        For the years ended December 31,

==========================================================================================

                                               1994           1995            1996
                                                -----------     -----------    -----------
Net sales                                      $ 27,719,743    $ 23,335,664   $ 22,988,115

Cost of sales                                    28,523,220      22,724,107     20,445,536
                                                -----------     -----------    -----------
               Gross (loss) profit                 (803,477)        611,557      2,542,579

Selling, general and administrative expenses      5,406,531       3,196,468      1,961,680
                                                -----------     -----------    -----------
               Operating (loss) profit           (6,210,008)     (2,584,911)       580,899

Other (income) expense
   Interest expense                               1,328,758       2,300,562        937,337
   Gain (loss) on sale of property and
      equipment                                     493,207         (10,326)         4,721
   Interest income                                  (87,276)        (70,376)        (3,349)
   Sundry, net                                      (28,112)          6,427       (105,286)
                                                -----------     -----------    -----------
                                                  1,706,577       2,226,287        833,423
                                                -----------     -----------    -----------
               Net loss                        $ (7,916,585)   $ (4,811,198)  $   (252,524)
                                               ============    ============   ============























   The accompanying notes are an integral part of these financial statements.

                             DCT Component Systems, Inc.

                         Statements of Shareholders' Deficit

                           For the years ended December 31,

===========================================================================================

                                                 Additional
                                     Common        Paid-in       Accumulated
                                     Stock         Capital         Deficit          Total
                                    --------     ----------      -----------     ----------
Balance January 1, 1994              $2,000    $    857,250    $ (7,919,933)  $ (7,060,683)

Net loss                                -               -        (7,916,585)    (7,916,585)
                                     ------      ----------     -----------     ----------
Balance December 31, 1994             2,000         857,250     (15,836,518)   (14,977,268)

Net loss                                -               -        (4,811,198)    (4,811,198)
                                     ------      ----------     -----------     ----------
Balance December 31, 1995             2,000         857,250     (20,647,716)   (19,788,466)

Debt forgiveness                        -        16,841,444             -       16,841,444

Issuance of 1,582 shares of
   common stock                       1,582          (1,582)            -              -

Net loss                                -               -          (252,524)      (252,524)
                                     ------      ----------     -----------     ----------
Balance December 31, 1996            $3,582     $17,697,112    $(20,900,240)   $(3,199,546)
                                    =======    ============   =============   ============
























   The accompanying notes are an integral part of these financial statements.

                           DCT Component Systems, Inc.

                            Statements of Cash Flows

                        For the years ended December 31,

==================================================================================================

                                                            1994          1995           1996
                                                           ---------     ----------     ----------
Cash Flows (Used In) Provided By Operating
   Activities
      Net loss                                          $ (7,916,585)   $(4,811,198)   $  (252,524)
      Adjustments to reconcile net loss to net cash
        provided by (used in) operating activities
         Interest expense                                        -        1,244,538            -
         Depreciation and amortization                     1,811,874      1,583,115        719,941
         Loss (gain) on sale of property and
            equipment                                        493,207        (10,326)         4,721
         Changes in assets and liabilitie
          (Increase) decrease in accounts
            receivable                                    (2,157,596)     3,676,352       (829,585)
          (Increase) decrease in inventories                (958,266)     1,745,335       (281,907)
          Decrease (increase) in prepaid expenses            174,418        (80,721)        29,514
          Decrease in notes receivable                       375,175        339,834          7,031
          (Decrease) increase in accounts payable           (418,488)    (1,850,345)       589,458
          (Decrease) increase in accrued liabilities            (528)       730,990       (288,496)
                                                           ---------     ----------     ----------
            Net cash (used in) provided by
              operating activities                        (8,596,789)     2,567,574       (301,847)

Cash Flows Used In Investing Activities
   Purchases of property and equipment                      (870,950)       (37,011)      (201,431)
   Proceeds from sale of property and equipment              757,583         19,121          8,416
                                                           ---------      ---------     ----------
            Net cash used in investing activities           (113,367)       (17,890)      (193,015)

Cash Flows Provided By (Used In) Financing
   Activities
      Repayment of notes payable - related parties        (1,000,000)           -              -
      Proceeds from notes payable - related parties       11,639,218      3,114,893        795,298
      Principal payments of long-term debt                (4,497,094)    (2,651,912)    (2,835,040)
      Proceeds from long-term debt                         1,930,963        282,509      2,819,514
      Net proceeds (repayments) note payable to bank         732,925     (3,412,746)       319,778
                                                           ---------      ---------     ----------
            Net cash provided by (used in)
              financing activities                         8,806,012     (2,667,256)     1,099,550
                                                           ---------      ---------     ----------
            Net increase (decrease) in cash                   95,856       (117,572)       604,688

Cash - beginning of year                                      25,591        121,447          3,875
                                                           ---------      ---------     ----------
Cash - end of year                                       $   121,447  $       3,875    $   608,563
                                                         ===========    ===========   ============

                           DCT Component Systems, Inc.

                            Statements of Cash Flows

                        For the years ended December 31,

==================================================================================================

                                                            1994          1995         1996
                                                            ----------    ----------     ---------
Supplemental Disclosure of Cash Flow Information
   Cash paid for interest                                 $  1,383,646   $ 1,084,759   $   960,298
                                                          ============   ===========   ===========

Supplemental Disclosure of Non-Cash Financing Activities
   During 1996, various related parties forgave $16,841,444 in notes payable, net of $80,776 in accounts receivable, in conjunction with the sale of 37.5% of the Company's common stock to Noble International, Ltd. See Note K.

   During 1996, a $1,000,000 demand note payable to an officer of a company related through common ownership was exchanged for $1,000,000 in mandatory redeemable preferred stock.
   See Note L.



































   The accompanying notes are an integral part of these financial statements.

                           DCT Component Systems, Inc.

                          Notes to Financial Statements

                        December 31, 1994, 1995 and 1996

================================================================================

Note A - Nature of Operations

DCT Component Systems, Inc. (the Company) is a Michigan based manufacturer that primarily produces stamped parts for automotive related companies located primarily in North America.

Note B - Summary of Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for using the straight line and various accelerated methods over the estimated useful lives of the assets which range from 5 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

Unbilled Customer Tooling

The costs to manufacture and supply customer-owned tooling are recorded as unbilled tooling costs when incurred. Amounts incurred are charged to cost of sales and revenue is recognized when the tooling is shipped and billed to customers, respectively.

Income Taxes

The Company records the provision for federal and state income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                           DCT Component Systems, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note B - Summary of Accounting Policies (Continued)

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from the estimates.

Fair Value of Financial Instruments

The Company's financial instruments include long-term debt. The carrying value of the long-term debt approximates its estimated fair value based upon quoted market prices.

Note C - Inventories

The major components of inventories at December 31 are as follows:

                                                       1995           1996
                                                     ---------      ---------
        Raw materials and purchased parts          $   879,187    $   663,046
        Work in process                                488,663        717,212
        Finished goods                                 670,481        875,130
        Perishable tooling                             272,095            -
                                                     ---------      ---------
                                                   $ 2,310,426    $ 2,255,388
                                                   ===========    ===========

Note D - Property and Equipment

Property and equipment consist of the following at December 31:

                                                       1995           1996
                                                    ----------     ----------
        Leasehold improvements                     $   694,279    $   694,279
        Machinery and equipment                     10,739,419     10,924,198
        Furniture and fixtures                         229,826        229,826
                                                    ----------     ----------
                                                    11,663,524     11,848,303
        Less accumulated depreciation                6,897,024      7,613,470
                                                    ----------     ----------
                                                   $ 4,766,500    $ 4,234,833
                                                    ==========    ===========

                           DCT Component Systems, Inc.

                        December 31, 1996, 1995 and 1994

===========================================================================================================

Note E - Note Payable to Bank and Long-Term Debt

The Company has a secured line of credit facility with a lender, which allows it to borrow up to $7,000,000 based upon a percentage of certain balance sheet accounts. $2,896,076 was outstanding at December 31, 1996 and $383,209 was available. Interest is payable monthly at 2.625% over the bank's prime lending rate (effective rate of 10.875% at December 31, 1996).

Long-term debt at December 31, consists of the following:


                                                                                     1995           1996
                                                                                   ---------      ---------
Term loan, payable in monthly installments of $46,992, plus interest at the bank's prime lending rate plus 2.625% (10.875% at December 31, 1996) with a balloon payment of $1,785,690 on June 1, 1998. The loan is collateralized by all
the assets of the Company.                                                        $      -       $2,584,560

Term loans, payable to former shareholders in monthly installments of $10,000, including interest at a rate of 8%, increasing to $15,000 and $20,000 in August,
1997 and August, 1998, respectively. The loans are collateralized by stock of
the Company.                                                                         529,287        314,108

Unsecured term loan, payable to a former shareholder, calling for semi-annual interest payments until June 1, 2000 when the principal balance is due. A
portion of this loan was forgiven during 1996.  (See Note K.)                        171,829         65,924

Unsecured term loan,  calling for monthly  interest  payments at a rate of 12%, through July 1, 1998,  thereafter  principal payments of $6,879 plus interest at a rate of 8% through  June 1, 2003.  A portion of this loan was forgiven during
1996.  (See Note K.)                                                                 884,133        412,763

Term loans, payable in monthly installments of $31,542, including interest at a rate of 8.25%. The loans are collateralized by various property and equipment
and are due in November, 2000.                                                     1,506,740      1,208,481

Demand loan, calling for monthly interest payments at the bank's prime lending rate plus 1%. The loan was cross-collateralized with the line of credit and
other bank debt.  The principal was due and paid in 1996.                          1,093,750            -

Demand loan, calling for monthly interest payments at the bank's prime lending rate plus 1.5%. The loan was cross-collateralized with the line of credit and
other bank debt.  The loan was due and paid in 1996.                                 124,176            -


                            DCT Component Systems, Inc.

                         December 31, 1994, 1995 and 1996

===========================================================================================================

Note E - Note Payable to Bank and Long-Term Debt (Continued)

Term loans, payable in monthly installments of $33,336 plus interest at the bank's prime lending rate plus 1%. The loan was cross-collateralized with the
line of credit and other bank debt. The loan was due and paid in 1996.               593,223            -

Unsecured term loan, payable in monthly installments of $31,250 plus
interest at a rate of 8.75%. The loan was due and paid in 1996.                      125,000            -

Unsecured demand loan, calling for monthly interest payments at a rate of 12%.
As of December 31, 1996, the loan was paid off by the issuance of $1,000,000
of mandatory redeemable preferred stock.  See Note L.                              1,000,000            -

Unsecured  non-interest  bearing  term  loan,  payable  in monthly
installments of $6,207.  The loan was due and paid in 1996.                           22,039            -
                                                                                   ---------      ---------
                                                                                   6,050,177      4,585,836
        Less current portion                                                       2,787,052        982,425
                                                                                  ----------     ----------
                                                                                  $3,263,125     $3,603,411
                                                                                  ==========     ==========

The aggregate maturities of long-term debt by year are as follows:

               1997                                 $  982,425
               1998                                  1,091,001
               1999                                    987,802
               2000                                    909,599
               2001                                    477,420
               Thereafter                              137,589
                                                     ---------
                                                    $4,585,836
                                                    ==========

The Company's loan agreement contains restrictions on acquisitions, dividend payments, and advances to officers and shareholders. At December 31, 1996, all long-term debt and the notes payable to related parties are subordinated to the line of credit and the $2,584,560 term loan. The Company was in default of certain covenants contained in the secured line of credit facility and the $2,584,560 term loan. On April 29,1997, the lender agreed to waive the defaults under these agreements

                           DCT Component Systems, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note F - Income Taxes

Effective January 1, 1994, the Company was approved by the Internal Revenue Service to be treated as a C Corporation for federal income tax purposes. In prior years, the Company was treated as an S Corporation for federal income tax purpose and, therefore, did not incur any federal income tax expense. The company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

The components of deferred tax assets and liabilities at December 31, consist of the following:

                                                       1995           1996
                                                     ---------      ---------
        Total deferred tax assets                   $5,107,000     $5,136,000
        Total deferred tax liability                  (365,000)      (331,000)
        Valuation allowance recognized for
          deferred tax assets                       (4,742,000)    (4,805,000)
                                                    ----------     ----------
        Net deferred taxes                          $      -       $     -
                                                    ==========     ==========

Deferred tax assets result primarily from net operating loss carryforwards and the difference between the allowance method for recording bad debt expense for financial reporting purposes and the direct write-off method for tax purposes. Deferred tax liabilities result from using accelerated depreciation methods for tax purposes.


Note G - Related Party Transactions

The Company leases facilities under a month-to-month operating lease from an entity related through common ownership. The lease currently requires monthly payments of $47,000. The total amount of rent paid to the related party during the years ended December 31, 1994, 1995 and 1996 was $562,000, $564,000, and
$564,000, respectively.

The Company has sales to and purchases from any entity related through common ownership. Sales to this company were approximately $210,000, $451,000 and $328,000 in 1994, 1995 and 1996, respectively. The Company purchased approximately $620,000, $0 and $233,000 in 1994, 1995 and 1996, respectively.

During 1996, the Company paid management fees of $83,333 to Noble International, Ltd., a 45% shareholder of the Company. (Note K)

                           DCT Component Systems, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================

Note G - Related Party Transactions (Continued)

Notes payable - related parties at December 31, consists of the following:

                                                         1995            1996
                                                      ----------       --------
Unsecured term loan, payable to an entity
related through common ownership, calling for
monthly interest only payments at a rate of
10%.  The loan is due on June 30, 1998.              $       -         $960,000

Unsecured demand loan, payable to an entity
related through common ownership, bearing
interest at 8%. This loan was forgiven during
1996. (See Note K.)                                   15,490,567            -

Unsecured demand loans, payable to stockholders,
bearing no interest. These loans were forgiven
during 1996.  (See Note K.)                            1,147,560            -
                                                     -----------       --------
                                                     $16,638,127       $960,000
                                                     ===========       ========
Note H - Significant Customer

The Company has one customer which accounts for 10% or more of net sales. Sales to this customer were approximately $6,042,000, $7,041,000 and $7,260,000 during 1994, 1995 and 1996, respectively.

Note I - Commitments and Contingencies

The Company and an entity related through common ownership ("related entity") were co-makers on two notes payable to the General Retirement System of the City of Detroit ("Retirement System"). The notes aggregated $34,000,000 with interest at 10%.

In October, 1996, the related entity and the Retirement System restructured the debt whereby the related entity issued $23,650,000 of 15% cumulative preferred stock and a note for $15,000,000 which bears interest at 12.5%. The note matures in July 2003 and is collaterized, in part, by The Company's common stock, property and equipment.

The proceeds from the original notes, and the preferred stock and debt issued in connection with the restructuring in October of 1996 have been recorded by the related entity.

Although the related entity has confirmed its intention to repay the note, the Company remains liable as a co-maker.

Note J - Profit Sharing Plan

The Company maintains a profit-sharing plan for substantially all employees established pursuant to Internal Revenue Code Section 401(k). The Company at its discretion, may match up to 6% of participating employees' annual wages. Participating employees may also contribute up to 6% of their annual compensation. There were no contributions made to the plan by the Company during the years ended December 31, 1996, 1995 and 1994, respectively.

                           DCT Component Systems, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note K - Change in Ownership

On July 1, 1996, Noble International, Ltd. (Noble) acquired 1,343 common shares of the Company, representing 37.5% of The Company's outstanding stock in exchange for $1. Concurrent with the transaction, the following agreements were executed.

o Stock Redemption Agreement - The Company entered into a stock redemption agreement with its president whereby the Company at its discretion or upon his death or termination will redeem the 269 shares owned by him. The purchase price, which is payable at the Company's option in a lump sum or in five annual installments is based on the change in book value per share (as defined) of the Company subsequent to January 1, 1997.

o Purchase Option - Noble has an option, through July, 2001, to acquire from the selling stockholders of the Company, and additional 14.1% of the Company's outstanding stock in exchange for $1.00. Upon exercise of the option, Noble would own 59.1% of the issued and outstanding shares of the Company.

    Pursuant to the terms of the option agreement, the option cannot be exercised until the later of the occurrence of the following events.

    1) January 1, of the year following the write off of certain intercompany debt between the Company and an affiliated company controlled by the selling shareholders of the Company (see debt forgiveness discussion below)

    2) the payment by the Company of at least $100,000 principal amount pursuant to a certain promissory note to a company controlled by the selling shareholder of the Company.

In the event the option is exercised, Noble must simultaneously acquire a 59.1% interest in a partnership controlled by the selling shareholders of the Company. The partnership owns the facilities out of which the Company operates.

o Put/Call Agreement - The selling stockholders have the right to put all, but not less than all, of their shares to Noble. The put price is based on earnings before interest, taxes, depreciation and amortization, with further modifications as defined, for the twelve months preceding the date of the put, multiplied by a factor of three. The put will be effective from July 1, 1998 through June 30, 2000.

    Noble has a call option on all, but not less than all, of the shares owned by the selling shareholders. The call price is based on the same formula as the put price except the multiple is four. If exercised, twenty five percent of the purchase price is immediately due with the balance payable in equal quarterly installments over a five year period with interest at 10%. The call will be effective from July 1, 2000 through June 30, 2002.

                           DCT Component Systems, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================

Note K - Change in Ownership (Continued)

o Debt Forgiveness - The selling stockholders and the Company agreed to write-off all existing intercompany and stockholder debt except for a promissory note for $960,000. The intercompany debt was with a company controlled by the selling stockholders. The amount and nature of debt forgiven was as follows:

               Intercompany                                     $15,325,865
               Stockholder and former stockholders                1,515,579
                                                                 ----------
                                                                $16,841,444
                                                                ===========

o Executive Bonus Pool - The Company adopted an Executive Bonus Pool (Pool), awards from which are at the sole discretion of the Board of Directors. The Pool will be twenty percent of earnings before taxes, as defined. In consideration for the forgiveness of the intercompany debt discussed above, one-half of the bonus pool for the period January 1, 1997 through December 31, 1999 will be payable to The company controlled by the selling shareholders that forgave the related debt.

o Management Agreement - Noble and the Company entered into a management agreement whereby the Company will pay Noble $100,000 per year. Payments under this agreement amounted to $83,333 for 1996.

o Voting Agreement - Noble received irrevocable proxies from the remaining shareholders providing Noble the authority to direct the vote of the shareholder on all matters except: The merger, liquidation or sale of substantially all of the Company; the acquisition of a business entity for greater than $250,000 in cash; or any single capital expenditure in excess of $250,000.

o Indemnification Agreement - Noble agreed to indemnify the selling shareholders and certain entities controlled by the selling shareholder against 59.1% of any liabilities arising from claims which maybe brought against the indemnities arising from their guarantees of certain indebtedness of the Company.

Note L - Redeemable Preferred Stock

On December 31, 1996 the Company authorized 10,000 shares of $100 par value preferred stock and issued them in full payment of $1,000,000 promissory note owed to a officer of a subsidiary of Noble. Dividends on the preferred stock are cumulative and stated at 10%. Concurrently with the issuance of the preferred stock, the Company and the holder entered into a put agreement whereby the holder can put 37,500 shares at par to the Company quarterly through October, 2001, and can put 250,000 shares at par during December 2001. Unexercised puts can be accumulated and exercised subsequent to the original put date. Simultaneously with the execution of these agreements, Noble and the holder executed an exchange agreement whereby the holder, at any time after the completion of an initial public offering by Noble, can convert the 10,000 preferred shares of the Company into the equivalent number of Noble preferred shares.

               Report of Independent Certified Public Accountants









Board of Directors
Utilase, Inc.

We have audited the accompanying balance sheets of Utilase, Inc. (a Michigan corporation and a wholly owned subsidiary of DCT Companies, Inc.) as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utilase, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.




GRANT THORNTON LLP
Detroit, Michigan
May 12, 1997

                                  Utilase, Inc.

                                 Balance Sheets

                                  December 31,

==========================================================================================

                                           ASSETS                   1995           1996
                                                                  ---------      ---------
Current Assets
   Cash and cash equivalents                                     $      900     $  405,972
   Accounts receivable, net of allowance for
      doubtful accounts of $2,000 in 1995
      and $24,000 in 1996                                         1,525,313      1,638,747
   Inventories                                                      192,470        233,605
   Prepaid expenses                                                  21,436         20,389
                                                                  ---------      ---------
               Total Current Assets                               1,740,119      2,298,713
                                                                  ---------      ---------
Property and Equipment, net                                       3,362,422      4,928,930

Other Assets                                                         61,739         61,104

Note Receivable - Related Parties, net                            3,565,753            -
                                                                  ---------      ---------
                                                                 $8,730,033     $7,288,747
                                                                ===========    ===========
                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities
   Note payable to bank                                          $1,545,302     $      -
   Accounts payable
      Bank overdraft                                                119,596            -
      Trade                                                         473,782        635,225
      Related parties                                                96,355        239,201
   Accrued liabilities                                               71,925        291,619
   Deferred taxes                                                   140,000         70,000
   Federal income tax payable                                           -          351,953
   Current maturities of long-term debt                             429,996        789,999
                                                                  ---------      ---------
               Total Current Liabilities                          2,876,956      2,377,997

Note Payable - Related Parties - Net                              3,228,783        945,266

Long-Term Debt, net of current maturities                         1,009,171      1,536,503

Deferred Taxes                                                      129,000        177,000

Commitments and Contingencies (Notes H and K)                           -              -

Shareholder's Equity
   Common stock - $1 par value, 50,000 shares
      authorized 1,000 shares issued and outstanding                  1,000          1,000
   Additional contributed capital                                 1,588,314      1,703,414
   Retained earnings (accumulated deficit)                         (103,191)       547,567
                                                                  ---------      ---------
               Total Shareholder's Equity                         1,486,123      2,251,981
                                                                  ---------      ---------
                                                                 $8,730,033     $7,288,747
                                                                ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                  Utilase, Inc.

                            Statements of Operations

                            Years ended December 31,

==========================================================================================

                                                     1994           1995           1996
                                                   ---------      ---------      ---------
Net sales                                         $5,725,098     $6,115,760     $9,305,436

Cost of sales                                      3,976,792      4,718,559      5,804,356
                                                   ---------      ---------      ---------
               Gross profit                        1,748,306      1,397,201      3,501,080

Selling and administrative expenses                1,302,439      1,790,567      2,059,630
                                                   ---------      ---------      ---------
               Operating profit                      445,867       (393,366)     1,441,450

Other (income) expense
   Gain on sale of equipment                             -       (1,135,478)           -
   Miscellaneous income, net                         (88,793)       (36,694)      (132,374)
   Interest income                                  (129,823)      (397,169)       (38,633)
   Interest expense                                  299,509        555,355        631,746
                                                   ---------      ---------      ---------
                                                      80,893     (1,013,986)       460,739
                                                   ---------      ---------      ---------
               Earnings before income taxes          364,974        620,620        980,711

Income tax expense (benefit)                         369,700        (94,616)       329,953
                                                   ---------      ---------      ---------
               Net earnings (loss)                $   (4,726)    $  715,236     $  650,758
                                                 ===========    ===========    ===========









   The accompanying notes are an integral part of these financial statements.

                                  Utilase, Inc.

                       Statements of Shareholders' Equity

                     Years Ended December 31, 1995 and 1996

==========================================================================================
                                                                  Retained
                                                  Additional      Earnings
                                      Common      Contributed   (Accumulated
                                       Stock        Capital       Deficit)         Total
                                      --------     ---------     ------------    ---------
Balance at January 1, 1994             $1,000     $1,588,314      $(813,701)    $  775,613

Net loss                                  -              -           (4,726)        (4,726)
                                       ------      ---------       --------      ---------
Balance at December 31, 1994            1,000      1,588,314       (818,427)       770,887

Net earnings                              -              -          715,236        715,236
                                       ------      ---------       --------      ---------
Balance at December 31, 1995            1,000      1,588,314       (103,191)     1,486,123

Rent absorbed by affiliated
   company (Note D)                       -          115,100            -          115,100

Net earnings                              -              -          650,758        650,758
                                       ------      ---------       --------      ---------
Balance at December 31, 1996           $1,000     $1,703,414      $ 547,567     $2,251,981
                                      =======    ===========     ==========    ===========







   The accompanying notes are an integral part of these financial statements.

                                  Utilase, Inc.

                            Statements of Cash Flows

                            Years Ended December 31,

==================================================================================================

                                                             1994           1995          1996
                                                            ---------      ---------     ---------
Cash Flows From Operating Activities
   Net earnings (loss)                                    $    (4,726)   $   715,236   $   650,758
   Adjustments to reconcile net earnings (loss) to net
      cash provided by (used in) operating activities
         Depreciation and amortization                        540,064        519,908       558,185
         Gain on sale of equipment                                -       (1,135,478)
         Rent absorbed by affiliated company                      -              -         115,100
         Deferred income taxes (benefit)                      280,900        (38,600)      (22,000)
         Changes in assets and liabilities
            Accounts payable and accrued liabilities          249,382         72,887       165,186
            Accounts receivable                               530,718       (602,652)     (113,434)
            Prepaid expenses                                   23,486         16,191         1,682
            Inventories                                       (43,031)        (9,895)      (41,135)
            Income taxes payable                                  -              -         351,953
                                                            ---------      ---------     ---------
               Net cash provided by (used in) operating
                 activities                                 1,576,793       (462,403)    1,666,295

Cash Flows Used In Investing Activities
   Additions to property and equipment                       (795,460)    (1,738,588)   (2,124,693)
   Issuance of notes receivable - related party,
      net of collections                                   (1,322,187)      (388,148)    1,184,467
   Proceeds from disposal of equipment                            -        1,240,000           -
                                                            ---------      ---------     ---------
               Net cash used in investing activities       (2,117,647)      (886,736)     (940,226)

Cash Flows From Financing Activities
   Proceeds from long-term debt                               500,000            -       1,692,283
   Repayment of long-term debt                               (388,333)      (322,500)      649,165
   Net borrowings under notes payable to bank                 620,181       (780,381)   (1,545,302)
   Net (borrowings) repayment of notes payable -
      related party                                          (150,285)     2,412,211     3,565,753
                                                            ---------      ---------     ---------
               Net cash provided by (used) financing
                 activities                                   581,563      1,309,330       320,997
                                                            ---------      ---------     ---------
Net increase (decrease) in cash and cash equivalents           40,709        (39,809)      405,072

Cash and cash equivalents beginning of year                       -           40,709           900
                                                            ---------      ---------     ---------
Cash and cash equivalents end of year                     $    40,709    $       900   $   405,972
                                                          ===========    ===========   ===========




    The accompanying notes are an integral part of this financial statement.

                                  Utilase, Inc.

                          Notes to Financial Statements

                        December 31, 1994, 1995 and 1996

================================================================================


Note A - Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Utilase, Inc. ("Utilase") is a manufacturer and fabricator of automotive parts using laser welding technology. Utilase is a wholly owned subsidiary of DCT Companies, Inc. (Note L). The Company is comprised of two divisions, Blank Welding Technologies and Production Services. The principal market for its products is the United States.

Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Cash Equivalents

For purposes of the statement of cash flows, Utilase considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are valued at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for raw materials and the specific identification method for all other inventories.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years for improvements and 3 to 15 years for machinery and equipment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Inventories

The major components of inventories at December 31 are as follows:

                                            1995           1996
                                          --------       --------
        Raw materials                     $ 13,880       $ 33,015
        Finished goods                     122,984        195,790
        Spare parts                         55,606          4,800
                                          --------       --------
                                          $192,470       $233,605
                                         =========      =========

                                  Utilase, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note C - Property and Equipment

Property and equipment at December 31 is as follows:

                                                     1995           1996
                                                   ---------      ---------
        Machinery and equipment                   $3,716,990     $4,519,645
        Leasehold and improvements                   646,053        646,053
        Office and computer equipment                493,601        496,667
        Construction-in-process                      723,436      2,042,408
                                                   ---------      ---------
                                                   5,580,080      7,704,773
        Less - Accumulated depreciation           (2,217,658)    (2,775,843)
                                                   ---------      ---------
                                                  $3,362,422     $4,928,930
                                                  ==========    ===========
Note D - Related Party Transactions

Purchases and Accounts Payable

The Company purchases stamping services from parties that are related through common ownership. These purchases totaled $280,905 $319,170 and $218,071 in 1994, 1995 and 1996, respectively and resulted in accounts payable of $90,283 and $9,613 at December 31, 1995 and 1996.

Employee Lease Expense

Effective May 1, 1994, the Company began leasing salaried employees from DCT, Inc. with DCT, Inc. remaining responsible for all payroll and related payroll taxes and fringe benefits for the leased employees. Employee lease expense included in the accompanying statement of operations for the years ended December 31, 1994, 1995 1996 was $328,392, $641,838 and $777,522, respectively.

Effective January 1, 1995, the Company began leasing hourly employees from a company related through common ownership. The cost of leased hourly employees, including related payroll taxes and fringe benefits, was $1,867,028, $2,096,413 for the years ended December 31, 1995 and 1996, respectively, and is included as cost of sales in the accompanying statement of operations.

Note Receivable

At December 31, 1995, the Company had a note receivable from a related entity totaling $3,565,753. Total interest income related to this note was $145,823 and $397,169 in 1994, 1995, respectively.

                                  Utilase, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note D - Related Party Transactions (Continued)

Notes Payable

At December 31, 1996, the Company had notes payable to DCT, Inc.
totaling $3,228,783 and $945,266, respectively. Total interest expense related to these notes was $38,196, $171,492 and $247,605 in 1994, 1995 and 1996,
respectively.

Facilities Rental

During 1995 and 1996, the Company rented a facility from an entity related through common ownership. The total amount of rent paid to the related party during each of the years ended December 31, 1994 and 1995 was $118,800. During the year ended December 31, 1996, $3,700 was paid and no further rent was charged, accordingly $115,100 has been reflected as expense and additional paid in capital.

Fair Value of Financial Instruments

The Company's financial instruments include long-term debt. The carrying value of the long-term debt approximates its estimated fair value based upon quoted market prices.

Note E - Note Payable to Bank

Outstanding debt under a revolving line-of-credit with a bank totaled $1,545,302 at December 31, 1995 (none at December 31, 1996). The interest rate on the Company's line-of-credit is prime plus 2% (10.25% at December 31, 1996) and is collateralized by eligible accounts receivable and inventory, as defined in the agreement.

Note F - Long-Term Debt

Long-term debt at December 31 consisted of the following:

                                                                                    1995          1996
                                                                                  ---------     ---------
Note payable to bank secured by equipment interest at the prime rate plus 2%
   (effective rate of 10.25% at December 31, 1996), payable in monthly
   installments of $8,333 plus interest through May 1999                         $  366,667    $  250,002

Note payable to bank secured by equipment and guaranteed by shareholders/
   officers of Utilase, interest at 7.6% payable in monthly installments
   of $27,500 plus interest through December 31, 1998                             1,072,500       687,500

Note payable to bank collateralized by accounts receivable, inventory and equipment. Payable in monthly installments of $30,000 plus interest at 2%
   above the bank's prime lending rate (effective rate of 10.25% at
   December 31, 1996).                                                                 -        1,389,000

                                  Utilase, Inc.

                        December 31, 1994, 1995 and 1996

========================================================================================================

Note F - Long-Term Debt (Continued)
Notes payable to related parties,  due January 1, 2000,  interest at
   10% at December 31, 1995.                                                     3,228,783           -

                                                                                 ---------     ---------
                                                                                 4,667,950     2,326,502
        Less current maturities                                                   (429,996)     (789,999)
                                                                                 ---------     ---------
                                                                                $4,237,954    $1,536,503
                                                                                ==========    ==========


The aggregate maturities of long-term debt by year are as follows:

                       1997                 $  790,000
                       1998                    790,000
                       1999                    437,502
                       2000                    309,000
                                             ---------
                                            $2,326,502
                                           ===========
Note G - Income Taxes

Prior to May 1, 1994, the Company was a Subchapter S corporation under the provisions of the Internal Revenue Code. As such, taxable income of the Company was included in the individual tax returns of the Company's shareholders for federal income tax purposes. As of May 1, 1994, the Company elected to be taxed as a Subchapter C Corporation under the provisions of the Internal Revenue Code, and recorded deferred tax assets and liabilities based on the difference between the financial statements bases and tax bases of corresponding liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company files its tax return as part of the DCT, Inc. consolidated group. DCT, Inc. allocates tax amounts to its individual subsidiaries to approximate the tax provision, assets and liabilities that would be recorded if the entities filed their tax returns on a separate company basis.

The provision (credit) for federal and state income taxes for the years ended December 31, 1994, 1995 and 1996, consists of the following:

                                           1994          1995           1996
                                         --------      --------       --------
        Currently payable                $ 88,800      $(56,016)      $351,953
        Deferred                          280,900       (38,600)       (22,000)
                                         --------      --------       --------
            Total provision (credit)     $369,700      $(94,616)      $329,953
                                         ========      ========       ========

                                  Utilase, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note G - Income Taxes (Continued)

In 1995, the provision for income taxes, when compared to income before provision for income taxes, resulted in an effective tax rate which differs from the Federal statutory tax rate due primarily to the assumed use of estimated net operating loss carryforwards attributed to the Company and non-deductibility of certain expenses for tax reporting purposes. In 1994, the effective tax rate differed from the Federal statutory rate of 34% due primarily to the initial recording of deferred tax liabilities upon change to a Subchapter C corporation in 1994 and non-deductibility of certain expenses for tax reporting purposes.

The significant cumulative temporary differences giving rise to deferred tax liabilities at December 31, 1995 and 1996 resulted primarily from temporary differences in the recognition of depreciation for income tax and financial reporting purposes.

Note H - Operating Leases

The Company leases a facility under an operating lease expiring February 15, 1999. Total rent expense under the lease for the years ended December 31, 1994, 1995 and 1996 was $105,000, $110,000 and $145,658, respectively.

Minimum future rental payments under this non-cancelable operating lease are:

                       1997                         $148,167
                       1998                          148,167
                       1999                           12,347

Note I - Significant Customers

Substantially all of the Utilase's revenues resulted from sales to major automotive original equipment manufacturers in North America. During 1994, two customers accounted for 48%, and during 1995 and 1996 three customers accounted for 56% and 51% of revenues, respectively.

Note J - Health Insurance

The Company is self-insured for a portion of the health insurance provided to employees. The Company is liable for the first $75,000 of claims per employee each year. Claims exceeding $75,000 are paid by an insurance carrier. As of December 31, 1995 and 1996, the Company has recorded an accrual which management believes is adequate to cover the costs of claims incurred under this program.

Note K - Commitments and Contingencies

The Company is involved in various legal proceedings which have arisen in the ordinary course of its business. Management believes that the outcome of these proceedings will not have a materially adverse effect on the Company's financial position or results of operations.
                                      F-52

                                  Utilase, Inc.

                        December 31, 1994, 1995 and 1996

================================================================================


Note K - Commitments and Contingencies - Continued

The Company and its parent were co-makers on two notes payable to the General Retirement System of The City of Detroit ("Retirement System"). The notes aggregated $34,000,000 with interest at 10%.

In October, 1996, the parent company and the Retirement System restructured the debt whereby the parent company issued $23,650,000 of preferred stock and a note for $15,000,000 which bears interest at 12.5%. The note matures in July 2003, and is collateralized, in part, by the Company's common stock, property and equipment.

The proceeds for the original notes and the preferred stock and debt issued in connection with the restructuring in October 1996 have been recorded by the parent company.

Although the parent company has confirmed its intention to repay the note, the Company remains liable as a co-maker.


Note L - Subsequent Event

Effective March 1, 1997 the Company sold the operating assets of its Production Services Division to a subsidiary of Noble International, Ltd. (Noble) in exchange for a $850,000 promissory note. The note is payable in installments of $750,000 due no later than July 31, 1997 and $50,000 each on February 1, 1998 and 1999.

On April 7, 1997, the shareholders of the Company entered into an agreement to sell all of the issued and outstanding shares of the Company to Noble. The stock purchase agreement provides for a purchase price of $8,200,000 payable in cash from the proceeds of a proposed public offering of Noble and $10,134,555 in subordinated promissory notes. Additionally, certain individuals will receive payments of $1,400,000 in exchange for covenants not to compete.

================================================================================

         No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person or by anyone in any jurisdiction in such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                            -------------------------
                                TABLE OF CONTENTS


Prospectus Summary..........................................................  3
Risk Factors................................................................  7
Use of Proceeds............................................................. 12
Dividend Policy............................................................. 13
Dilution.................................................................... 13
Capitalization.............................................................. 14
Pro Forma Financial Data.................................................... 15
Selected Financial Data..................................................... 19
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................. 20
Business.................................................................... 23
Management.................................................................. 33
Certain Transactions........................................................ 38
Principal Shareholders...................................................... 42
Description of Capital Stock................................................ 43
Underwriting................................................................ 46
Legal Matters............................................................... 47
Experts..................................................................... 47
Additional Information ..................................................... 48
Index to Financial Statements............................................... F-1

                            -------------------------

         Until , 1997 (25 days after the date hereof) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================




                                     Shares


                                  [LOGO] NOBLE
                                         INTERNATIONAL, LTD



                                  Common Stock



                          -----------------------------

                                   PROSPECTUS

                          -----------------------------



                        BlueStone CAPITAL PARTNERS, L.P.


                               _____________, 1997



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses Of Issuance And Distribution

     The expenses of this offering are estimated to be as follows. All of such expenses will be paid by the Registrant.


                                      ITEM
-------------------------------------------------------------------------------
Securities and Exchange Commission Registration Fee....................$8,891

National Association of Securities Dealers, Inc. Filing Fee............ 3,434

AMEX Fees..............................................................27,500

Printing Expenses(1)(2)................................................

Transfer Agent and Registrar Fees(1)(2)................................

Accounting Fees and Expenses(1)(2).....................................

Legal Fees and Expenses(1)(2) (not including Blue Sky).................

Blue Sky Fees and Expenses(1)(2).......................................

Miscellaneous Expenses(1)(2)...........................................
                                                                       --------

     Total(1)(2).......................................................
                                                                       ========
--------------------

(1) Estimated.

(2) To be filed by Amendment.


Item 14. Indemnification of Directors and Officers

     Sections 561 through 571 of the Michigan Business Corporation Act set forth the conditions and limitations governing the indemnification of officers, directors and other persons as follows:

         "Section 561. INDEMNIFICATION FOR EXPENSES, JUDGMENTS, FINES AND SETTLEMENTS; PLEA OF NOLO CONTENDERE, EFFECT. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         "Section 562. INDEMNIFICATION FOR EXPENSE INCURRED FOR DEFENSE OR SETTLEMENT OF LITIGATION; NEGLIGENCE OR MISCONDUCT; EXTENT OF INDEMNIFICATION. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

         "Section 563. SUCCESS IN DEFENSE OF LITIGATION. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or herein connection with the action, suit or proceeding and an action, suit or proceeding brought to enforce the mandatory indemnification provided in this subsection.

         "Section 564a. [DETERMINING PERMISSIBILITY OF INDEMNIFICATION AND REASONABLENESS OF EXPENSES].

         (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

              (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

              (b) If a quorum cannot be obtained trader subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

              (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

                  (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

                  (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

              (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

              (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

         (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

         (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, lines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         "Section 564b. [ADVANCEMENT OF REASONABLE EXPENSES PRIOR TO FINAL DISPOSITION; CONDITIONS].

         (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

              (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

              (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

              (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

         (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

         (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

         "Section 564c. [APPLICATION TO COURT FOR INDEMNIFICATION]. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

         "Section 565. NONEXCLUSIVITY OF STATUTE; RIGHTS OF OTHER PERSONS; CONTINUATION OF RIGHTS.

         (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

         (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

         "Section 567. INSURANCE AGAINST LIABILITY. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

         "Section 569. CORPORATION; CONSTRUCTION OF REFERENCES TO. For purposes of sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of such constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

         "Section 571.  [DEFINITIONS].  For the purposes of sections 561 to 567:

         (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

         (b)  "Other enterprises" shall include employee benefit plans.

         (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

         (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections 561 and 562."

     Article VIII of the Registrant's Articles of Incorporation limit the liability for breaches of fiduciary duty by directors to the fullest extent provided by law as follows:

     "A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of ss.551(1) of the Michigan Business Corporation Act; or (d) for any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is amended to authorize corporate action further eliminating liability of directors of a corporation, this Article VIII shall be deemed to be amended to include such further elimination of liability such that the liability of directors of the corporation is limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provisions in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption."

     Article X of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers and agents, to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Registrant would have the power to indemnify such director or officer against any liability under the provisions of such Article or Michigan law and authorize the Board to extend such indemnity to others as follows:

         "Section 1. Third Party Proceeding. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, If the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim for indemnification as hereinafter provided, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful, and the person submits a written claim for indemnification as hereinafter provided. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, or, with respect to a criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         "Section 2. Derivative Shareholder Liability. The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim of indemnification as hereinafter provided. However, indemnification shall not be made for a particular action, issue, or matter in which the person has been found liable to the Corporation unless and only to the extent that the court in which the action or suit was brought (or another court of competent jurisdiction) has determined upon application that, despite the adjudication of liability but in view of all the relevant circumstances, the person is fairly and reasonably entitled to indemnification for the reasonable expenses he or she incurred. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         "Section 3. Determination of Indemnification. Any indemnification under
     Section 1 or 2 of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this Article and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall occur within 30 days after a written claim for indemnification has been received by the Corporation, and shall be made in any of the following ways:

         (1) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding;

         (2) If the quorum described in subparagraph (1) is not obtainable, then by a majority of a committee duly designated by the board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding;

         (3) By independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways:

              (A) By the board or its committee in the manner prescribed in subparagraphs (1) and (2),

              (B) If a quorum of the board cannot be obtained under subparagraph
     (1) and a committee cannot be designated under subparagraph (2), by the board;

         (4) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding; and

         (5) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

         In the designation of a committee under subparagraph (2) or in the selection of independent legal counsel under subparagraph (3)(B), all directors may participate.

         If a person is entitled to indemnification under Sections 1 or 2 of this Article for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the Corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         "Section 4. Payment of Defense Expenses in Advance. The Corporation shall pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

         (1) The person furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 1 and 2.

         (2) The person furnishes the Corporation a written undertaking, executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

         (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this section or the Michigan Business Corporation Act.

         The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured. Determination of payments under Section 4 shall be made in the manner described in Section 3(1)-(5).

         "Section 5. Right of Officer or Director to Bring Suit. If a claim for indemnification under this Section is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the officer or director who submitted the claim (hereinafter the "indemnitee") may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover advances, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right under this Section (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) it shall be a defense that, and in any action brought by the Corporation to recover advances the Corporation shall be entitled to recover such advances if, the indemnitee has not met the applicable standard of conduct set forth in
     Section 1 or Section 2. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 or 2, nor an actual determination by the

     Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to an action brought by the indemnitee or create a presumption that the indemnitee has not met the applicable standard of conduct. In any action brought by the indemnitee to enforce a right hereunder or by the Corporation to recover payments by the Corporation of advances, the burden of proof shall be on the Corporation.

         "Section 6. Other Indemnification. The indemnification or advancement of expenses provided under Sections 1 through 5 is not exclusive to other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Incorporation, bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in Sections 1 through 5 continues as to a person who ceases to be a director, officer, partner, or trustee and shall inure to the benefit of the heirs, executors, and administrations of the person.

         "Section 7. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have power to indemnify him or her against liability under the Michigan Business Corporation Act or this section.

         "Section 8. Definitions. For purposes of this section, "the Corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise whether for profit or not shall stand in the same position under the provisions of this paragraph with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

         "Section 9. Employee Benefit Plans. For purposes of this section, "other enterprises" shall include employee benefit plans; "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the Corporation or its shareholders" as referred to in Sections 1 and 2.

         "Section 10. Severability. The invalidity or unenforceability of any provision of this Article X shall not effect the validity or enforceability of the remaining provisions of this Article X."

     Reference is made to Section __ of the Underwriting Agreement, a copy of which is filed as part of Exhibit 1.1 to the Registration Statement, for information concerning indemnification arrangements among the Registrant and the Underwriters.

Item 15. Recent Sales Of Unregistered Securities

     No securities of the Registrant which were not registered under the Securities Act of 1933, as amended, have been issued or sold by the Registrant within the past three years except for the following:


     Name or Class of                                          Number of
         Persons                    Date of Sale                 Shares                       Consideration
---------------------------    ----------------------    ----------------------   ---------------------------------
Robert J. Skandalaris                  1/1/96                                      Issued as an antidilution
                                                                                   adjustment in anticipation of
                                                                                   additional issuances.

Mark A. Davis                          1/1/96                                      Issued for services valued at
                                                                                   $32,000.

Prestolock shareholders                1/1/96                                      Issued pursuant to a Stock
                                                                                   Exchange Agreement between Noble
                                                                                   and Prestolock.

Richard G. Skandalaris                 10/15/96                                    Issued in consideration of
                                                                                   cancellation of $61,042.82 of
                                                                                   indebtedness.

Richard G. Skandalaris                 1/1/97                                      Issued pursuant to a Stock
                                                                                   Exchange Agreement between
                                                                                   Noble and Skandy.

Utilase, Inc.                          4/7/97                                      Issued and held in escrow
                                                                                   pursuant to a Stock Purchase
                                                                                   Agreement between Noble and
                                                                                   Utilase.

     The Company believes that the foregoing transactions were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of such Act.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following exhibits are filed herewith and made a part hereof:

Exhibit
Number    Description of Exhibit                                                          Page
------    ----------------------                                                          ----
1.1(1)    Form of Underwriting Agreement

2.1       Stock Purchase Agreement dated April 7, 1997 among the Company,
          Utilase, Inc., the Shareholders of Utilase, Inc.

3.1(1)    Amended and Restated Articles of Incorporation of the Company

3.2(1)    Amended and Restated Bylaws of the Company

4.1(1)    Form of Representative's Warrant Agreement, including form of
          Warrant

4.2       Forms of Series A Subordinated Promissory Notes


                                      II-8




4.3       Forms of Series B Subordinated Promissory Notes

4.4       Forms of Series C Subordinated Promissory Notes

4.5       Forms of Series D Subordinated Promissory Notes

5.1(1) Opinion of Bruck & Perry, A Professional Corporation as to the legality of the securities being registered

10.1(1) Bill of Sale dated February 25, 1994 pertaining to the assets acquired by Prestolock International, Ltd. from Midlantic National Bank

10.2(1)   Trademark Agreement entered into February 25, 1994 between Prestolock
          International, Ltd. and Presto Lock, Inc.

10.3(1)   Asset Purchase Agreement dated as of July 21, 1994 between Prestolock
          International, Ltd. and the Eastern Company for the sale of certain assets

10.4(1)   Non-Competition Agreement dated as of July 21, 1994 between Prestolock
          International, Ltd. and the Eastern Company

10.5(1)   Trademark License Agreement dated July 21, 1994 between Prestolock
          International, Ltd. and the Eastern Company

10.6(1)   Sales Service Consulting Agreement dated July 21, 1994 between
          Prestolock International, Ltd. and the Eastern Company

10.7(1) Tax Free Stock Exchange Agreement made effective as of January 1, 1996 between the Company and Robert J. Skandalaris and Daniel J. Brunell

10.8      Stock Purchase Agreement dated January 1, 1996 among the Company and
          Cass River Coatings, Inc., Gene Oldford, Kevin Redding, Chris
          Frampton, Jan Wojeichowski, Pat Patterson, and Jim Lamb

10.9(1)   Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Eugene Oldford

10.10(1)  Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Kevin Redding

10.11(1)  Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Chris Frampton

10.12(1)  Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Jan Wojeichowski

10.13(1)  Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Pat Patterson

10.14(1)  Consulting Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Jim Lamb

10.15     Stock Option Agreement dated January 31, 1996 between Cass River
          Coatings, Inc. and Gene Oldford, Kevin Redding, Chris Frampton, Jan
          Wojeichowski, Pat Patterson, and Jim Lamb

                                      II-9




10.16(1)  Security Agreement dated January 31, 1996 between Cass River Coatings,
          Inc. and Eugene Oldford, Kevin Redding, Chris Frampton, Jan
          Wojeichowski, Pat Patterson, and Jim Lamb

10.17(1)  Land Contract dated October 26, 1994 between Cass River Investment
          Company and Cass River Coatings, Inc.

10.18     Stock Purchase Agreement dated January 1, 1996 between the Company and
          Richard J. Reason, individually and as Trustee of his Revocable Living
          Trust dated April 9, 1979 and The Richard J. Reason Irrevocable Trust
          for the Benefit of Victoria Aldrich and Peter Reason dated October 12,
          1992

10.19 Promissory Note dated January 1, 1996 in the original principal amount of $2,231,000 delivered by the Company in favor of The Richard J.
          Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter
          Reason dated October 12, 1992

10.20 Promissory Note dated January 1, 1996 in the original principal amount of $4,119,000 delivered by the Company in favor of Richard J. Reason, Trustee of his Revocable Living Trust dated April 9, 1979

10.21 Guaranty of Robert Skandalaris ($500,000) dated January 1, 1996 for the benefit of The Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated October 12, 1992

10.22 Land Contract dated April 30, 1996 between Richard J. Reason Agreement of Trust dated April 9, 1979 and Monroe Engineering Products, Inc.

10.23     Guaranty of Robert Skandalaris dated April 30, 1996 of Monroe
          Engineering Products, Inc.'s obligations under Land Contract

10.24 Employment and Deferred Compensation Agreement dated January 1, 1996 between Monroe Engineering Products, Inc. and Richard Reason, as amended December 30, 1996

10.25(1)  Loan Agreement dated April 30, 1996 among Comerica Bank and the
          Registrant, Monroe Engineering Products, Inc., Prestolock
          International, Ltd. and Cass River Coatings, Inc.

10.26     Stock Purchase Agreement dated July 1, 1996, between DCT Component
          Systems, Inc., a Michigan corporation, James Bronce Henderson, III,
          David C. Stone, the Company, and Peter Raab

10.27     Stock Redemption Agreement dated July 1, 1996 between Peter Raab and
          DCT Components Systems, Inc.

10.28     Management Agreement dated July 1, 1996 between DCT Component Systems,
          Inc. and the Company

10.29 Voting Agreement and Irrevocable Proxies dated July 1, 1996 by and among DCT Component Systems, Inc., James Bronce Henderson III, and
          David C. Stone, and Robert Skandalaris as the representative of the Company

10.30     Shareholder Agreement among the Company, James Bronce Henderson, III,
          David C. Stone, Peter Raab and DCT Component Systems, Inc. dated
          July 1, 1996

10.31     Executive Bonus Pool for DCT Components Systems, Inc.

10.32     License Agreement dated July 1, 1996, by and between James Bronce
          Henderson, III and John C. Fox as licensors, and DCT Component
          Systems, Inc., as licensee

10.33(1)  Employment Agreement between DCT Component Systems, Inc. and Peter
          Raab dated July 18, 1994, as amended June 30, 1996

                                      II-10




10.34(1)  Loan and Security Agreement dated June 27, 1996 between DCT Component
          Systems, Inc. and the CIT Group/Credit Finance, Inc.

10.35(1)  Loan Agreement between DCT Component Systems, Inc. and Deutsche
          Financial Services Holding Company

10.36     Line of Credit Promissory Note ($960,000) made by DCT Component
          Systems, Inc. in favor of DCT Companies, Inc.

10.37     Put Agreement dated December 31, 1996 by DCT Component Systems, Inc.
          in favor of Richard J. Reason as Trustee of the Richard J. Reason
          Revocable Living Trust dated April 9, 1979 and agreed to by the Company

10.38     Conversion Agreement dated December 31, 1996 among DCT Component
          Systems, Inc., the Company and Holder

10.39(1) Memorandum of Understanding dated July 1, 1996 and August 3, 1996 outlining terms and conditions pursuant to which James Bronce
          Henderson III and Norma M. Stone agree to loan funds to DCT Component
          Systems, Inc.

10.40(1)  Stock Exchange Agreement dated as of January 1, 1997 among the
          Company, Richard G. Skandalaris and Skandy Corp.

10.41     Asset Purchase Agreement dated February 28, 1997 and effective March
          1, 1997 between Utilase Production Process, Inc. and Utilase, Inc.

10.42     Promissory Note dated February 28, 1997 made by the Company and
          Utilase Production Process, Inc. in favor of Utilase, Inc. in the principal amount of $850,000.

10.43     Security Agreement dated February 28, 1997 among the Company and
          Utilase Production Process, Inc. and Utilase, Inc.

10.44 Escrow Agreement dated April 7, 1997 among the Company, Utilase, Inc., and Jaffe, Raitt, Heuer & Weiss

10.45     Form of Non-Compete Agreement between Utilase, Inc. and James Bronce
          Henderson III

10.46     Form of Non-Compete Agreement between the Company and Jeffrey A. Moss

10.47     Form of Non-Compete Agreement between Utilase, Inc. and DCT, Inc.

10.48     Employment Agreement dated April 7, 1997 between Utilase, Inc. and
          John K. Baysore

10.49     Registration Rights Agreement dated April 7, 1997 among the Company,
          Utilase, Inc., James Bronce Henderson, III and Jeffrey A. Moss

10.50     Shareholders' Agreement dated April 7, 1997 among the Company,
          Utilase, Inc., Robert J. Skandalaris and James Bronce Henderson, III

10.51(1)  Shareholder Agreement

10.52(1)  Voting Agreement and Power of Attorney

10.53(1)  1997 Incentive Stock Option Plan of Registrant

10.54(1)  $300,000 Promissory Note dated January 15, 1996 in favor of James D.
          Skandalaris

10.55(1)  $90,000 Promissory Note dated March 1, 1994 in favor of James D.
          Skandalaris

10.56(1)  $1,000,000 Promissory Note dated April 30, 1996 in favor of Robert J.
          Skandalaris

21.1      Subsidiaries of the Registrant

23.1      Consent of Grant Thornton LLP

                                      II-11




23.2(1) Consent of Bruck & Perry, A Professional Corporation (included in its opinion to be filed as Exhibit 5.1 to the Registration Statement)

24.1      Power of Attorney (contained on Page II-14, the signature page)

27.1      Financial Data Schedule

99.1 Consent of James Bronce Henderson III to identification as director nominee

99.2      Consent of David C. Stone to identification as director nominee

99.3      Consent of Peter Sugar to identification as director nominee

99.4      Consent of Troy D. Wiseman to identification as director nominee

99.5      Consent of Anthony R. Tersigni to identification as director nominee

99.6(1)   Consent of    to    identification as director nominee

99.7(1)   Letter Agreement dated March 15, 1997 among DCT Companies, Inc., James
          Bronce Henderson III, David C. Stone and the Company

99.8(1)   Commitment Letter from Comerica Bank to Utilase, Inc. and Robert J.
          Skandalaris dated March 26, 1997.

--------------------------------

(1)  To be filed by Amendment

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the

Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on May 14, 1997.

                                       NOBLE INTERNATIONAL, LTD.


                                       By: /s/ Robert J. Skandalaris
                                          -------------------------------------
                                          Robert J. Skandalaris
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Robert J. Skandalaris and Michael C. Azar, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post effective amendments, and any related Registration Statement filed pursuant to Rule 462(b) of the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, or any one of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that such attorneys-in-fact and agents or any one of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                      Title                                Date
      ---------                                      -----                                ----
/s/ Robert J. Skandalaris
-------------------------------        President, Chief Executive Officer            May 14, 1997
Robert J. Skandalaris                  and Director (Principal Executive
                                       Officer)


/s/ Richard V. Balgenorth
------------------------------         Treasurer, Chief Executive Officer            May 14, 1997
Richard V. Balgenorth                  and Director (Principal Financial
                                       and Accounting Officer)


/s/ Michael C. Azar
------------------------------         Director                                      May 14, 1997
Michael C. Azar